UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

 SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

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☐ Soliciting Material Pursuant to § 240.14a-12

PLANTRONICS, INC.
(Name of Registrant as Specified In Its Charter)

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PROXY STATMENT

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To Be Held August 3, 2017 at 10:00 a.m. Pacific Daylight Time

To our Stockholders:

Our 2017 Annual Meeting of Stockholders will be held on Thursday, August 3, 2017 at 10:00 a.m., Pacific Daylight Time, at the headquarters of Plantronics, Inc. located at 345 Encinal Street, Santa Cruz, California 95060. Our Board of Directors is soliciting proxies for the Annual Meeting. This Proxy Statement contains important information for you to consider when deciding how to vote on the matters brought before the Annual Meeting. We ask that you please read it carefully.

The purpose of the Annual Meeting is to:

1.	Elect eight (8) directors to serve until the next annual meeting or until their successors are duly elected and qualified.

2.	Approve the amendment and restatement of the Plantronics, Inc. 2003 Stock Plan.

3.	Approve the Plantronics, Inc. Executive Incentive Plan.

4.	Ratify the appointment of PricewaterhouseCoopers LLP as the independent registered public accounting firm of Plantronics, Inc. for fiscal year 2018.

5.	Approve, on an advisory basis, the compensation of Plantronics' named executive officers.

6.	Approve, on an advisory basis, the frequency of the advisory vote on the compensation paid to Plantronics' named executive officers.

7.	Transact such other business as may properly come before the Annual Meeting or any adjournment thereof.

The foregoing items of business are more fully described in the Proxy Statement accompanying this Notice.

Plantronics stockholders of record at the close of business on June 9, 2017 are entitled to vote at the Annual Meeting. To assure your representation at the Annual Meeting, you are urged to cast your vote, as instructed in the Notice of Internet Availability of Proxy Materials, over the Internet or by telephone as promptly as possible. If you prefer, you may also request a paper proxy card to submit your vote by mail. Any stockholder of record attending the Annual Meeting may vote in person, even if she or he has voted over the Internet, by telephone or returned a completed proxy card.

BY ORDER OF THE BOARD OF DIRECTORS

/s/ Mary Huser
Mary Huser
Secretary
Santa Cruz, California
June 16, 2017

YOUR VOTE IS IMPORTANT

TO ASSURE YOUR REPRESENTATION AT THE ANNUAL MEETING, YOU ARE REQUESTED TO VOTE YOUR SHARES AS PROMPTLY AS POSSIBLE. EVEN IF YOU PLAN TO ATTEND THE ANNUAL MEETING IN PERSON, WE ENCOURAGE YOU TO VOTE OVER THE INTERNET AT WWW.PROXYVOTE.COM OR BY TELEPHONE 1-800-690-6903. ALTERNATIVELY, YOU MAY REQUEST A PAPER PROXY CARD, WHICH YOU MAY COMPLETE, SIGN AND RETURN BY MAIL.

PROXY STATEMENT
FOR 2017 ANNUAL MEETING OF STOCKHOLDERS

INFORMATION CONCERNING SOLICITATION AND VOTING

The 2017 Annual Meeting of Stockholders (the "Annual Meeting") of Plantronics, Inc. ("Plantronics" or the "Company") will be held at 10:00 a.m. PDT on Thursday, August 3, 2017 at our headquarters located at 345 Encinal Street, Santa Cruz, California 95060. Our Board of Directors ("Board") is soliciting proxies for the Annual Meeting. This Proxy Statement contains important information for you to consider when deciding how to vote on the matters brought before the Annual Meeting. Please read it carefully. Your vote is very important.

We have elected to provide access to our proxy materials via the Internet. Accordingly, on or about June 16, 2017, we will mail a Notice of Internet Availability of Proxy Materials (the "Notice of Internet Availability") to our stockholders of record as of the close of business on June 9, 2017. On the date of mailing of the Notice of Internet Availability, all of the proxy materials will be made available free of charge on the website referred to in the Notice of Internet Availability. The Notice of Internet Availability will provide instructions on how you may view the proxy materials for the Annual Meeting on the Internet and how you may request a paper copy or email of such materials.

Please follow the instructions provided in the Notice of Internet Availability, or on the proxy card, if you plan to attend the Annual Meeting in person.

We will pay the costs of soliciting proxies from stockholders. We have engaged The Proxy Advisory Group, LLC to assist with the solicitation of proxies and provide proxy-related advice and informational support. Fees for these services, plus customary disbursements, are not expected to exceed $15,000. We may also compensate brokerage firms and other persons representing beneficial owners of shares for their customary fees and expenses in forwarding the voting materials to beneficial owners. Our directors, officers and regular employees may solicit proxies on our behalf, without additional compensation, personally or by telephone.

Our principal executive offices are located at 345 Encinal Street, Santa Cruz, California 95060. Our telephone numbers are (831) 426-5858 and (800) 544-4660. Our website is www.plantronics.com.

QUESTIONS AND ANSWERS ABOUT THE PROXY MATERIALS
AND THE ANNUAL MEETING

Who Can Vote?

The Board set June 9, 2017 as the record date for the Annual Meeting. All stockholders of record who owned Plantronics common stock at the close of business on June 9, 2017 may attend and vote at the Annual Meeting or any adjournments thereof. Each stockholder is entitled to one vote for each share of common stock held on each of the matters to be voted. Stockholders may not cumulate their votes for the election of directors. At the close of business on June 9, 2017, there were 33,791,910 shares of our common stock outstanding.

How Many Votes Are Required to Conduct Business at the Annual Meeting?

The required quorum for the transaction of business at the Annual Meeting is the presence in person or by proxy of a majority of shares of common stock issued and outstanding on the record date. Shares voted "FOR," "AGAINST" or "ABSTAIN" with respect to any proposal as well as broker non-votes are treated as being present at the meeting for purposes of establishing a quorum.

How Are Abstentions and Broker Non-Votes Treated?

Shares voted "ABSTAIN" and "broker non-votes" are counted as present and are, therefore, included for purposes of determining whether a quorum is present at the Annual Meeting. Abstentions are considered present in person or represented by proxy and entitled to vote, accordingly, for purposes of proposals requiring approval by a majority of the shares present in person or represented by proxy and entitled to vote, shares voted “ABSTAIN” will have the effect of a vote against the proposal. Under our bylaws, abstentions are not counted as a “vote cast” in the election of directors and therefore, they will have no effect on Proposal One. However, for purposes of Proposal Two, Approval of the Amendment and Restatement of the 2003 Stock Plan, and Proposal Three, Approval of the Executive Incentive Plan, approval is required under the listing rules of the New York Stock Exchange (“NYSE”) and for purposes of complying with Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code"). Pursuant to the NYSE listing rules and Section 162(m) of the Code and the regulations promulgated thereunder, abstentions are counted as a vote against the proposal. Broker non-votes are not considered votes cast for purposes of determining the outcome of a proposal requiring the approval of a majority of the votes cast, so they will not affect the outcome of the vote, assuming a quorum is obtained. Broker non-votes are also not included in the tabulation of the voting results on proposals requiring the affirmative vote of a majority of the shares present in person or represented by proxy and entitled to vote on the proposals and, therefore, will not affect the outcome of the vote on such proposals, assuming a quorum is obtained. A broker non-vote occurs when a nominee holding shares for a beneficial owner is not permitted to vote on a particular proposal because such proposal is deemed non-routine, meaning the nominee does not have discretionary voting power with respect to that item, and the nominee has not received instructions from the beneficial owner. Proposal Four, Ratification of Appointment of Independent Registered Public Accounting Firm, is the only routine matter for which nominees will have discretionary voting power.

How Many Votes Are Required to Pass a Proposal?

For Proposal One, Election of Directors, directors will be elected by a vote of a majority of the votes cast with respect to each nominee. In this context, a majority of the votes cast means that the number of votes "FOR" a nominee must exceed the number of votes cast "AGAINST" the nominee. For Proposal Two, Approval of the Amendment and Restatement of the 2003 Stock Plan, and Proposal Three, Approval of the Executive Incentive Plan, approval by a majority of votes cast is required for approval. For these purposes, votes "FOR" the amendments must exceed votes "AGAINST" and "ABSTAIN" votes. For Proposal Four, Ratification of Appointment of Independent Registered Public Accounting Firm, and non-binding Proposal Five, Advisory Vote to Approve Named Executive Officer Compensation, approval by a majority of votes present in person or represented by proxy and entitled to vote is required. The vote on Proposal Five, is advisory and, therefore, not binding on us, the Board or the Compensation Committee of the Board ("Compensation Committee"). For Proposal Six, Advisory Vote to Approve the Frequency of Advisory Votes on Named Executive Officer Compensation, the frequency (1-year, 2-years or 3-years) that receives the highest number of votes will be considered the frequency chosen by our stockholders. The Board and the Compensation Committee value the opinions of our stockholders and will take the votes of stockholders on Proposals Five and Six into account in their evaluation of the design and philosophy of our executive compensation program and our determination regarding the frequency of shareholder advisory votes on executive compensation in the future.

How Does the Board Recommend I Vote on each of the Proposals?

The Board recommends that you vote:

•	FOR each of the nominees for the Board listed in this Proxy Statement.

•	FOR the amendment and restatement of the Plantronics, Inc. 2003 Stock Plan.

•	FOR approval of the Plantronics, Inc. Executive Incentive Plan.

•	FOR the ratification of the appointment of PricewaterhouseCoopers LLP as the independent registered public accounting firm of Plantronics for fiscal year 2018.

•	FOR the approval, on an advisory basis, of the compensation of Plantronics' named executive officers.

•	FOR "1-Year" for the frequency of the advisory vote on the compensation paid to Plantronics' named executive officers.

What Is the Difference Between Holding Shares as a Stockholder of Record and as a Beneficial Owner?

Set forth below are certain distinctions between stockholders of record and those whose shares are owned beneficially or in "street name":

Stockholder of Record If your shares are registered directly in your name with Computershare Trust Company, N.A., our transfer agent, you are considered the stockholder of record with respect to those shares and the Notice of Internet Availability is being sent directly to you by us. As the stockholder of record, you may grant your voting proxy directly to the proxyholders nominated by the Board and named in the proxy card distributed or made available to you concurrently with this Proxy Statement (the "Proxyholders") or you may vote in person at the Annual Meeting. The Board has named Joe Burton, Pam Strayer and Mary Huser as the Proxyholders for the Annual Meeting.

Beneficial Owner Most of our stockholders hold their shares through a broker, bank or other nominee rather than directly in their own name. If your shares are held in a stock brokerage account or by a bank or other nominee, you are considered the beneficial owner of shares held in "street name," and the Notice of Internet Availability is being forwarded to you by your broker, bank or nominee. As the beneficial owner, you have the right to direct your broker, bank or nominee how to vote on matters at the Annual Meeting and are also invited to attend the Annual Meeting; however, you may not cast a vote at the Annual Meeting without signed authorization from your broker, bank or nominee in the form of a legal proxy. Your broker, bank or nominee should have enclosed with the Notice of Internet Availability, or otherwise provided to you, a voting instruction card for your use in directing your broker, bank or nominee how to vote your shares.

How Can I Vote?

Stockholder of Record Registered stockholders may vote in person at the Annual Meeting or by one of the following methods:

•	You may vote over the Internet by timely following the instructions at www.proxyvote.com or on the Notice of Internet Availability.

•	You may vote by telephone by calling 1-800-690-6903.

•
You may request a proxy card from us and cast your vote by completing, signing and dating the card where indicated and by thereafter timely mailing or otherwise returning the card in the enclosed prepaid, pre-addressed envelope.

Please note that the Internet and telephone voting facilities for registered stockholders will close at 11:59 PM Eastern Daylight Time on August 2, 2017. If you are voting by paper proxy card, it must be mailed in time to be received by August 2, 2017 to ensure your vote is cast at the Annual Meeting.

Beneficial Owner If your shares are held by a broker, bank or other nominee, you must timely follow the instructions you receive from your broker, bank or other nominee to ensure your vote is cast. Please follow their instructions carefully. Also, please note that if the holder of record of your shares is a broker, bank or other nominee, and you wish to vote at the Annual Meeting, you must request from them a signed authorization in the form of a legal proxy. To vote your shares in person at the Annual Meeting, you must present that legal proxy and satisfactory proof of identification to the Corporate Secretary.

Subject to instructions provided by your broker, bank or other nominee, as a beneficial owner you may typically vote by one of the following methods:

By Mail - If you requested printed copies of the proxy materials be mailed to you, you may vote by completing, signing, dating and timely returning your voting instruction card in the enclosed prepaid, pre-addressed envelope;

By Methods Listed on the Voting Instruction Card - Please refer to your voting instruction card, or other information provided by your bank, broker or other nominee, to determine whether you may vote by telephone or via the Internet, and timely follow such instructions; or

In Person With a Legal Proxy from the Record Holder - You will need to obtain signed authorization in the form of a legal proxy from your bank, broker or other nominee to cast your vote in person at the Annual Meeting. Please consult the voting instruction card provided by your bank, broker or other nominee to determine how to timely obtain a legal proxy.

All shares entitled to vote and which are represented by properly and timely completed proxies submitted via mail, telephone or the Internet, before the Annual Meeting and not revoked, will be voted at the Annual Meeting, as instructed. If you are a stockholder of record and timely submit a properly signed proxy by mail, telephone or the Internet, but do not indicate how your shares should be voted on a matter, the shares represented by your returned proxy will be voted as the Board recommends.

How Can I Vote My Shares in Person at the Annual Meeting?

Stockholder of Record Shares you hold directly as a stockholder of record may be voted in person at the Annual Meeting. Submitting your vote via the Internet or telephone, or by returning a completed proxy card does not affect your right to vote in person at the Annual Meeting.

Beneficial Owner If you hold shares in "street name" they may be voted in person only if you timely obtain signed authorization in the form of a legal proxy from the stockholder of record giving you the right to vote the shares. Submitting your vote via the Internet or telephone, or by returning a completed proxy card does not affect your right to vote in person at the Annual Meeting, provided that you have a proper legal proxy from the stockholder of record giving you a right to vote the shares.

If you choose to vote in person at the Annual Meeting either as a stockholder of record or as a holder in "street name," please bring satisfactory proof of identification to the Corporate Secretary on the day of the Annual Meeting.

EVEN IF YOU CURRENTLY PLAN TO ATTEND AND VOTE AT THE ANNUAL MEETING, WE RECOMMEND YOU ALSO SUBMIT YOUR PROXY AS DESCRIBED ABOVE SO THAT YOUR SHARES WILL BE VOTED ACCORDING TO YOUR INSTRUCTIONS IF YOU LATER DECIDE NOT TO ATTEND.

What Happens if Additional Proposals are Presented at the Annual Meeting?

Except for the proposals described in this Proxy Statement, we do not expect any other matters to be presented for a vote at the Annual Meeting. If you grant a proxy, the persons named as Proxyholders will have the discretion to vote your shares on additional matters, if any, properly presented for a vote at the Annual Meeting. Under our bylaws, the deadline has passed for notifying us of additional proposals to be presented at the Annual Meeting by stockholders.

Can I Change My Vote?

You may change your proxy instructions at any time prior to the vote at the Annual Meeting. For shares held directly in your name, you may change your vote by (i) executing a new proxy bearing a later date (which automatically revokes the earlier proxy) and delivering it to the Corporate Secretary at our principal executive office located at 345 Encinal Street, Santa Cruz, California 95060 at or prior to the vote at the Annual Meeting; (ii) voting again on a later date via the Internet or by telephone (however, only your latest proxy timely submitted prior to the Annual Meeting will be counted); (iii) advising the Corporate Secretary that you revoke your proxy by providing notice at our principal executive office at the address stated above, in writing before the vote at the Annual Meeting; or (iv) attending the Annual Meeting and voting in person. For shares you hold beneficially, you may change your vote by timely submitting new voting instructions to your broker, bank or other nominee. Attendance at the Annual Meeting, without casting a vote, will not cause your previously granted proxy to be revoked.

What Happens if I Do Not Cast a Vote?

If you hold your shares in "street name" and you do not instruct your broker, bank or other nominee how to vote your broker will only have discretion to vote any uninstructed shares on the proposal to ratify the appointment of our Independent Registered Public Accounting Firm for fiscal year 2018 (Proposal Four). No other votes will be cast on your behalf. If you are a stockholder of record and fail to timely return your proxy or vote at the Annual Meeting, no votes will be cast on your behalf on any of the items of business at the Annual Meeting. If you are a stockholder of record and you return, in a timely manner, a properly executed proxy without indicating how you wish to vote, your shares will be voted in accordance with the Board’s recommendation.

How Can I Contact Plantronics to Request Materials or Information Referred to in these Questions and Answers?

You may contact us:

•	By mail addressed to:
Plantronics, Inc.
345 Encinal Street
Santa Cruz, California 95060
Attn: Investor Relations

•	By calling (831) 426-5858 and asking for Investor Relations

•	By leaving a message on the Investor Relations portal of our website at: www.plantronics.com

We encourage you to conserve natural resources and reduce printing and mailing costs by using electronic delivery of stockholder communications materials. If you have questions about electronic delivery, please call our Investor Relations office at the number above. To sign up for electronic delivery:

Stockholder of Record If you are a stockholder of record (you hold Plantronics shares in your own name through our transfer agent, Computershare Trust Company, N.A., or you have stock certificates), visit www.proxyvote.com to enroll.

Beneficial Owner If you are a beneficial owner (your shares are held by a broker, bank or other nominee), visit www.proxyvote.com to learn more about your electronic delivery options and enroll.

What is "Householding"?

We generally send a single Notice of Internet Availability and other stockholder communications to households at which two or more stockholders reside unless we receive contrary instructions. This process is called "householding." If your Notice of Internet Availability is being householded and you wish to receive separate copies, or, if you are receiving multiple copies and would like to receive a single copy, contact our Investor Relations office by mail, telephone or the Internet, as described above. If you would like to opt out of this practice for future mailings, please contact us at Plantronics, Inc., 345 Encinal Street, Santa Cruz, California 95060, Attn: Investor Relations, or by phone at 831-426-5858 and ask for Investor Relations.

What is the Deadline for Receipt of Stockholder Proposals for the 2018 Annual Meeting of Stockholders?

You may present proposals for action at a future stockholder meeting only if you comply with the requirements of the proxy rules established by the Securities and Exchange Commission ("SEC") and our bylaws. For a stockholder proposal to be included in our Proxy Statement and form of Proxy for our 2018 Annual Meeting of Stockholders ("2018 Annual Meeting") under rules set forth in the Securities Exchange Act of 1934, as amended (the "Securities Exchange Act"), we must receive the proposal not later than February 16, 2018.

Stockholders wishing to present business at an annual meeting may do so by filing with the Secretary a "Business Solicitation Statement," containing, among other things, certain information about the business the stockholder intends to bring before the annual meeting and the stockholder proposing such business. Stockholders wishing to nominate a director for election to the Board may do so by filing with the Secretary a "Nominee Solicitation Statement" containing, among other things, certain information about the nominee and the stockholder nominating such nominee.

The Business Solicitation Statement or the Nominee Solicitation Statement, as applicable, must be filed with our Corporate Secretary not later than the close of business on the 60th day (June 4, 2018) nor earlier than the close of business on the 90th day (May 5, 2018) prior to the one-year anniversary of the preceding year's annual meeting of stockholders. In the event that no annual meeting was held in the previous year, or if the date of the annual meeting is advanced by more than 30 days prior to or delayed by more than 60 days after the one-year anniversary of the date of the previous year's annual meeting, then, for notice by the stockholder to be timely, it must be received by the Corporate Secretary not later than the 10th day following the day on which a public announcement (as described in the bylaws) of the date of such meeting is first made by us. The deadlines for this year's Annual Meeting have passed, but for the 2018 Annual Meeting and subsequent annual meetings, please follow these instructions.

Our bylaws contain additional details about requirements for the Business Solicitation Statement and the Nominee Solicitation Statement as well as certain procedural requirements for the proposal of business and the nomination of directors. You should also review our Corporate Governance Guidelines and our Director Candidates Nomination Policy which contain additional information about the nomination of directors. Our bylaws, Corporate Governance Guidelines and Director Candidates Nomination Policy are available on the Corporate Governance portal of our website at http://investor.plantronics.com/govdocs.

What is the Date of Our Fiscal Year End?

Some of the information is stated as of the end of our fiscal year 2017 and some information is provided as of a more current date in accordance with legal requirements. Our fiscal years end on the Saturday closest to March 31. Our fiscal year 2017 ended on April 1, 2017. For purposes of consistent presentation, we have indicated in this Proxy Statement that each fiscal year ended "March 31" of the given year, even though the actual fiscal year ended on a different calendar date.

CORPORATE GOVERNANCE

Strong corporate governance is an integral part of our core values. Our corporate governance policies and procedures are available on the Corporate Governance portal of the Investor Relations section of our website at http://investor.plantronics.com/govdocs ("Governance Portal"). The Governance Portal includes the Corporate Governance Guidelines, Access to Board of Directors Policy, Director Candidates Nomination Policy, Bylaws, Board Committee Charters, Code of Conduct and the link to Report Accounting Issues for reporting issues regarding accounting, internal accounting controls, audition and other business conduct. These policies are also available in print to any stockholder by making a written request addressed to Plantronics, Inc., 345 Encinal Street, Santa Cruz, California 95060, Attn: Investor Relations.

Code of Conduct

We have a Code of Conduct ("Code") which applies to all employees, our executive officers, and directors. Any modification or waiver of any provision of the Code for a director or executive officer must be approved in writing by the Board. If required under applicable law, modifications and waivers will be promptly disclosed to our stockholders by posting on our website. For further information see the Governance Portal.

Ethics Hotline Policy

Our Audit Committee has established an ethics hotline and website available to all employees, stockholders, and the general public for the anonymous submission of suspected legal, ethical or other violations including accounting, internal controls, auditing matters and other business conduct at Plantronics. For further information see the Code or Report Accounting Issues link on the Governance Portal.

Directors and Committee Members

The names of, and certain information about, the members of our Board and its committees as of June 9, 2017 are:

Name of Nominee	Age	Director Since	Board	Audit	Compensation	Nominating and Corporate Governance	Strategy	Mergers and Acquisitions
Marv Tseu	69	1999	Chair	Member	Member	Member	Member
Joe Burton	52	2016	Member
Brian Dexheimer	54	2008	Member	Member		Chair	Member	Member
Robert Hagerty	65	2011	Member			Member	Chair	Chair
Gregg Hammann	54	2005	Member	Member	Chair
John Hart	71	2006	Member		Member	Member	Member
Maria Martinez	59	2015	Member			Member	Member
Marshall Mohr	61	2005	Member	Chair				Member

Director Independence

The Board has determined that, except for Joe Burton, our President and Chief Executive Officer ("CEO"), each of the current directors is independent under the rules of the NYSE. In determining director independence, not only were relationships between each director and Plantronics considered, but also relationships between Plantronics and organizations with which each director and certain people related to each director are affiliated.

In connection with its independence analysis, the Board evaluated the relationship between director Maria Martinez and her position as an executive officer of salesforce.com, Inc. ("Salesforce"), a significant service provider to Plantronics. After review, it was determined that Plantronics had entered into agreements with Salesforce for certain Salesforce commercially available services. It was also determined that each of these transactions were negotiated at arm's length without input or assistance from Ms. Martinez and she did not benefit directly or indirectly from the transactions other than as an employee of Salesforce generally. Based on the foregoing determinations, the Board decided the relationships between Plantronics, Ms. Martinez and Salesforce had not impaired and were unlikely in the future to impair her ability to exercise independent judgment.

Accordingly, the Board determined that none of the directors other than Mr. Burton have a material relationship with Plantronics (directly or indirectly through applicable relatives as a partner, stockholder, or officer of an organization), other than as a director of Plantronics, and that each is free from any relationship that would impair her or his ability to exercise independent judgment.

Board Leadership Structure

Our Corporate Governance Guidelines requires that the roles of Chair of the Board and the CEO be separate. The Chair of the Board is, at all times, selected from our non-employee directors. Marv Tseu currently serves as the Chair of the Board. He, in consultation with the CEO and other directors, sets the agenda for Board meetings and chairs all regular meetings of non-management directors and presides at executive sessions of the independent directors. The Board has determined that this structure of corporate governance is appropriate for our company at this time and believes it is considered a good governance practice by our stockholders. It allows the CEO to focus on the overall strategy and execution of our business and the Board to focus on our governance, including management of the Board agenda, making major strategic decisions, assessing the performance of the CEO and management, and overseeing our strategy and execution. However, no single leadership model is right for all companies or at all times. The Board recognizes that, depending on the circumstances, other leadership models might be appropriate. Accordingly, the Board periodically reviews its leadership structure.

A key responsibility of the Board is ensuring that an effective process is in place to provide continuity of leadership over time at all levels within the Company. Annually, the Board conducts a review on succession planning. During this review, the Board may discuss a variety of issues, including future candidates for senior leadership positions, succession timing for those positions, and development plans for candidates believed to have the highest potential. The Board or any of the directors may identify, evaluate or nominate potential successors to the CEO and may similarly do so for other senior leadership positions. This process promotes continuity of leadership over the long term, and forms the basis on which we make ongoing leadership assignments. It is a key success factor in managing our long-term planning for the executive leadership of our business.

Board Meetings and Committees

The Board held six regular meetings during fiscal year 2017. The directors met four times in executive session without the CEO present. During each member's tenure on the Board in the last fiscal year, each director attended at least 75% of the meetings of the Board and at least 75% of the aggregate number of Board and applicable Committee meetings.

The Board has four standing committees, an Audit Committee, a Compensation Committee, a Nominating and Corporate Governance Committee and a Strategy Committee, each of which is described below. See the table in the section "Directors and Committee Members" above for a listing of the members and chairs of each committee. Each of the four standing committees has adopted a written charter that is available on the Governance Portal. This information is also available in print to any stockholder who makes a request to Plantronics, Inc., 345 Encinal Street, Santa Cruz, California 95060, Attn: Investor Relations.

The Board also has a Mergers & Acquisitions Committee ("M&A Committee") to advise management during the early stages of merger, acquisition and divestiture activity. The M&A Committee has authority to approve management actions with regard to any potential merger, acquisition or divestiture transaction that involves less than $5 million of consideration. Any merger, acquisition or divestiture transaction involving consideration of $5 million or more is reviewed by a quorum of the Board and is subject to its approval, in addition to any input from the M&A Committee and Strategy Committee, prior to completion.

Audit Committee

The Audit Committee held eleven meetings during fiscal year 2017. This Committee is responsible for overseeing actions taken by our financial reporting staff, internal control processes, risk assessment and management relating to financial and internal control issues, and for hiring and supervising our independent registered public accounting firm, among other matters. The Board has determined that each member of the Audit Committee does, and did at all times during their respective tenures on the Audit Committee in fiscal year 2017, meet the requirements of independence for audit committee members as defined by the NYSE listing standards as well as Rule 10A-3(b) of the Securities Exchange Act, as amended, and that directors Mohr, Hammann and Tseu are each audit committee financial experts as defined by the SEC. A report of the Audit Committee is attached to this Proxy Statement as Appendix A.

Compensation Committee

The Compensation Committee held six meetings during fiscal year 2017. The Board has determined that each member of the Compensation Committee does, and did at all times during their respective tenures on the Compensation Committee in fiscal year 2017, meet the requirements for independence of compensation committee members as defined by the NYSE listing standards and each member was also a non-employee director as defined under Rule 16b-3 of the Securities Exchange Act and an outside director as defined under Section 162(m) of the Internal Revenue Code of 1986, as amended. The Compensation Committee has overall responsibility for: evaluating and recommending for approval by the Board, as necessary, our various compensation plans, policies and programs; determining and approving salaries, incentives and other forms of compensation for directors, executive officers (including our CEO) and certain other highly compensated employees; administering various incentive compensation and benefit plans; and risk management in the design and implementation of our compensation plans. The Compensation Committee may form and delegate subcommittees when appropriate. A report of the Compensation Committee is attached to this Proxy Statement as Appendix B. See also, the section entitled "Executive Compensation" for additional information regarding our compensation policies and practices.

The Compensation Committee has delegated the authority, within guidelines it has established and as set forth in our 2003 Stock Plan, as amended, to the RSA (restricted stock awards) Committee and the Management Equity Committee to make equity grants to employees who are not senior executive officers. The RSA Committee, composed of our CEO so long as he is a member of our Board, has the authority to grant restricted stock awards. Each member of our Management Equity Committee, which consists of our CEO, our Senior Vice President and Chief Financial Officer, our Senior Vice President and Chief Human Resources Officer and our Senior Vice President, General Counsel, has the authority to grant restricted stock unit awards and stock options.

Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee ("NCG Committee") held one meeting during fiscal year 2017. The Board has determined that each member of the NCG Committee does, and did at all times during their respective tenures on the NCG Committee in fiscal year 2017, meet the requirements for independence as defined by NYSE listing standards. The NCG Committee is responsible for identifying and interviewing potential additions or replacement members of the Board and assists the Board to evaluate governance risks and in determining the appropriate governance guidelines for us, the Board and management.

Identification of Director Candidates; Stockholder Nominations and Recommendations; and Director Qualifications

Generally, it is the policy of the NCG Committee to review the qualifications of and consider any director candidates who have been properly recommended or nominated by a stockholder on the same basis as candidates identified by management, individual members of the Board or, if the NCG Committee determines, a search firm hired to identify candidates. When evaluating a candidate, the NCG Committee evaluates the current composition and size of the Board, the candidate's qualifications, the needs of the Board and its respective committees, and such other factors it may consider appropriate; however, the NCG Committee has not established any specific minimum qualifications that must be met by or specific qualities or skills that are necessary for one or more members of the Board to possess.

The NCG Committee seeks nominees with a broad diversity of professional experience, skills, backgrounds, gender, race, national origin and ethnicity such that each director brings a different viewpoint and different skills to the Board. The NCG Committee does not have a formal policy with respect to diversity; however, the Board and the NCG Committee believe that it is essential that the directors represent diverse viewpoints and demographics. In considering candidates for the Board, the NCG Committee considers the entirety of each candidate's credentials in the context of these standards.

Stockholders wishing to nominate persons for election to the Board can do so by timely filing a Nominee Solicitation Statement with our Corporate Secretary which, in accordance with our Director Candidates Nomination Policy and our bylaws, contains, among other things, certain information concerning the nominee and the stockholder nominating such nominee as set forth in our bylaws and otherwise complying with the bylaws. The Nominee Solicitation Statement must be delivered to or mailed and received at 345 Encinal Street, Santa Cruz, CA 95060, Attn: Corporate Secretary not later than the close of business on the 60th day nor earlier than the close of business on the 90th day prior to the first anniversary of the preceding year's annual meeting of stockholders. In the event that no annual meeting was held in the previous year or if the date of the annual meeting is advanced by more than 30 days prior to or delayed by more than 60 days after the one-year anniversary of the date of the previous year's annual meeting, then, for notice by the stockholder to be timely, it must be received by our Corporate Secretary not later than the 10th day following the day on which we first publicly announce (as described in the bylaws) the date of such annual meeting. Additional information regarding our policies with respect to director nominations can be found in our bylaws, our Corporate Governance Guidelines and our Director Candidates Nomination Policy, all of which are posted on the Governance Portal.

Director Change in Primary Job Policy

The Board reviews the appropriateness of the continued service of directors who change their primary employment subsequent to their appointment or most recent election to the Board. If a director changes his or her primary job during his or her term of office, such director must submit a letter to the Board that (i) describes the circumstances surrounding the change; and (ii) contains an offer to resign from the Board. The Board then evaluates the circumstances surrounding the change and determines if the change will adversely affect the director's ability to perform his or her duties as a member of the Board. If so, the Board will accept the director's resignation.

Director Commitments

Each director must ensure other existing and anticipated future commitments do not materially interfere with her or his service to the Company. In any event, no director shall serve on the boards of more than four additional public companies. This limitation does not apply to anyone who was a director on or before June 1, 2007. Directors should advise the NCG Committee of any invitations to join a board of any other public company prior to accepting another directorship. With respect to Audit Committee members, no member may concurrently serve on the audit committee of more than three public companies, unless our Board determines such simultaneous service and related time commitments will not impair her or his ability to effectively serve on the Audit Committee, she or he takes steps to address any related issues and we disclose that determination in our proxy statement.

Director Evaluations

Pursuant to the charter of the NCG Committee, it oversees the self-evaluation of the Board. Each of the committees also undertakes periodic self-evaluations. In fiscal year 2017, we engaged outside counsel to conduct interviews with each director regarding, among other things, Board membership, structure, performance and areas for improvement. Following the interviews, the results were discussed with the Chair of the Board and presented to the full Board.

Strategy Committee

The Strategy Committee held five meetings during fiscal year 2017. Each member of the Strategy Committee does, and did at all times during their respective tenures on the Strategy Committee in fiscal year 2017, meet the requirements for independence as defined by NYSE listing standards. Under the direction and in support of the Board or management, the Strategy Committee periodically meets with management to: review and evaluate targeted areas of business development and implementation of our corporate strategy; review and assess material transactions and investments designed to implement our corporate strategy; and recommend areas of improvement and provide feedback to management.

Board Role in Risk Oversight

Our Board oversees an enterprise-wide approach to risk management which is designed to support the achievement of long-term organizational performance and enhance stockholder value. Fundamentals of our risk management include understanding the risks we face, management's processes for managing the risks and determining our appropriate level of risk tolerance. Our management is responsible for day-to-day business risk management, including disaster and crisis management, business and financial risk, strategic risk, legal risk, corporate governance risk and compliance risk. The Board, as a whole and through its committees, has the ultimate oversight responsibility for the risk management process.

Each of the Board committees focuses on particular aspects of risk management. The Audit Committee regularly discusses and evaluates policies concerning risk assessment and management, including our major financial, compliance and operational risks and steps management takes to monitor and control such risks. The Audit Committee also oversees our independent registered public accounting firm and our annual audit, including reviewing our key financial risk areas with our independent auditors.

In its design of our overall compensation policies, programs and philosophy, the Compensation Committee assists the Board to manage incentives for short and long-term performance. As part of its evaluation and design of employee compensation programs, the Compensation Committee assesses and seeks to avoid or mitigate incentives that it believes have the potential to encourage employees to take imprudent risks to achieve financial or other business objectives.

The NCG Committee assists the Board to fulfill its oversight responsibilities concerning risks associated with corporate governance and Board organization, membership, structure, and succession planning for directors. This Committee reviews our corporate governance structures and recommends compliance and corporate governance principles and practices to the Board.

The Strategy Committee examines our business strategy and provides guidance on balancing risks and potential rewards of our strategic choices.

Access to Board of Directors Policy

Our Access to Board of Directors Policy outlines methods by which stockholders or any interested party may contact the Board, any member of our Board, including the Chair of the Board who presides at executive sessions of the non-employee directors as a group. For further information see the Governance Portal.

Directors' Attendance at Annual Meetings

We recognize attendance by our directors at annual stockholder meetings can provide investors with an opportunity to communicate with directors about issues affecting us. Although we have not adopted a formal policy, we encourage all our directors to attend our annual meetings. If a director cannot attend in person, we encourage directors to attend telephonically. Six directors then in office and nominated for re-election attended the 2016 Annual Meeting of Stockholders, all telephonically.

Director Education

Our Corporate Governance Guidelines provide that our directors participate in continuing education programs on an "as needed" basis. The Board has a practice of receiving regular updates on corporate governance at Board meetings.

PROPOSAL ONE
ELECTION OF DIRECTORS

Nominees

Eight directors have been nominated for election to the Board at the Annual Meeting. The nominees are Marv Tseu, Joe Burton, Brian Dexheimer, Robert Hagerty, Gregg Hammann, John Hart, Maria Martinez and Marshall Mohr. Mr. Burton is standing for election for the first time since his appointment to the Board in October 2016 and was nominated and recommended by the Board, including all members of the NCG Committee, for election by stockholders at the Annual Meeting. All other nominees listed below are standing for re-election. Unless otherwise instructed, the Proxyholders will vote the proxies they hold for each nominee. If any nominee is unable or declines to serve as a director at the time of the Annual Meeting, the proxies will be voted for any nominee designated by the present Board to fill such vacancy. We are not aware of any nominee who will be unable or will decline to serve as a director and all nominees have consented to act as a director. The term of office for each person elected will continue until the next annual meeting or until a successor has been elected and qualified

Vote Required

Each nominee will be elected by the vote of the majority of the votes cast with respect to the nominee if a quorum is present. In this context, a majority of the votes cast means the number of shares voted "FOR" a nominee must exceed the number of votes cast "AGAINST" such nominee.

In accordance with our Corporate Governance Guidelines with respect to majority voting in director elections, as a condition to nomination each director has submitted a contingent resignation of her or his membership on the Board in writing to the Chair of the NCG Committee. The Board may elect to accept the resignation if a director fails to receive a majority of the votes cast with respect to her or his re-election at the Annual Meeting. If a director nominee fails to receive the requisite vote under the bylaws, the NCG Committee will make a recommendation to the Board as to whether to accept or reject the resignation, or whether other action should be taken. The Board will act on the recommendation and publicly disclose its decision and the rationale behind it within 90 days from the date of certification of the Annual Meeting election results.

THE BOARD UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE "FOR" EACH OF THE NOMINEES LISTED ABOVE.

Business Experience of Directors/Nominees

Mr. Tseu has been a member of the Board since 1999 and serves as Chair of the Board and presides over executive sessions. Since 2008, Mr. Tseu has served as a managing partner of Waypoint Strategies, a firm which advises companies’ boards, CEOs and management on alignment of roles, responsibilities and actions to improve corporate performance. In April 2014, Mr. Tseu became Chief Operating Officer of Future Ads, LLC, a digital media company. After the merger of Future Ads with Kitara Media Corp., another digital media company, to form Propel Media, Inc., in January 2015, Mr. Tseu was named CEO and appointed to the board of directors of Propel Media. Previously, from June 2009 to September 2013, Mr. Tseu served as Chief Operating Officer of Exponential Interactive, Inc., a leading global provider of advertising intelligence and digital media solutions to brand advertisers and he has worked in a variety of senior executive sales, marketing and management roles.

From May 2006 to November 2007, Mr. Tseu served as Chief Executive Officer and Director of Axesstel, Inc., a designer and developer of fixed wireless voice and broadband data products. From October 2002 to March 2006, Mr. Tseu served as the Chief Executive Officer and was a founder of Active Reasoning, Inc., a private company that produced resource management software to help enterprises manage their IT operations, which was acquired by Oracle Corporation in 2007. From 2000 to 2002, Mr. Tseu served as a consulting venture partner with ComVentures, LLP, a venture capital firm focusing on communications companies. From February 2001 to July 2001, Mr. Tseu was Chief Executive Officer of Method Networks, Inc., an Internet technology company helping enterprises automate the management of their Internet networks. From October 1999 to October 2000, Mr. Tseu served as President and Chief Executive Officer and was a co-founder of SiteSmith, Inc., a provider of outsourced Internet site operations. From August 1998 to July 1999, Mr. Tseu served as President of Structured Internetworks, Inc., a company engaged in the design and marketing of bandwidth allocation products. Mr. Tseu has a Bachelor of Arts degree in Economics from Stanford University.

Mr. Tseu has more than 30 years of professional experience founding, developing and leading networking and communication companies. His demonstrated record of leadership capability and extensive knowledge of complex financial, managerial and operational issues facing a broad variety of companies provide valuable insight and guidance to the entire Board and the executive management team. Moreover, Mr. Tseu has been a member of the Board since 1999 and thus has the benefit of historical experience relating to Plantronics and the headset industry as a whole.

Mr. Burton is President, CEO and a member of the Board. He joined Plantronics in 2011 as Senior Vice President of Engineering and Development and Chief Technology Officer.  To reflect added responsibilities, in 2012 Mr. Burton's title was changed to Senior Vice President of Technology, Development & Strategy and Chief Technology Officer and in 2014 he became Executive Vice President Products, Technology & Strategy and Chief Technology Officer. In 2015, he became Executive Vice President and Chief Commercial Officer and was named President and CEO and was appointed to the Board in October 2016.

Prior to joining Plantronics, Mr. Burton held various executive management, engineering leadership, strategy, and architecture-level positions.  From 2010 to 2011, Mr. Burton was employed by Polycom, Inc., a global provider of unified communications solutions for telepresence, video and voice, most recently as Executive Vice President, Chief Strategy and Technology Officer and, for a period of time, as General Manager, Service Provider concurrently with his technology leadership role.  From 2001 to 2010, Mr. Burton was employed by Cisco Systems, Inc., a global provider of networking equipment, and served in various roles with increasing responsibility including Vice President and Chief Technology Officer for Unified Communications and Vice President, SaaS Platform Engineering, Collaboration Software Group.  He holds a Bachelor of Science degree in Computer Information Systems from Excelsior College (formerly Regents College) and attended the Stanford Executive Program.

Mr. Burton is a hands-on, visionary leader with a broad and detailed understanding of customer communications needs and challenges. His ability to anticipate market trends, years of in-depth experience guiding technology, product and brand strategies to meet customer needs and innovative and collaborative management approach provide distinctive and invaluable insights to the Board as a whole and exceptional leadership for the organization.

Mr. Dexheimer has been a member of the Board since 2008. During his more than 25 years at Seagate Technology, PLC, an industry leading company focused on core elements of data storage in the enterprise and consumer markets, until his retirement in July 2009, Mr. Dexheimer held a variety of sales, marketing and executive management roles including Chief Sales & Marketing Officer; Executive Vice President - Sales, Marketing and Customer Service; and Executive Vice President - Storage Businesses and Corporate Strategy, where he was primarily responsible for company strategy, road map and all go-to-market aspects of the company. In his most recent role prior to his retirement, Mr. Dexheimer served as President - Consumer Solutions, where he was responsible for the development, manufacturing and go-to-market of Seagate’s branded direct attached and network attached consumer products and services. Mr. Dexheimer has a Bachelor of Business Administration degree in Marketing from the University of Portland, a Masters of Business Administration from Pepperdine University and Director Certification from UCLA.

Mr. Dexheimer has extensive experience in strategy, sales, marketing and general management relating to commercial and consumer products and services. In addition, he has substantial expertise in supply chain management. His deep knowledge of these areas brings valuable insight to our Board.

Mr. Hagerty has been a member of the Board since September 2011. He previously served as CEO of iControl Networks, Inc., a software and services company for the broadband home management market, from September 2011 to March 2017. From 1998 to May 2010, Mr. Hagerty served as CEO, President and Chairman of Polycom, Inc., a provider of personal video systems, video and voice collaboration infrastructures and conference phones. Prior to joining Polycom, Mr. Hagerty served as President of Stylus Assets, Ltd., a developer of software and hardware products for fax, document management and Internet communications; held several key management positions with Logitech, Inc., including Operating Committee Member to the Office of the President, and Senior Vice President/General Manager of Logitech's retail division and worldwide operations; served as Vice President, High Performance Products for Conner Peripherals; and held key management positions at Signal Corporation and Digital Equipment Corporation. He has served on several boards of directors in the past including Smart Technologies, Inc. (a private company), Eye IO (a private company), Palm, Modulus Video, Inc., and as Chairman of the Board of Polycom. Mr. Hagerty holds a Bachelor of Science degree in Operations Research and Industrial Engineering from the University of Massachusetts and a Master of Arts degree in Management from St. Mary's College of California.

Mr. Hagerty has more than 13 years of experience as a CEO of a public communications technology company and has served on the board of directors for several technology companies. Through his professional experience, Mr. Hagerty has demonstrated leadership capability and extensive knowledge of the communications technology industry. In particular, his deep understanding of the unified communications market is invaluable to a key market in our growth strategy.

Mr. Hammann has been a member of the Board since 2005. Since April 2017, he has served as President and Chief Executive Officer and member of the board of directors of MetaCommunications, Inc., a marketing resource and digital project management provider. From March 2015 to April 2017, he served as Chief Operations Officer of Sedgwick Claims Management Services, Inc., a technology-enable claims and productivity management solution provider. From August 2014 to March 2015, he served as Executive Vice President and Chief Strategy Officer of Sedgwick Claims Management Services, Inc. Since 2007 he has acted as Chief Executive Officer of Action Advisors, where he assists global companies in strategic planning, succession planning and improving operational results. Since 2007, he has served as President of Frantz Ventures, a real estate investment company. Previously, he was Chairman, President and Chief Executive Officer of Nautilus, Inc., a home fitness equipment manufacturer and held executive positions at Levi Strauss & Company, Coca-Cola Company, J.H. Whitney & Co., a private equity firm, and Power Plate North America, a manufacturer of technologically advanced exercise equipment. Mr. Hammann has also held management positions at Famous Footwear, The Rayovac Corporation, and Procter & Gamble. Mr. Hammann earned a BBA from the University of Iowa and has a Master of Business Administration from the University of Wisconsin.

Mr. Hammann brings extensive experience as a chief executive officer to our Board and over twenty years of marketing experience with world class brands such as Coca-Cola and Levi Strauss. His contribution to the Board is valuable to our growth as we seek to expand our brand on a global basis.

Mr. Hart has been a member of the Board since March 2006. From September 1990 to September 2000, he was Senior Vice President and Chief Technology Officer of 3Com Corporation where he was responsible for the overall strategic direction of the company during the 10 year period. Prior to 3Com, Mr. Hart was Vice President of Engineering at Vitalink Communications Corporation where he led the group that invented, patented and shipped the industry’s first Ethernet switching products. Mr. Hart holds a Bachelor of Science in Mathematics from the University of Georgia.

Mr. Hart's experience determining the strategic direction for large technology companies is valuable to the Board because he can provide experienced and detailed advice to management on business and technological strategies.

Ms. Martinez has been a member of the Board since September 2015. Since February 2013, she has served as President, Sales and Customer Success at Salesforce.com, Inc., a leading provider of cloud computing solutions with a focus on customer relationship management. Previously at Salesforce, Ms. Martinez served as Executive Vice President & Chief Growth Officer from February 2012 to February 2013 and as Executive Vice President, Customers for Life from February 2010 to February 2012. Prior to February 2010, Ms. Martinez served in various senior leadership roles at Microsoft Corporation, Motorola, Inc., and AT&T/Bell Laboratories. Ms. Martinez received a B.S. in Electrical Engineering from the University of Puerto Rico and a M.S. in Computer Engineering from The Ohio State University.

Ms. Martinez has more than 30 years of professional experience in business and technology leadership roles. Her extensive experience at high technology corporations, and in depth knowledge of sales and providing support and services to promote customer success, bring invaluable insight to the Board and the Company’s executive management team and adds to the diversity of the Board in both perspective and demographics.

Mr. Mohr has been a member of the Board since 2005. Since March 2006, he has been Senior Vice President and Chief Financial Officer of Intuitive Surgical, Inc., a provider of surgical robotics. From 2003 to 2006, Mr. Mohr was Vice President and Chief Financial Officer of Adaptec, Inc., a computer hardware company. Prior to joining Adaptec, Mr. Mohr was an audit partner with PricewaterhouseCoopers LLP where he served in a variety of roles, concluding as the managing partner of the firm’s West Region Technology Industry Group, and led its Silicon Valley accounting and audit advisory practice. Mr. Mohr has been a member of the Board of Directors of Pacific Biosciences of California, Inc., a developer of integrated platforms for high resolution genetic analysis, since January 2012, and serves on its Audit and Compensation Committees. Mr. Mohr was a member of the Board of Directors and served as Chairman of the Audit Committee of Atheros Communications, Inc., a developer of semiconductor system solutions for wireless communications products, from November 2003 to May 2011 when Atheros was sold to QUALCOMM, Incorporated. Mr. Mohr received his Bachelor of Business Administration in Accounting and Finance from Western Michigan University.

Mr. Mohr's experience in financial and accounting matters is important to the Board's duty to oversee our financial reporting and to manage our relationship with our independent auditors.

COMPENSATION OF DIRECTORS

Under our Outside Director Compensation Policy in effect since fiscal year 2015, each non-employee director and each chair and member of the Audit, Compensation, NCG and Strategy committees received quarterly retainer fees in the amounts indicated in the table below during their respective tenures.

All cash compensation paid to the Chair of the Board and the chair of each applicable committee were in lieu of, and not in addition to, the amounts paid to the members of the Board and respective committees.

Fiscal Year 2017 Quarterly Retainer Fee
Board of Directors
Chair	$22,500
Member	12,500
Audit Committee
Chair	7,500
Member	3,750
Compensation Committee
Chair	5,000
Member	2,500
Nominating and Corporate Governance Committee
Chair	3,000
Member	1,500
Strategy Committee
Chair	3,750
Member	1,875
M&A Committee
Chair	—
Member	—

No attendance fees were paid to directors for meetings of the Board or any of the committees in fiscal year 2017. Directors were, however, entitled to reimbursement of expenses incurred in connection with attendance at Board and committee meetings.

Also under our Outside Director Compensation Policy in effect in fiscal year 2017, each non-employee director who continues to serve as a director following each annual stockholders meeting receives a non-discretionary equity award in the form of restricted stock for shares of our common stock having a fair market value of $150,000. Directors elected or appointed to the Board between annual stockholders meetings are entitled to receive all or a portion of the $150,000 non-discretionary equity award depending upon the number of quarters remaining until the next annual stockholders meeting. The number of shares actually awarded is based on the closing price of our common stock as reported on the NYSE on the date of grant.

Each award fully vests on the first anniversary of the date of award provided the director remains a director continuously through the anniversary date. The actual grant date fair values of shares awarded to each non-employee director are set forth in the "Non-Employee Director Compensation Fiscal Year 2017" table set forth below.

Messrs. Burton and Kannappan are employees of Plantronics and, as such, are and were ineligible to receive compensation as directors, including the automatic, non-discretionary equity grants awarded to non-employee directors.

The following table summarizes the compensation paid to our directors, other than Messrs. Burton and Kannappan, for the fiscal year ended March 31, 2017:

NON-EMPLOYEE DIRECTOR COMPENSATION FISCAL YEAR 2017

Name	Fees Earned or Paid in Cash	Stock Awards (1)(2)	All Other Compensation (3)	Total
Marv Tseu	$134,500	$149,977	$2,084	$286,561
Brian Dexheimer	72,500	149,977	2,084	224,561
Robert Hagerty	71,000	149,977	2,084	223,061
Gregg Hammann	85,000	149,977	2,084	237,061
John Hart	73,500	149,977	2,084	225,561
Maria Martinez	63,500	149,977	2,185	215,662
Marshall Mohr	80,000	149,977	2,084	232,061

(1)
Stock award amounts reported are the aggregate grant date fair value of stock-related awards in fiscal year 2017 computed in accordance with FASB ASC Topic 718. Refer to Note 2 – Significant Accounting Policies, Stock-Based Compensation Expense and Note 10 – Stock Plans and Stock-Based Compensation to the Consolidated Financial Statements contained in our Annual Report on Form 10-K for fiscal year 2017 as filed with the SEC on May 10, 2017, for the assumptions used to value such awards. The amounts shown exclude the impact of estimated forfeitures.

(2)	The aggregate number of stock award shares outstanding at March 31, 2017 were 3,332 for each of Messrs. Tseu, Dexheimer, Hagerty, Hammann, Hart, and Mohr and 2,939 for Ms. Martinez.

(3)	Consists of dividends paid on unvested restricted stock awards.

Prior to the modification of the Outside Director Compensation Policy on June 19, 2014, each non-employee director was entitled to receive annual non-qualified stock options with a grant date Black-Scholes value of $50,000 immediately following each annual meeting of stockholders. At March 31, 2017, the aggregate number of stock options outstanding for each director based on previously granted stock options were: Mr. Tseu 11,531; Mr. Dexheimer 11,531; Mr. Hagerty 8,531; Mr. Hammann 4,293; Mr. Hart 11,531; and Mr. Mohr 14,531.

PROPOSAL TWO
APPROVAL OF AMENDMENT AND RESTATEMENT OF THE 2003 STOCK PLAN

General

Stockholders are being asked to approve an amendment and restatement of the 2003 Stock Plan (the "Plan") that increases the number of authorized shares under the Plan by 1,000,000 and to expressly approve the material terms of the Plan for purposes of Internal Revenue Code Section 162(m) ("Section 162(m)") as more fully described below. The Plan was originally approved by our stockholders on June 27, 2003. Since its original approval, it has been amended several times. Our stockholders most recently approved the Plan at our 2015 Annual Meeting held on July 30, 2015. The Board approved the amended Plan that is subject to this Proposal Two on May 20, 2017. If our stockholders approved the amended Plan, it will replace the current version of the Plan. The Plan does not have an expiration date although the Board may amend, alter, suspend or terminate it at any time.

Our Named Executive Officers ("NEO" or "NEOs") and directors have an interest in this proposal as each of them is eligible to receive grants under the Plan. On June 2, 2017, the fair market value of a share of our common stock as determined in accordance with the terms of the Plan was $55.33.

Stockholders are being asked to approve an increase in the number of shares of common stock authorized for issuance under the Plan from 14,900,000 to 15,900,000, an increase of 1,000,000 shares. As of June 2, 2017, 1,316,727 shares remained available for future awards under the Plan and there were options to purchase 1,160,229 shares of our common stock outstanding. The options to purchase 1,160,229 shares had a weighted average exercise price of $45.76 and a weighted average remaining contractual life of 4.28 years. As of June 2, 2017, 1,033,730 shares of restricted stock were issued and outstanding, and 278,123 restricted stock units, granted at no cost, were outstanding and remained unvested. Assuming stockholders had approved the increase of 1,000,000 shares as of June 2, 2017, there would be 2,316,727 shares available for issuance under the Plan.
From an historical perspective, the annual share usage, or burn rate, under our Plan over the last three years was as follows:

Annual Share Usage	Fiscal Year 2017	Fiscal Year 2016	Fiscal Year 2015	Three-Year Average
Stock Options Granted	251,316	287,000	298,000	278,772
Restricted Stock and Restricted Stock Units Granted	672,835	668,383	643,961	661,726
Total Options, Restricted Stock and Restricted Stock Units Granted	924,151	955,383	941,961	940,498
Basic Weighted Average Common Shares Outstanding	32,279,255	34,127,237	41,722,663	36,043,052
Annual Share Usage	2.9%	2.8%	2.3%	2.6%
Our burn rate, which we define as the number of shares subject to equity awards granted in a year divided by the weighted average common shares outstanding for that fiscal year, is below industry benchmarks recommended by Institutional Shareholder Services.
Looking forward, we currently expect to grant full value awards (likely in the form of awards of restricted stock or restricted stock units) covering approximately 860,000 shares in fiscal year 2018 (of which as of June 2, 2017, 681,557 shares have already been granted primarily as part of our annual worldwide employee review process) which is equal to approximately 2.0% of the 33,807,910 shares of our common outstanding as of June 2, 2017. Additionally, each year we experience some equity award cancellations. In fiscal year 2018, we anticipate cancellations of options and forfeitures of restricted stock awards and restricted stock units of approximately 60,000 shares. If our expectation for cancellations proves accurate, net grants (grants less cancellations) would be approximately 800,000 shares in fiscal year 2018, or approximately 2.4% of our common stock outstanding as of June 2, 2017. Our actual net grants in fiscal year 2017 were 856,319 shares or 2.5% of our common stock outstanding as of June 2, 2017, which was lower than the 1,100,000 shares we had forecast for fiscal year 2017 due primarily to fewer equity grants than forecast.

The Plan also contains provisions relating to Section 162(m) for which stockholder approval is being expressly sought. Approval of the Plan will allow us to fully deduct for federal income tax purposes the compensation recognized by our executive officers in connection with certain awards granted under the Plan. Section 162(m) generally denies a corporate tax deduction for annual compensation exceeding $1,000,000 paid to the chief executive officer and other “covered employees” as determined under Section 162(m) and applicable guidance. However, certain types of compensation, including performance-based compensation, are generally excluded from this deductibility limit. To enable compensation in connection with awards granted under the Plan to qualify as “performance-based compensation” within the meaning of Section 162(m), we are asking our stockholders to approve the amended and restated Plan thereby permitting the Company to receive a federal income tax deduction in connection with such awards. Even though the amended Plan would permit us to grant awards that qualify as performance-based compensation under Section 162(m), our Compensation Committee may choose to grant awards that are not intended to qualify as performance-based compensation under Section 162(m) if it determines that doing so would be in our best interests. See Appendix C for the complete text of the Amended and Restated 2003 Stock Plan.

The Plan includes the following limitations to the number or value of shares that may be granted, on an annual basis, through individual awards, which is necessary to allow us to be eligible to receive income tax deductions under Section 162(m) (subject to any adjustment provisions contained in the Plan):

Award Type	Limit During any Fiscal Year
Stock Options	500,000 shares, plus an initial 500,000 shares in connection with a participant’s initial employment
Restricted Stock	Aggregate value greater than $2,000,000 as determined based on the value of the shares on the date of grant
Restricted Stock Units	Aggregate value greater than $2,000,000 as determined based on the value of the shares on the date of grant

Specific performance criteria are included in the Plan so that certain awards may be granted subject to or conditioned upon the satisfaction of performance objectives, which in turn will allow us to be eligible to receive income tax deductions under Section 162(m). These performance criteria include: (1) stock price, (2) revenue, (3) profit, (4) bookings, (5) cash flow, (6) customer development, (7) customer retention, (8) customer satisfaction, (9) sales channel retention, (10) sales channel satisfaction, (11) sales channel development, (12) associate retention, (13) associate satisfaction, (14) associate development, (15) net bookings, (16) net income, (17) net profit, (18) operating cash flow, (19) operating expenses, (20) total earnings, (21) earnings per share, diluted or basic, (22) earnings per share from continuing operations, diluted or basic, (23) earnings before interest and taxes, (24) earnings before interest, taxes, depreciation and amortization, (25) pre-tax profit, (26) net asset turnover, (27) asset utilization, (28) inventory turnover, (29) capital expenditures, (30) net earnings, (31) operating earnings, (32) gross or operating margin, (33) profit margin, (34) debt, (35) working capital, (36) return on equity, (37) return on net assets, (38) return on total assets, (39) return on capital, (40) return on investment, (41) return on sales, (42) net or gross sales, (43) market share, (44) economic value added, (45) cost of capital, (46) change in assets, (47) technical development, (48) expense reduction levels, (49) debt reduction, (50) productivity, (51) new product introductions, (52) delivery performance, (53) implementation or improvement of new or existing business systems, and (54) total stockholder return.

Vote Required

The affirmative vote of a majority of votes cast is required to approve the amendment and restatement of the Plan.

THE BOARD UNANIMOUSLY RECOMMENDS A VOTE "FOR" APPROVAL OF THE AMENDMENT AND RESTATEMENT OF THE PLAN.

Summary of the 2003 Stock Plan

The following is a summary of the principal features of the Plan and its operation. The following summary is qualified in its entirety by reference to the Plan, as it is proposed to be amended and restated, as set forth in Appendix C, attached hereto.

Purposes

The purposes of the Plan are to attract and retain the best available personnel for positions of substantial responsibility; to provide additional incentive for our directors, employees and consultants; and to promote the success of our business.

Administration

The Plan is administered by the Board or any committee of individuals appointed by the Board, referred to as the Administrator. The Administrator may make any determinations deemed necessary or advisable for the Plan. The Administrator has full power to select the individuals to whom awards will be granted, to make any combination of awards to any participant and to determine the specific terms of each grant, subject to the provisions of the Plan. The interpretation and construction of any provision of the Plan by the Administrator will be final and conclusive.

Term of the Plan

The Plan became effective as of September 24, 2003, and will continue until terminated by the Board.

Eligibility

Nonstatutory stock options, restricted stock awards ("RSAs") and restricted stock units ("RSUs") may be granted to our employees, non-employee directors and consultants and those of our parent or subsidiary companies (each referred to herein as a "participant"). As of June 2, 2017, there were approximately 1,400 participants, including our CEO and seven non-employee directors, who are eligible to receive grants under the Plan.

Shares Subject to the Plan

As of June 2, 2017, the maximum number of shares of our common stock available for issuance under the Plan is 14,900,000, of which 1,316,727 are available for future grant under the Plan. On May 20, 2017, the Board approved an increase of 1,000,000 shares issuable under the Plan, subject to stockholder approval. Shares subject to options and full value awards will be counted against the share reserve as 1 share for every 1 share subject thereto. It has been our practice and will continue to be our internal practice to consider the value of a full value award to be 2.5 times the value of an option when determining the number of shares awarded. Many factors are considered when determining the equity value to be awarded to any participant.

Stock Options

Each option granted under the Plan is to be evidenced by a written award agreement between us and the participant and is subject to the following additional terms and conditions:

(a) Maximum Grant An individual may not be granted options to purchase more than 500,000 shares during any fiscal year. Notwithstanding this limit, in connection with an individual's initial employment with us, he or she may be granted options to purchase up to an additional 500,000 shares. Additional limitations regarding equity awards to our non-employee directors during any fiscal year are further described in "Non-Employee Director Annual Equity Award Limitations" below.

(b) Grants to Non-Employee Directors We may grant options to our non-employee directors. In all cases, Awards granted to non-employee directors shall be administered by a Committee comprised solely of two or more independent directors and are further limited as described in "Non-Employee Director Annual Equity Award Limitations" below.

(c) Exercise of the Option The Administrator determines when options become exercisable; however, options generally are not exercisable until at least 12 months have passed following the date of the option grant. An option is exercised by giving written or electronic notice of exercise to us, specifying the number of full shares of our common stock to be purchased and tendering payment of the purchase price to us. The acceptable methods of payment for shares issued upon exercise of an option are set forth in the award agreement and may consist of (1) cash, (2) check, (3) certain shares of common stock, (4) the delivery of a properly executed exercise notice together with such other documentation as the Administrator and the broker, if applicable, will require to effect a cashless exercise of the option and delivery to us of the amount of proceeds required to pay the exercise price, (5) a reduction of our liability to the participant, (6) any combination of the foregoing methods, or (7) such other consideration and method of payment permitted under applicable law; provided, however, that the issuance of a promissory note is not a permissible method of payment.

(d) Exercise Price The exercise price of options granted under the Plan is determined on the date of grant. The exercise price of a stock option must be at least 100% of the fair market value per share at the time of grant. The fair market value of a share of our common stock will be the closing sales price for such stock (or the closing bid, if no sales were reported) as quoted on the NYSE on the date of grant.

(e) Termination If a participant's membership on the Board, employment or consulting relationship with us (or our parent or subsidiary corporations) is terminated for any reason, including death or total and permanent disability, options may be exercised after such termination as to all of the shares as to which the participant was entitled to exercise at the date of such termination. The options may be exercised after termination within the period of time as is specified in the award agreement. If such period of time is not specified in the award agreement, then such period of time will equal 90 days or a period of 12 months in the case of termination upon death, disability or retirement. Notwithstanding the foregoing, all shares under an option must be exercised prior to the expiration of the term set forth in the award agreement.

(f) Term and Termination of Options At the time an option is granted, the Administrator determines the period within which the option may be exercised. In no event may the term of an option be longer than seven years. No person may exercise an option after the expiration of its term.

(g) Other Provisions The award agreement may contain such other terms, provisions and conditions not inconsistent with the Plan as may be determined by the Administrator.

Restricted Stock Awards

Each restricted stock award granted under the Plan is to be evidenced by an award agreement between us and the participant and is subject to the following additional terms and conditions:

(a) Limitation During any fiscal year no participant may receive restricted stock having an aggregate value greater than $2,000,000 as determined based on the value of the shares on the date of grant. Additional limitations regarding equity awards to our non-employee directors during any fiscal year are further described in "Non-Employee Director Annual Equity Award Limitations" below.

(b) Termination Subject to the terms of an agreement between us and a participant, if a participant's membership on the Board, employment or consulting relationship with us is terminated for any reason, including death or total and permanent disability, any unvested shares will be forfeited to us or we may repurchase any unvested stock obtained by the participant pursuant to a restricted stock award. Unless the Administrator provides otherwise, the purchase price of the repurchased shares will equal the price originally paid by the participant, if any, for such shares.

(c) Term of Restricted Stock Awards The Administrator determines the period during which a restricted stock award will vest, which according to internal policy must generally be at least one year from the date of grant. Additionally, if a restricted stock award is not subject to achievement of performance goals, then according to our internally policies currently in effect such award generally will fully vest over at least three years from the grant date.

(d) Other Provisions The restricted stock award agreement may contain such other terms, provisions and conditions not inconsistent with the Plan as may be determined by the Administrator.

Restricted Stock Units

Restricted stock units are awards that will result in a payment to a participant only if the performance goals or other vesting criteria established by the Administrator are achieved or the awards otherwise vest. Each award of restricted stock units will be evidenced by an award agreement between us and the participant and is subject to the following additional terms and conditions:

(a) Limitation During any fiscal year, no participant may receive restricted stock units having an aggregate value greater than $2,000,000 as determined based on the value of the shares on the date of grant. Additional limitations regarding equity awards to our non-employee directors during any fiscal year are further described in "Non-Employee Director Annual Equity Award Limitations" below.

(b) Terms of Restricted Stock Unit Awards The Administrator will establish organizational, individual performance goals or other vesting criteria in its discretion, which, depending on the extent to which they are met, will determine the number and/or the value of restricted stock units paid out to participants. According to our internal policies currently in effect, the vesting period generally must be at least one year from the date of grant, provided that if an award is not subject to the achievement of performance goals, then such award generally will fully vest over at least three years from the grant date (except in France where local law requires a two year vesting period and a two year holding period).

(c) Other Provisions The award agreement may contain such other terms, provisions and conditions not inconsistent with the Plan as may be determined by the Administrator.

Non-Employee Director Annual Equity Award Limitations

In addition to the limitations on the number of shares participants may receive in any fiscal year in the form of an option grant and the aggregate grant date fair value of shares which may be awarded to participants in the forms of restricted stock awards and restricted stock units described above, equity awards granted to non-employee directors during any fiscal year are subject to an overall aggregate grant date fair market value limitation. Non-employee directors may not receive equity awards in the form of stock options, restricted stock awards, restricted stock units, or any combination of the three in any fiscal year in excess of an aggregate grant date fair market value of $500,000; provided, however, the foregoing $500,000 limitation does not apply to the extent a non-employee director has been or becomes an employee of the Company during the fiscal year.

Performance Goals

The granting or vesting of awards of restricted stock and restricted stock units under the Plan may be made subject to the attainment of performance goals relating to one or more business criteria within the meaning of Section 162(m) of the Internal Revenue Code and may provide for a targeted level or levels of achievement including: (1) stock price, (2) revenue, (3) profit, (4) bookings, (5) cash flow, (6) customer development, (7) customer retention, (8) customer satisfaction, (9) sales channel retention, (10) sales channel satisfaction, (11) sales channel development, (12) associate retention, (13) associate satisfaction, (14) associate development, (15) net bookings, (16) net income, (17) net profit, (18) operating cash flow, (19) operating expenses, (20) total earnings, (21) earnings per share, diluted or basic, (22) earnings per share from continuing operations, diluted or basic, (23) earnings before interest and taxes, (24) earnings before interest, taxes, depreciation and amortization, (25) pre-tax profit, (26) net asset turnover, (27) asset utilization, (28) inventory turnover, (29) capital expenditures, (30) net earnings, (31) operating earnings, (32) gross or operating margin, (33) profit margin, (34) debt, (35) working capital, (36) return on equity, (37) return on net assets, (38) return on total assets, (39) return on capital, (40) return on investment, (41) return on sales, (42) net or gross sales, (43) market share, (44) economic value added, (45) cost of capital, (46) change in assets, (47) technical development, (48) expense reduction levels, (49) debt reduction, (50) productivity, (51) new product introductions, (52) delivery performance, (53) implementation or improvement of new or existing business systems, and (54) total stockholder return. The performance goals may differ from participant to participant and from award to award and may be used to measure the performance of the Company as a whole or a business unit of the Company and may be measured relative to a peer group or index.

Nontransferability of Awards

Awards granted under the Plan are generally not transferable; however, the Administrator may grant limited transferability of identified and vested awards (i) by will, (ii) by the laws of descent and distribution, or (iii) to family members (as such term is defined in the general instructions to Form S-8 under the Securities Act of 1933, as amended, or any successor thereto) through gifts or domestic relations orders, as permitted by the instructions to Form S-8 of the Securities Act of 1933, as amended.

Adjustments Upon Changes in Capitalization, Dissolution, Liquidation, Merger or Change of Control

Changes in Capitalization Subject to any required action by our stockholders, in the event that our common stock changes by reason of any stock split, reverse stock split, stock dividend, combination, reclassification or other similar change in our capital structure effected without the receipt of consideration, appropriate adjustments will be made in the number of shares of common stock subject to the Plan, the number of shares of common stock subject to any outstanding award under the Plan, the exercise price of any such outstanding award, and any per-person or other share limits under the Plan. The Board will make any such adjustment and its determination in that respect will be final, binding and conclusive.

Dissolution or Liquidation In the event of a liquidation or dissolution, any unexercised award will terminate. The Administrator may, in its sole discretion, provide that a participant will have the right to exercise all or any part of his or her award, including shares as to which the award would not otherwise be exercisable. In addition, the Administrator may provide that any Company repurchase option applicable to any shares purchased upon exercise of an award will lapse as to all such shares, provided the proposed dissolution or liquidation takes place at the time and in the manner contemplated.

Merger or Change of Control In connection with a merger of us with or into another corporation, or a "change in control," as defined in the Plan, each outstanding award will be assumed or substituted for by the successor corporation (or a parent or subsidiary or such successor corporation). If there is no assumption or substitution of outstanding awards, the Administrator will notify the participant that he or she has the right to exercise his or her options and as to all of the shares subject to the award for a period of 15 days from the date of such notice and that the award will terminate upon the expiration of such period; moreover, all restrictions on restricted stock and restricted stock units will lapse and all performance goals or other vesting criteria will be deemed achieved at target levels an all other terms and conditions met.

Amendment and Termination of the Plan

The Plan does not contain a set term or date on which it will automatically expire. Accordingly, unless and until terminated by the Board, the Plan will continue in full force and effect. The Board may amend the Plan at any time or from time to time or may terminate the Plan without approval of the stockholders; provided, however, that stockholder approval is required for any amendment to the Plan for which stockholder approval would be required under applicable law or regulation (including the requirements of the NYSE), as in effect at the time. In addition, pursuant to the terms of the Plan, the Board may not, without the approval of the stockholders, (i) materially increase the number of shares issuable under the Plan (unless such increase is made as an adjustment to a change in our capitalization), (ii) materially modify the requirements for eligibility to participate in the Plan, or (iii) reprice options issued under the Plan by lowering the exercise price of a previously granted option, by canceling options and issuing replacements or by otherwise replacing existing options with substitute options with a lower exercise price.

Federal Tax Aspects

The following paragraphs are a brief summary of the general federal income tax consequences to U.S. taxpayer participants and the Company due to awards granted under the Plan. Tax consequences for any particular individual may be different.

Nonstatutory Stock Options No taxable income is reportable when a nonstatutory stock option with an exercise price equal to the fair market value of our stock is granted to a participant. Upon exercise, the participant will recognize ordinary income in an amount equal to the excess of the fair market value (on the exercise date) of the shares purchased over the exercise price of the option. Any additional gain or loss recognized upon any later disposition of the shares would be capital gain or loss subject to appropriate holding periods.

Restricted Stock Awards and Restricted Stock Units A participant generally will not have taxable income at the time an award of RSAs or RSUs is granted. Instead, he or she will recognize ordinary income in the first taxable year in which his or her interest in the shares underlying the award becomes either (a) freely transferable or (b) no longer subject to substantial risk of forfeiture. However, the recipient of an RSA (but not an award of RSUs) may elect to recognize income at the time he or she receives the award in an amount equal to the fair market value of the shares underlying the award (less any cash paid for the shares) on the date the award is granted.

Section 409A Section 409A of the Internal Revenue Code imposes certain requirements on non-qualified deferred compensation arrangements. These include requirements with respect to an individual's election to defer compensation and the individual's selection of the timing and form of distribution of the deferred compensation. Section 409A also generally provides that distributions must be made on or following the occurrence of certain events (e.g., the individual's separation from service, a predetermined date, or the individual's death). Section 409A imposes restrictions on an individual's ability to change his or her distribution timing or form after the compensation has been deferred. For certain individuals who are considered our "specified employees," Section 409A requires that such individual's distribution commence no earlier than six months after such individual's separation from service. If an award is subject to and fails to satisfy the requirements of Section 409A, the recipient of that award may recognize ordinary income on the amounts deferred under the award, to the extent vested, which may be prior to when the compensation is actually or constructively received. Also, if an award that is subject to Section 409A fails to comply with Section 409A's provisions, Section 409A imposes an additional 20% federal income tax on compensation recognized as ordinary income, as well as interest on such deferred compensation. In addition, certain states (such as California) have laws similar to Section 409A and as a result, failure to comply with such similar laws may result in additional state income, penalty and interest charges.

Tax Effect for the Company We will generally be entitled to a tax deduction in connection with an award under the Plan in an amount equal to the ordinary income realized by a participant at the time the participant recognizes such income (for example, the exercise of a nonstatutory stock option). Special rules limit the deductibility of compensation paid to our CEO and to each of the other three most highly compensated executive officers, other than our CFO. Under Section 162(m) of the Internal Revenue Code, the annual compensation paid to any of these specified executives will be deductible only to the extent that it does not exceed $1,000,000; however, we can preserve the deductibility of certain compensation in excess of $1,000,000 if the conditions of Section 162(m) are met. The Plan has been designed to permit the Administrator to grant awards that qualify as performance-based for purposes of satisfying the conditions of Section 162(m), thereby permitting us to receive a federal income tax deduction in connection with such awards.

THE FOREGOING IS ONLY A SUMMARY OF THE EFFECT OF FEDERAL INCOME TAXATION UPON PARTICIPANTS AND THE COMPANY WITH RESPECT TO THE GRANT AND EXERCISE OF AWARDS UNDER THE PLAN. IT DOES NOT PURPORT TO BE COMPLETE, AND DOES NOT DISCUSS THE TAX CONSEQUENCES OF AN INDIVIDUAL'S DEATH OR THE PROVISIONS OF THE INCOME TAX LAWS OF ANY MUNICIPALITY, STATE OR FOREIGN COUNTRY IN WHICH AN ELIGIBLE INDIVIDUAL MAY RESIDE.

Plan Benefits

The number of shares of our common stock a participant may receive under the Plan pursuant to equity awards is at the discretion of the Compensation Committee or Board and therefore cannot be determined in advance.

The following table sets forth (a) the aggregate number of shares subject to options granted under the Plan during fiscal year 2017, (b) the average per share exercise price of such options, (c) the aggregate number of shares subject to restricted stock awards and restricted stock units granted under the Plan during fiscal year 2017, and (d) the fair market value on the grant date of such restricted stock grants and restricted stock units:

		(a)	(b)	(c)	(d)
Name	Position	Number of Shares Subject to Options Granted	Average Per Share Option Exercise Price (1)	Number of Restricted Stock or Restricted Stock Unit Shares Granted	Average Per Share Value of Restricted Stock or Restricted Stock Unit Awards (2)
Joe Burton	Director, President and CEO	110,316	$44.60	35,297	$43.42
Ken Kannappan	Former Director, President and CEO	50,000	$42.42	30,000	$42.42
Pam Strayer	Senior Vice President and CFO	30,000	$44.13	13,000	$42.42
Mary Huser(3)	Senior Vice President, General Counsel and Corporate Secretary	—	$—	—	$—
Shantanu Sarkar	Senior Vice President of Product of Product Development	—	$—	10,000	$45.08
Richard Pickard	Former Vice President, Legal General Counsel and Secretary	—	$—	3,000	$42.42
Don Houston (4)	Former Senior Vice President, Sales	—	$—	—	$—
Executive Group (5)		190,316	$43.95	91,297	$43.10
Non-Employee Director Group (6)		—	$—	20,573	$51.03
Non-Executive Officer Employee Group (7)		61,000	$44.13	560,965	$44.87

(1)	The average per share exercise price of stock options is calculated as a weighted average.

(2)	Based on the market value of our common stock on the date of grant of restricted stock and restricted stock units during fiscal year 2017.

(3)
Ms. Huser's employment commenced on March 13, 2017. Pursuant to Company policy, the equity awards set forth in her Employment Agreement were not granted until April 17, 2017. On April 17, 2017, she was awarded 14,500 shares in the form of non-qualified stock options at an exercise price of $52.11 and 5,500 shares in the form of restricted stock.

(4)	Mr. Houston did not receive any equity awards in fiscal year 2017 due to his failure to comply with a preservation order related to ongoing litigation with GN-Netcom.

(5)	The Executive Group is comprised of seven Executive Officers.

(6)	The Non-Employee Director Group is comprised of all members of the Board except Joe Burton.

(7)	The Non-Executive Officer Employee Group is comprised of all our employees worldwide minus the Executive Group.

Fiscal Year 2018 Officer and Director Awards

On May 9, 2017, the Committee approved for grant on May 10, 2017, an aggregate of 69,932 shares of our common stock in the form of restricted stock awards and 61,640 shares of at-target performance-based restricted stock units ("PSUs") for our Executives, including certain Executives who are also fiscal year 2017 NEOs. The number of PSUs shares that may ultimately be awarded may be reduced below or exceed the at-target number of shares depending on the performance of our stock against a total shareholder return of stocks in the iShares S&P North American Tech-Multimedia Networking Index over a three year period. The maximum number of PSU shares awarded may not exceed 150% of the at-target amount or 92,459 shares.

The number of shares to be awarded to our non-employee directors in fiscal year 2018 is currently indeterminable in that the amount is dependent on the closing price of our common stock on the NYSE on the date of the Annual Meeting, August 3, 2017. If the closing price of our common stock on the date of the Annual Meeting is the same as the closing price of our common stock on June 2, 2017, $55.33, the aggregate number of shares awarded to each of our non-employee directors in the form of restricted stock awards on August 3, 2017 would be 2,711.

To the extent we hire or promote new executives or appoint or elect new non-employee directors in fiscal year 2018, the number of additional shares awarded to our executives, including our NEOs, and our non-employee directors in fiscal year 2018 will increase by a currently unknown amount.

Equity Compensation Plan Information

The following table sets forth information with respect to our equity compensation plans as of April 1, 2017, the end of our most recently completed fiscal year:

	(a)		(b)		(c)
Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights		Weighted-average exercise price of outstanding options, warrants and rights		Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
Equity compensation plans approved by security holders (1)	1,612,639	(2)	$38.16	(3)	2,397,837	(4)
Equity compensation plans not approved by security holders	—		$—		—
Total	1,612,639		$38.16		2,397,837

(1)
Includes our 2003 Stock Plan ("Plan") and our 2002 Employee Stock Purchase Plan ("ESPP") but does not include the additional 1,000,000 shares for the Plan for which stockholder approval is being requested at the Annual Meeting.

(2)	Includes 1,417,531 shares subject to stock option awards and 195,108 shares subject to restricted stock unit ("RSU") awards. Excludes purchase rights accruing under the ESPP.

(3)
RSUs, which are included in the number of outstanding options, warrants and rights, do not have an exercise price and therefore, reduce the weighted-average exercise price of outstanding rights. Excluding RSUs, the weighted-average exercise price of outstanding stock options is $43.41.

(4)	Consists of 1,967,159 shares available for future issuance under the Plan and 430,678 shares under the ESPP.

PROPOSAL THREE
APPROVAL OF EXECUTIVE INCENTIVE PLAN

General

Our Board of Directors has adopted and is requesting that stockholders approve the Plantronics, Inc. Executive Incentive Plan (“EIP”). The EIP was last approved by our stockholders at our 2011 Annual Meeting of Stockholders and most recently adopted by our Board of Directors on May 20, 2017. The EIP contains provisions relating to Section 162(m) for which stockholder approval is being expressly sought. Approval of the EIP will allow the Company to fully deduct for federal income tax purposes the compensation recognized by our executive officers in connection with certain payments under the EIP. Section 162(m) generally denies a corporate tax deduction for annual compensation exceeding $1,000,000 paid to the chief executive officer and other “covered employees” as determined under Section 162(m) and applicable guidance. However, certain types of compensation, including performance-based compensation, are generally excluded from this deductibility limit. To enable compensation paid under the EIP to qualify as “performance-based compensation” within the meaning of Section 162(m), thereby permitting us to receive a federal income tax deduction in connection with such awards, the material terms of the EIP must be periodically approved by our stockholders. See Appendix D for the complete text of the Executive Incentive Plan.

The EIP will first apply to fiscal year 2018, and all subsequent fiscal years, unless it is not approved at the 2017 Annual Meeting of Stockholders. The Compensation Committee has approved a bonus arrangement for participants under the EIP for fiscal year 2018, including our current executive officers set forth in the table below.

Fiscal Year 2018 Target Bonus
Name	(% of Annual Base Salary)
Joe Burton	100%
Pam Strayer	65%
Mary Huser	50%
Shantanu Sarkar	50%

The bonus pool for fiscal year 2018 will become funded upon achievement of a certain level of non-GAAP operating income. If the bonus pool is funded, then individual bonuses will be determined based on achievement of goals relating to net revenue (weighted 40%), non-GAAP operating margin (weighted 40%), and certain individual performance goals (weighted 20%).

If our stockholders do not approve this Proposal Three at the 2017 Annual Meeting, then the Compensation Committee will consider whether to put in place other incentive arrangements for the EIP participants.

Vote Required

The affirmative vote of a majority of votes cast is required to approve the EIP.

THE BOARD UNANIMOUSLY RECOMMENDS A VOTE "FOR" APPROVAL OF THE EIP.

Summary of the EIP

The following paragraphs provide a summary of the principal features of the EIP and its operation. The following summary is qualified in its entirety by the EIP set forth in Appendix D.

Purpose

The purpose of the EIP is to increase stockholder value and corporate success by motivating key executives to perform to the best of their abilities and to achieve the Company's objectives. The EIP accomplishes this by paying awards only after the achievement of the specified goals.

The EIP is also designed to qualify as “performance-based” compensation under Section 162(m). Under Section 162(m), we may not receive a federal income tax deduction for compensation paid to our Chief Executive Officer and certain other highly compensated executive officers to the extent any of these persons receives more than $1,000,000 in any one year. However, if we pay compensation that is “performance-based” under Section 162(m), we can still receive a federal income deduction for the compensation even if it exceeds $1,000,000 during a single year. The EIP allows us to pay incentive compensation that is performance-based and therefore fully tax deductible on our federal income tax return.

Eligibility

Participants in the EIP are executive officers and key employees who are chosen solely at the discretion of the Compensation Committee ("Committee"). As of June 2, 2017, there were eight persons chosen to participate in the EIP for fiscal year 2018. Because our executive officers are eligible to receive awards under the EIP, they have an interest in this proposal. No person is automatically entitled to participate in the EIP in any fiscal year. Plantronics may also pay discretionary bonuses, or other types of compensation, outside of the EIP.

Administration

The EIP is administered by the Committee, consisting of no fewer than two members of the Board. With respect to incentive compensation intended to qualify as “performance-based compensation” within the meaning of Section 162(m), each member of the Committee who does not qualify as an “outside director” within the meaning of Section 162(m), if any, will recuse themselves or abstain from acting with respect to EIP determinations and at least two members of the Committee who do qualify as “outside directors” shall make EIP determinations. Subject to the terms of the EIP, our Committee has sole discretion to construe and interpret the terms of the EIP and to determine eligibility, award amounts, and the amount, manner and time of payments of awards.

Determination of Awards

Each performance period, our Committee assigns each participant a target award expressed as a percentage of base salary or a specific dollar amount. Under the EIP, participants are eligible to receive awards based upon the attainment and certification of certain performance criteria established by the Committee. The performance criteria may include one or more of the following: stock price, revenue, profit, bookings, cash flow, customer development, customer retention, customer satisfaction, sales channel retention, sales channel satisfaction, sales channel development, associate retention, associate satisfaction, associate development, net bookings, net income, net profit, operating cash flow, operating expenses, total earnings, earnings per share, diluted or basic, earnings per share from continuing operations, diluted or basic, earnings before interest and taxes, earnings before interest, taxes, depreciation and amortization, pre-tax profit, net asset turnover, asset utilization, inventory turnover, capital expenditures, net earnings, operating earnings, gross or operating margin, profit margin, debt, working capital, return on equity, return on net assets, return on total assets, return on capital, return on investment, return on sales, net or gross sales, market share, economic value added, cost of capital, change in assets, technical development, expense reduction levels, debt reduction, productivity, new product introductions, delivery performance, implementation or improvement of new or existing business systems, individual objectives, and total stockholder return.

The performance criteria may differ for each participant and for each award. Performance criteria may apply to the entire Company or to one or more of our business units or business functions.

The Committee retains the discretion to reduce or eliminate any award that would otherwise be payable pursuant to the EIP.

Payment of Awards

All awards will be paid in cash as soon as practicable following determination of the award, but no later than the dates set forth in the EIP. Subject to the terms and conditions of the EIP, a participant generally must remain employed through the end of a performance period to earn an award. Under certain circumstances, the Committee has discretion to pay out all or part of an award if a participant terminates employment or in the event of a change of control of the Company.

Actual Awards

After the performance period ends, the Committee certifies in writing the extent to which the pre-established performance goals actually were achieved or exceeded. The actual award payable to a participant is determined using a formula that increases or decreases the participant's target award based on the level of actual performance attained. The amounts, if any, to be paid pursuant to the EIP are not currently determinable. The maximum bonus payment any participant may receive under the EIP in any fiscal year is $5,000,000.

Amendment and Termination

The Committee may amend, alter, suspend or discontinue the EIP, in whole or in part, at any time, including the adoption of amendments deemed necessary or desirable to correct any defect or supply omitted data or reconcile any inconsistency in the EIP or in any award granted thereunder. The Committee may amend or alter the EIP in any respect, or terminate the EIP, without the consent of any affected participant, provided that generally no amendment or modification may impair payments to participants made prior to such amendment or modification. However, in no event may such amendment or modification result in an increase in the amount of compensation payable pursuant to any award. The EIP will first apply to fiscal year 2018, and all subsequent fiscal years, unless it is not approved at the 2017 Annual Meeting of Stockholders. If approved, the EIP will continue until the earlier of (i) the five-year anniversary of its approval by stockholders, or (ii) the date it is terminated pursuant to its terms.

Indemnification

Our Board of Directors and the Committee are generally indemnified by the Company for any liability arising from claims relating to the EIP.

Federal Income Tax Consequences

Under present federal income tax law, participants will recognize ordinary income equal to the amount of the award received in the year of receipt. That income will be subject to applicable income and employment tax withholding by the Company. If and to the extent that the EIP payments satisfy the requirements of Section 162(m) and otherwise satisfy the requirements for deductibility under federal income tax law, we will receive a deduction for the amount constituting ordinary income to the participant.

Awards to be Granted to Certain Individuals and Groups

Awards under the EIP are determined based on actual performance, so future actual awards (if any) cannot now be determined. The following table sets forth certain information regarding bonuses paid during fiscal year 2017 for each of the named executive officers and for all employees who participated in the EIP in fiscal year 2017 as a group:

Name	Position	Dollar Value of Executive Incentive Plan Compensation Paid in Fiscal Year 2017
Joe Burton	Director, President and CEO	$458,974
Ken Kannappan	Former Director, President and CEO	$807,694
Pam Strayer	Senior Vice President and CFO	$279,148
Mary Huser (1)	Senior Vice President, General Counsel and Corporate Secretary	$—
Shantanu Sarkar (2)	Senior Vice President of Product Development	$—
Richard Pickard (3)	Former Vice President, Legal, General Counsel and Secretary	$—
Don Houston	Former Senior Vice President, Sales	$241,020
All fiscal year 2017 employees as a group (10)		$2,420,876

(1)	Ms. Huser's employment commenced on March 13, 2017 and as such she was ineligible to participate in the EIP in fiscal year 2017. She is participating in the fiscal year 2018 EIP.

(2)
Mr. Sarkar was promoted to Senior Vice President of Product Development on October 2, 2016 and was ineligible to participate in the EIP for fiscal year 2017 pursuant to the terms of his promotion. Instead, he participated in our Associate Incentive Plan ("AIP") generally available to employees below the level of senior vice president and was awarded a cash bonus of $180,375 for fiscal year 2017. He is participating in the fiscal year 2018 EIP.

(3)
As a Vice President, Mr. Pickard was ineligible to participate in the EIP in fiscal year 2017. Instead, at the commencement of fiscal year 2017 he was eligible to participate in the AIP. However, in accordance with his Transition Agreement effective October 2, 2016, his participation in the AIP ended and he received a lump sum payment equal to one-half ($96,450) of his at target bonus under the AIP.

PROPOSAL FOUR
RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

General

The Audit Committee of the Board has selected PricewaterhouseCoopers LLP ("PricewaterhouseCoopers"), an independent registered public accounting firm, to audit our consolidated financial statements for fiscal year 2018. The Board recommends that stockholders vote for ratification of such appointment. Approval of the independent registered public accounting firm is not required. However, Plantronics customarily seeks shareholder ratification as a matter of good governance. If this Proposal Four is not approved, the Audit Committee will reconsider its selection. Notwithstanding ratification by the stockholders, the Audit Committee may select a different registered public accounting firm at any time during the year if it determines that it would be in the best interests of the Company and its stockholders.

PricewaterhouseCoopers has audited our consolidated financial statements annually since 1988. A representative of PricewaterhouseCoopers will be available at the Annual Meeting to respond to questions and will have an opportunity to make a statement at the Annual Meeting if he or she desires to do so.

Audit and Related Fees

The following table summarizes the fees for audit and other services performed by PricewaterhouseCoopers, our independent registered public accounting firm, for the fiscal years ended March 31, 2017 and 2016. All figures are net of value added tax and other similar taxes assessed by non-U.S. jurisdictions on the amount billed by PricewaterhouseCoopers, but include out-of-pocket expenses. All services described in the fee table were approved in conformity with the Audit Committee’s pre-approval process.

	Fiscal Year Ended March 31,
Fee Category	2017	2016
Audit Fees	$1,782,420	$2,120,341
Audit-Related Fees	70,000	124,500
Tax Fees	181,638	199,998
All Other Fees	4,140	6,416
Total	$2,038,198	$2,451,255

Audit Fees Consists of fees billed to us for professional services rendered by PricewaterhouseCoopers (i) for the audit of our annual consolidated financial statements included in our Form 10-K; (ii) for review of our interim consolidated financial statements included in our quarterly reports on Form 10-Q; (iii) in connection with the audit of the effectiveness of our internal control over financial reporting, as required by Section 404 of the Sarbanes Oxley Act of 2002; and (iv) for consents and assistance in connection with other filings, including statutory audits and services, and other documents filed with the SEC.

Audit-Related Fees Consists of fees billed to us for professional services rendered by PricewaterhouseCoopers for assurance and related services that are reasonably related to the performance of the audit or review of our consolidated financial statements and are not reported under "Audit Fees." Audit-related services principally include due diligence in connection with acquisitions, accounting consultations, attest services that are not required by statute or regulation, consultations concerning financial accounting and reporting standards, audits in connection with proposed or consummated acquisitions, and information systems audits.

Tax Fees Consists of fees billed to us for professional services rendered by PricewaterhouseCoopers for tax compliance, tax advice and tax planning.

All Other Fees Consists of fees billed to us for products and services provided by PricewaterhouseCoopers and not reported under "Audit Fees," "Audit-Related Fees" and "Tax Fees."

Our Audit Committee believes that the services rendered by PricewaterhouseCoopers that led to the fees reported under "Audit Fees," "Tax Fees" and "All Other Fees" are compatible with maintaining PricewaterhouseCoopers' independence.

Vote Required

The affirmative vote of a majority of shares present in person or represented by proxy and entitled to vote is required to approve the ratification of the appointment of PricewaterhouseCoopers as our independent registered public accounting firm for fiscal year 2018.

THE BOARD RECOMMENDS A VOTE "FOR" THE RATIFICATION OF THE APPOINTMENT OF PRICEWATERHOUSECOOPERS LLP AS THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR FISCAL YEAR 2018.

PROPOSAL FIVE
ADVISORY VOTE TO APPROVE NAMED EXECUTIVE OFFICER COMPENSATION

General

Stockholders are urged to read the Compensation Discussion and Analysis section of this Proxy Statement, which discusses how our compensation program is designed and how our practices reflect our compensation philosophy, as well as the Summary Compensation table and the related compensation tables, notes and narrative. The Compensation Committee and the Board believe that our compensation program design and practices are effective in implementing our guiding principles.

 Under Section 14A of the Securities Exchange Act of 1934, as amended ("Exchange Act") we are required to submit this proposal to stockholders for a non-binding advisory vote to approve the compensation of our named executive officers ("NEOs"). This proposal, commonly known as a "say-on-pay" proposal, gives our stockholders the opportunity to express their views on the compensation of our NEOs. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our NEOs and the compensation principles, policies and practices described in this Proxy Statement. Accordingly, the following resolution is submitted for stockholder vote at the Annual Meeting:

RESOLVED, that the Company's stockholders approve the compensation of the Company's named executive officers as described in this Proxy Statement pursuant to Item 402 of Regulation S-K, including the "Compensation Discussion and Analysis" section, the compensation tables and other narrative compensation disclosures.

We hold an advisory vote on NEO compensation annually and intend to continue to do so unless a majority of stockholders indicate their desire for a less frequent interval by their vote on Proposal Six (Frequency of the Advisory Vote on the Compensation Paid to Plantronics' Named Executive Officers). Accordingly, we expect the next vote on NEO compensation will occur at our 2018 Annual Meeting.

Vote Required

The affirmative vote of a majority of shares present in person or represented by proxy and entitled to vote is required to approve this Proposal Five. However, this vote is advisory and therefore, not binding on us, the Compensation Committee, or the Board. The Board and the Compensation Committee value the opinions of our stockholders and will take the vote of the stockholders on this Proposal into account in their evaluation of the design and philosophy of our executive compensation program in the future.

THE BOARD RECOMMENDS A VOTE "FOR" THE APPROVAL OF THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS AS DESCRIBED IN THIS PROXY STATEMENT.

PROPOSAL SIX
ADVISORY VOTE ON THE FREQUENCY OF HOLDING FUTURE ADVISORY VOTES ON EXECUTIVE COMPENSATION

General

We are providing our stockholders with the opportunity to cast an advisory vote on how often we should include an advisory vote on executive compensation in our proxy materials for future annual stockholder meetings (or special stockholder meetings for which we must include executive compensation information in the proxy statement for that meeting). Stockholders may vote to have the advisory vote on executive compensation every year, every two years or every three years, or abstain from voting.

After careful consideration of the frequency alternatives, the Board and the Compensation Committee believe that conducting an advisory vote on executive compensation on an annual basis is appropriate for us and our stockholders at this time.

Vote Required

The frequency that receives the greatest number of votes will be considered the frequency chosen by stockholders. The Board will carefully consider the outcome of the vote when making future decisions regarding the frequency of advisory votes on executive compensation; however, because this vote is advisory and not binding, the Board may decide it is in our best interests and the interests of our stockholders to hold an advisory vote more or less often than the frequency selected by stockholders.

THE BOARD RECOMMENDS A VOTE FOR THE APPROVAL OF AN ADVISORY VOTE ON THE COMPENSATION OF PLANTRONICS' NEOS EVERY YEAR.

ADDITIONAL INFORMATION

Security Ownership of Principal Stockholders and Management

The following table sets forth certain information with respect to beneficial ownership of our common stock as of June 2, 2017 (except as noted below) as to (i) each person who is known by us to own beneficially more than 5% of the outstanding shares of our common stock, (ii) each of our directors and each nominee for director, (iii) our CEO and former CEO, CFO, each of two other most highly compensated executive officers as of the end of fiscal year 2017 and two individuals who would have been considered executive officers had their employment as executive officers not terminated prior to the end of fiscal year 2017 (collectively, the "NEOs"), and (iv) all directors and Executive Officers as a group. Except as otherwise indicated, we believe that the beneficial owners of our common stock listed below have sole investment and voting power with respect to such shares, subject to community property laws. The information below is calculated in compliance with SEC rules, but does not necessarily indicate beneficial ownership for any other purpose.

Name and Address of Beneficial Owner (1)	Amount and Nature of Beneficial Ownership (2)	Percent of Class (3)
PRIMECAP Management Company (4)	4,923,150	14.6%
177 E. Colorado Blvd., 11th Floor
Pasadena, California 91105

BlackRock, Inc. (5)	3,327,408	9.8%
55 East 52nd Street
New York, NY 10055

The Vanguard Group, Inc. (6)	2,620,892	7.8%
100 Vanguard Blvd.
Malvern, PA 19355

Ken Kannappan	390,442	1.1%
Joe Burton	244,882	*
Don Houston	181,018	*
Pam Strayer	94,568	*
Marshall Mohr	31,915	*
Brian Dexheimer	26,683	*
Marv Tseu	25,915	*
John Hart	24,415	*
Robert Hagerty	20,915	*
Gregg Hammann	20,677	*
Shantanu Sarkar	18,164	*
Rich Pickard	15,918	*
Maria Martinez	5,813	*
Mary Huser	5,500	*

All Directors and Executive Officers as a Group (14 persons)	1,106,825	3.2%

* Less than 1%.

(1)	Unless otherwise indicated, the address for each beneficial owner named in the table is c/o Plantronics, Inc., 345 Encinal Street, Santa Cruz, California 95060.

(2)	Includes stock options held by directors and NEOs that are exercisable within 60 days of June 2, 2017, as follows:

Director/Named Executive Officer	Stock Options
Ken Kannappan	319,305
Joe Burton	150,375
Don Houston	118,458
Pam Strayer	48,262
Marshall Mohr	11,531
Brian Dexheimer	11,531
Marv Tseu	11,531
John Hart	11,531
Robert Hagerty	8,531
Gregg Hammann	4,293
Shantanu Sarkar	—
Rich Pickard	—
Maria Martinez	—
Mary Huser	—

All Directors and All Executive Officers as a Group (14 persons)	695,348

(3)
For each person and group included in the table, percentage ownership is calculated by dividing the number of shares beneficially owned by such person or group calculated pursuant to Rule 13d-3 of the Securities Exchange Act and set forth in the table by the sum of 33,807,910 shares of common stock outstanding on June 2, 2017 and the number of shares of common stock that such person or group had the right to acquire on or within 60 days of June 2, 2017 as set forth in footnote 2 above.

(4)
As of December 31, 2016, PRIMECAP Management Company ("PRIMECAP") reported sole dispositive power as to 4,923,150 shares and neither sole nor shared voting power over these shares, based solely upon PRIMECAP's Schedule 13G/A, Amendment 21, filed on February 9, 2017. PRIMECAP has indicated that 3,619,000 of these 4,923,150 shares were held by Vanguard Chester Funds – Vanguard PRIMECAP Fund, which is managed by PRIMECAP. In Amendment No. 26 to Schedule 13G/A filed February 13, 2017, Vanguard Chester Funds – Vanguard PRIMECAP Fund reported that, as of December 31, 2016, it had sole voting power over 3,619,000 of these shares and neither sole nor shared dispositive power over any of these shares. The address of Vanguard Chester Funds – Vanguard PRIMECAP Fund is 100 Vanguard Blvd., Malvern, PA 19355.

(5)
As of January 31, 2017, BlackRock, Inc., reported sole voting power as to 3,256,782 shares and sole dispositive power as to 3,327,408 shares. Information provided herein is based solely upon BlackRock, Inc.'s Schedule 13G/A, Amendment No. 8 filed on February 8, 2017. BlackRock, Inc. is a publicly held entity listed on the NYSE.

(6)
As of December 31, 2016, The Vanguard Group reported sole dispositive power as to 2,551,605 shares, shared dispositive power as to 69,287 shares and sole voting power as to 65,887 shares. Information provided herein is based solely upon The Vanguard Group's Schedule 13G/A, Amendment No. 6 filed on February 13, 2017.

Stock Ownership Requirements; Anti-Hedging and Anti-Pledging Policy

The NCG Committee has established stock ownership guidelines for all Executive Officers and directors. Under the guidelines, Executive Officers should own, and directors must own, a certain amount of our common stock as discussed below. For purposes of this requirement, "Executive Officers" are officers subject to the reporting requirements of Section 16(a) of the Exchange Act. Each director and Executive Officer then in office was in compliance with these ownership guidelines as of the beginning of fiscal years 2017 and 2018, respectively.

Non-Employee Directors

All non-employee directors must hold the lesser of (i) that number of shares (or the value of in-the-money vested stock options) equal in value to $25,000, or (ii) 1,000 shares of our common stock. Each non-employee director must attain the foregoing ownership requirement within four years of her or his appointment to the Board.

President and Chief Executive Officer

The President and CEO should hold the lesser of (i) that number of shares of our common stock (or the value of in-the-money vested stock options) equal in value to his or her annual base salary, or (ii) 25,000 shares of our common stock. The President and CEO should attain the foregoing ownership threshold within four years of her or his acceptance of such position.

Executive Officers

All Executive Officers (other than the President and CEO) should hold the lesser of (i) that number of shares of our common stock (or the value of in-the-money vested stock options) equal in value to $50,000, or (ii) 3,000 shares of our common stock. Each Executive Officer should attain the foregoing ownership threshold within four years of her or his acceptance of the position.

To determine the value of shares held by each of our non-employee directors and each Executive Officer, including the President and CEO, we divide the threshold value of stock to be held by each individual by the market price of our common stock at the beginning of each fiscal year. The value of shares of common stock is calculated based on the higher of the actual cost of the shares or their fair market value. The value of vested in-the-money stock options is the fair market value less the exercise price. Any subsequent change in the value of shares of our common stock during a fiscal year will not affect the amount of stock that an individual must hold during that year. The NCG Committee has the discretion to modify these guidelines, including on a case-by-case basis, as it deems appropriate.

Anti-Hedging and Anti-Pledging Policy

Under our Insider Trading Compliance Program and Policy, directors, officers, employees and other associated parties are prohibited from short selling our stock, hedging or trading in publicly-traded options such as puts, calls and other derivative securities (other than stock options issued by us) with respect to our stock, pledging our stock as collateral for loans, or holding our stock in margin accounts.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

This section explains our executive compensation program as it relates to our "named executive officers" for fiscal year 2017 (each, a "NEO" and collectively, the "NEOs"), although much of the discussion also applies to all executives whose titles are senior vice president and above ("Executives") generally. Our NEOs include our CEO, our CFO and two other highest paid executive officers. As required by SEC rules, we have also included our former President and CEO and two employees who as of the end of fiscal year 2017 were no longer serving as executive officers and who would have been deemed to be named executive officers if they had still been serving as executive officers at the end of fiscal year 2017. Our NEOs for 2017 are:

Joe Burton	President and CEO
Ken Kannappan (1)	Former President and CEO
Pam Strayer	Senior Vice President and CFO
Mary Huser	Senior Vice President, General Counsel and Corporate Secretary
Shantanu Sarkar	Senior Vice President of Product Development
Richard Pickard (1)	Former Vice President, Legal, General Counsel and Secretary
Don Houston (1)	Former Senior Vice President, Sales

(1)
Both Mr. Kannappan's role as President and CEO and Mr. Pickard's role as Vice President, Legal, General Counsel and Secretary ceased on October 1, 2016, although they continued to perform transition-related services on a part-time basis throughout fiscal year 2017. Mr. Houston's role as Senior Vice President, Sales, ceased on March 13, 2017, and he was named Senior Vice President, New Business Sales, his duties modified accordingly and, as a result, his status as an executive officer was rescinded.

The discussion that follows includes statements regarding financial and operating performance targets in the limited context of our Executive compensation program. Investors should not evaluate these statements in any other context. These are not statements of management’s expectations of future results or guidance.

Executive Summary

Our philosophy is that Executive compensation should be competitive and vary with the actual performance of the Company and each individual. Accordingly, our Executive compensation program is designed to target total compensation based on achievement of corporate goals and the contributions of each Executive, and his or her team, to realizing those goals.

The guiding principles of our Executive compensation program are to provide appropriate compensation to:

•Attract highly qualified executives and motivate them to perform at the highest levels
•Reward outstanding performance while avoiding excessive risk

•	Retain executives whose skills are essential for maintaining and building upon the successes of our business and creating long-term value

•	Establish annual short-term targets for cash incentives that are directly tied to metrics we deem important to financial performance as well as to individual areas of accountability

•	Create greater stockholder value by awarding long-term equity compensation tied to the achievement of consistent positive corporate results

•	Recruit and retain successful individuals by providing comprehensive compensation packages competitive with those of executives in similar positions at comparable companies

Our fiscal year 2017 Executive compensation program consisted of the following key elements:

Key Elements of Executive Compensation

Element	Description	Purpose
Base Salaries	Fixed cash compensation based on responsibility, performance, experience, tenure and potential.	Provide a fixed baseline level of cash compensation.
Variable Annual Cash Bonus Plan	Annual performance-based cash incentive awards payable after the close of the fiscal year contingent upon achievement of company-wide and functional specific goals.	Motivate Executives to achieve our annual strategic and financial objectives.
Equity Incentive Awards	A mix of any of stock options, restricted stock awards ("RSAs") and restricted stock unit awards ("RSUs").	Encourage positive long-term performance aimed at aligning and rewarding Executives' interests with those of the Company and its shareholders.
Other Benefits
Life, health, disability insurance generally applicable to all employees but may be enhanced for certain Executives, deferred compensation and retirement savings and matching contribution programs, as well as vehicle allowances.
Attract and retain Executive talent based on peer-comparable compensation offerings.

DETERMINING EXECUTIVE COMPENSATION

Role of the Compensation Committee

The Compensation Committee of our Board ("Committee") reviews, approves and oversees all elements of Executive compensation with the assistance of senior management and our compensation consultant, Compensia. Each Committee member is an independent, non-employee director with experience managing executives and making executive compensation decisions.

The Committee believes compensation must be viewed holistically and, therefore, evaluates compensation in its totality. We refer to this as total direct compensation ("TDC"). The Committee compares the median of the range of TDC for each Executive to executives in similar positions with similar responsibilities at comparable companies. Consistent with our strategy, when annual company-wide performance exceeds pre-established targets, our Executives generally earn greater than median pay and when performance falls below targets, they typically earn less. The Committee believes a program that enables greater than median compensation when performance exceeds pre-established targets supports its goal of increasing stockholder value.

In determining base salaries, annual and long-term incentive targets and all other elements of Executive compensation, the Committee relies on its general experience and subjective considerations of various factors, including our strategic business goals, compensation survey data and each Executive’s position, experience, level of responsibility, individual job performance, contributions to overall corporate performance, job tenure and future potential. The Committee does not set specific benchmarks for overall compensation or allocations between different elements and types of compensation.

Role of Our Stockholders

We value our relationships with our stockholders. All stockholders are welcome to submit suggestions regarding our governance, including our Executive compensation practices. Suggestions should be sent to Plantronics, Inc., 345 Encinal Street, Santa Cruz, California 95060, Attn: Investor Relations, or made by phone at 831-426-5858.

Annually, stockholders may cast an advisory vote on our NEO compensation ("say-on-pay"). At our 2016 Annual Meeting of Stockholders, our say-on-pay proposal received approval of over 91% of the votes cast. This followed the say-on-pay vote at our 2015 Annual Meeting at which over 93% of the votes cast were also in favor.

Based on our outreach and prior stockholder voting results, the Committee believes our stockholders strongly support our approach to NEO and Executive compensation. For fiscal year 2018, the Committee left our NEO and Executive compensation programs materially intact. However, to further align our Executive's interests with those of our stockholders and based on feedback from investors, the Committee chose to replace the time-based stock options portion of our Executive compensation with performance-based restricted stock units tied to the comparative price of our common stock to an index of comparable listed companies. A further description of our performance-based equity awards can be found in the Section "Fiscal Year 2018 NEO Equity Awards" of this Proxy Statement.

Role of Management

The Committee conducts an annual review of Executive compensation to determine if changes are appropriate. As part of this process, our CEO, Senior Vice President and Chief Human Resources Officer and other appropriate personnel provide the Committee with an assessment of each Executive's prior year performance against her or his specific performance objectives for the year and her or his influence on overall corporate performance.

Based on his assessments, together with information provided by our compensation consultant, our CEO recommends each Executive's compensation package and performance objectives for each fiscal year. Neither our CEO nor Senior Vice President and Chief Human Resources Officer participates in any assessment of his or her own performance or makes any recommendation with respect to his or her own compensation package.

Following a review of management’s recommendations, the Committee approves the compensation recommendations for the Executives with modifications the Committee considers appropriate. The Committee may also adjust compensation for specific individuals at other times during the year as it deems advisable.

Role of Our Compensation Consultant

Our independent third party compensation consultant, Compensia, provides information, analysis and advice regarding Executive compensation practices and reports directly to the Committee Chair.

The Committee considers a variety of factors when evaluating the capabilities and independence of compensation consultants including, the consultant's provision of other services to us, the fees paid or expected to be paid, the consultant's policies and procedures designed to prevent conflicts of interest, any business or personal relationships between members of the Committee or members of executive management and the consultant or its personnel, and whether the consultant or its personnel own any of our stock as required by NYSE listing rules. For fiscal year 2017, the Committee determined there were no conflicts of interest with Compensia and Compensia was independent.

At the Committee's direction, Compensia provided various services in connection with fiscal year 2017 Executive compensation including: (i) advice on achievement targets and funding metrics for our Executive compensation program; (ii) ongoing advice on the design of our annual cash-based Executive Incentive Plans, Associate Incentive Plan and equity incentive plans generally; (iii) assistance assessing risks related to our compensation programs; and (iv) information on executive and non-employee director compensation including trends, developments and market practices.

A Compensia representative attended a majority of the meetings and executive sessions of the Committee in fiscal year 2017. Additionally, its personnel contacted our employees for information and assistance necessary to fulfill its assignments and makes reports and presentations to and on behalf of the Committee that our Executives and other employees may also receive. All decisions concerning the amount or form of Executive compensation are made by the Committee alone or in conjunction with our Board, although our CEO does not participate or vote on matters concerning his own compensation.

Executive Compensation Market Analysis

Executive recruitment and retention requires market competitive compensation packages. For fiscal year 2017, Compensia, in collaboration with the Committee, gathered objective external compensation data to benchmark our Executive pay against a peer group of similar-industry and similar-size companies (“Peer Group”).

In selecting the Peer Group, the Committee approved relevant metrics proposed by Compensia to establish a group of like companies based on key factors such as industry comparability, revenue and revenue growth, market capitalization, profitability, headcount, and location. In fiscal year 2017, Compensia recommended, and the Committee considered as potential peers, companies in the technology hardware and equipment fields, particularly communication equipment entities, along with software companies, primarily systems, application or internet, and manufacturers and services providers in computer and peripherals, electronic equipment and instruments, office electronics and semiconductor fields, and direct labor competitors. Other selection criteria included: (i) consistency with prior periods, such as whether we included a company in our prior fiscal year Peer Group; (ii) whether a company had positive net income in the prior year; and (iii) whether we were included in the company's peer group in the prior year. Based on Compensia's summary, the Committee selected 17 publicly traded companies in the technology, hardware, equipment, software, and direct labor industries with annual revenues between $378 million and $1.7 billion and market capitalization between $858 million and $5.9 billion. The Peer Group approved by the Committee for fiscal year 2017 was:

ADTRAN	Cadence Design Systems	Coherent	Dolby Laboratories
Finisar	Infinera	Ixia	Mentor Graphics
MicroStrategy	NETGEAR	Polycom	Progress Software
Rovi	Synchronoss Technologies	Ubiquiti Networks	Verint Systems
ViaSat

For fiscal year 2017, Compensia recommended that the Company remove six companies and add four new companies to the Peer Group. Five of the six peers from fiscal year 2016, Aruba Networks, Emulex, Informatica, Riverbed Technology, and TIBCO Software, were removed due to their respective acquisitions. ARRIS International plc no longer met the criteria set by the Committee. The Committee approved the addition of Dolby Laboratories, Ixia, Synchronoss Technologies and Ubiquiti Networks. Each added company met the pre-established criteria used to evaluate the peer companies including industry, revenue range, market capitalization range, and net income. Three of the four companies also met the additional criteria of having a California and/or San Francisco Bay Area headquarters location.

For Executive compensation comparisons, Compensia provided data from the most recently reported proxy statements and SEC filings of the selected Peer Group companies. Because proxy statements and SEC filings are generally limited to each company's top five most highly compensated executives, sufficient publicly available data is not available for all our Executives. Therefore, as an additional resource, we reviewed applicable compensation data for similar executives at the Peer Group companies as reported in The Radford Global Technology Survey.

Key Executive Compensation Elements for Fiscal Year 2017

Base Salaries

Base salaries are the basis of our Executive compensation program, establishing a fixed base level of cash compensation for each Executive. Base salaries are intended to reflect the Committee's assessment of each Executive's: functional role and responsibilities as they relate to organizational success; ability to fulfill her or his primary responsibilities; past performance and future potential; tenure; and succession and retention considerations. Base salaries are also the foundation for determining bonuses under our annual variable cash compensation plans.

Base salaries are typically set annually. To remain competitive, base salaries are evaluated against the median of the range of salaries for executives in similar positions at Peer Group companies; however, the Committee does not target a specific percentile when setting compensation levels.

In fiscal year 2017, base salaries were frozen for the majority of our employees, including each of our NEOs, at fiscal year 2016 levels other than in connection with promotions, new hires or other changes in roles or responsibilities.

Ending Fiscal Year 2017 Base Salary (as of April 1, 2017)
Name
Joe Burton (1)	$550,000
Ken Kannappan (2)	$362,500
Pam Strayer	$387,000
Mary Huser	$360,000
Shantanu Sarkar (3)	$325,000
Richard Pickard (4)	$120,000
Don Houston	$412,000

(1)
On July 31, 2016, Mr. Burton executed an Employment Agreement effective October 2, 2016, accepting a promotion to President and CEO upon the retirement of Mr. Kannappan. In connection with his promotion, Mr. Burton's annual base salary was increased from $455,000 to $550,000.

(2) On July 31, 2016, Mr. Kannappan executed an Employment Agreement effective October 2, 2016, providing for his part-time employment following his retirement as President and CEO. Under the terms of his Employment Agreement, Mr. Kannappan's annual base salary decreased from $725,000 to $362,500.

(3) Mr. Sarkar was promoted to Senior Vice President of Product Development on October 2, 2016 and his base salary was increased to $325,000 on that date.

(4) On September 6, 2016, Mr. Pickard executed a Transition Agreement effective October 2, 2016, providing for his part-time employment following his retirement and pending the hiring of his replacement. Under the terms of his Transition Agreement, Mr. Pickard's annual base salary decreased from $385,800 to $120,000.

Annual Bonus Incentive Plans

All Executives other than Messrs. Pickard and Sarkar and Ms. Huser participated in Executive Incentive Plans ("EIP") in fiscal year 2017. Because of the timing of her start date of March 13, 2017, Ms. Huser was ineligible for an EIP for fiscal year 2017. Because of the timing of his promotion to Senior Vice President of Product Development on October 2, 2016, Mr. Sarkar was ineligible to participate in an EIP and therefore maintained his participation in our Associate Incentive Plan ("AIP") through the end of fiscal year 2017. Our AIP is similar to our EIPs although generally available only to employees whose titles are below the level of senior vice president. Both our EIPs and the AIP provide eligible employees the opportunity to receive annual cash bonuses. Payment of bonuses is based on (i) the funding of a bonus pool by achievement of corporate goals, and (ii) corporate and individual performance criteria used to determine the amount an individual may receive as a bonus from the bonus pool.

Additionally, until the effective date of his Transition Agreement, Mr. Pickard participated in our AIP. Under the terms of his Transition Agreement, Mr. Pickard accepted a lump sum payment of $96,450 in lieu of his continued participation in our AIP.

Bonus Pool Amount and Fiscal Year 2017 Funding

Annually, the Committee sets the total potential amount payable as bonuses to employees under our EIPs and the AIP ("Corporate Pool Funding"). For the EIPs, the amount of the pool is based on achieving or surpassing threshold corporate-wide performance goals. For the AIP in which the majority of our other employees, including Mr. Sarkar, participated in fiscal year 2017, funding is based on achievement of the fiscal year Corporate Pool Funding metrics.

For fiscal year 2017, the goals for the Corporate Pool Funding metrics for both the EIPs and the AIP were in each instance equal to or greater than the goals under our Board-approved fiscal year 2017 business plan. The table below shows our fiscal year 2017 goals for the EIPs and the AIP (for Corporate Pool Funding purposes the three Funding Metrics were identical in fiscal years 2016 and 2017) including weighting and threshold, target, and maximum allowable funding:

		Corporate Performance Goals
		Threshold	Target	Maximum
Fiscal Year 2017 Funding Metrics	Weight	(50% of Target)	(100% of Target)	(150% of Target)
Net Revenue	20%	$840M	$880M	$920M
Non-GAAP Operating Income *	60%	$134M	$164M	$194M
Inventory Turns	20%	6.60	7.60	8.60
	100%

The funding metrics are defined as follows:

•
"Net Revenue," as reported in Plantronics’ public filings with the Securities and Exchange Commission, is a measure of the revenue earned from sales of all our products to the business and consumer markets, net of any deductions such as discounts, returns or other adjustments, that need to be taken against that revenue.

•
*"Non-GAAP Operating Income" measures the Company’s overall success in generating profits, which can then be used to help the Company grow. For purposes of the Executive Incentive Plans, Non-GAAP Operating Income excludes certain amounts related to litigation with GN Netcom. (See footnote 1 below for more details).

•	"Inventory Turns" is a ratio measuring the number of times the Company’s inventory is sold and replaced over a full year.

(1)    At the beginning of fiscal year 2017, after careful consideration of the status of certain litigation with GN Netcom, Inc., described in Part I, Item 3 "Legal Proceedings" and Part II, Item 8 "Financial Statements and Supplementary Data", Note 8 "Commitments and Contingencies" of our Annual Report on Form 10-K filed with the Securities and Exchange Commission on May 10, 2017, the Committee chose to continue to exclude GN Netcom-related litigation costs from our basis for calculating Non-GAAP Operating Income under the EIPs and the AIP. From the outset of fiscal year 2017, the funding metrics within the EIPs and the AIP as well as performance against those metrics were calculated excluding these litigation costs. After the commencement of fiscal year 2017, however, we were penalized $4.9 million for spoliation of evidence by the U.S. District Court overseeing the GN Netcom litigation. Given the nature of the claim, the Committee exercised negative discretion to include the amount of the penalty against Executives under the EIPs. Conversely, the Committee chose not to penalize employees in general under the AIP. In general, management and the Board do not include the GN-related litigation costs in their evaluation of corporate performance so the Committee does not believe they should be included for purposes of calculating bonuses under the EIPs or the AIP.
The Committee selected Net Revenue, Non-GAAP Operating Income, and Inventory Turns as the criteria for fiscal year 2017 Corporate Pool Funding because it believes achievement of these goals is consistent with both our long-term interests and those of our stockholders.

When setting the funding metrics and weighting for threshold, target and maximum amounts for Corporate Pool Funding, the Committee takes into account a range of factors including historical performance, our fiscal year business plan, likelihood of increasing stockholder value, and other external market factors. Under the EIPs, if the threshold goal is not achieved for a metric, no bonus funds are allocated to the bonus pool for that metric. Under the AIP, the Committee reserves the right to fund all or a portion of the pool for below threshold achievement of any metric but did not do so in fiscal year 2017. For both the EIPs and the AIP, increasingly larger amounts are allocated to the pool for achievement between the threshold and maximum performance goals.

Funding of the EIPs and the AIP based on achievement of each metric is summarized in the following table:

Achievement of Funding Metric	Executive Incentive Plans Funding Percentage	Associate Incentive Plan Funding Percentage
Less than threshold	0%	1%-49%
Threshold to target	50%-99%	50%-99%
Target to maximum	100%-149%	100%-149%
Maximum and above	150%	150%

The tables below show actual corporate results for the Executive Incentive Plans and Associate Incentive Plan Corporate Pool Funding in fiscal year 2017:

Executive Incentive Plans Performance to Funding Metrics	Fiscal Year 2017 Results	% Achievement	Actual Bonus % Earned after Award Multiplier	Weight	Weighted Bonus % Funding (1)
Net Revenue	$881.2M	100%	101%	20%	20%
Non-GAAP Operating Income (2)	$167.2M	102%	105%	60%	63%
Inventory Turns (3)	8.0	105%	120%	20%	24%
Fiscal Year 2017 Bonus Pool Funding				100%	107.4%

(1)	Weighting of each of the Funding Metrics was calculated independently.

(2)	Excludes certain legal costs in connection with the GN Netcom, Inc. litigation as described above.
(3) Inventory turns are calculated as the average of the four fiscal quarters.

Associate Incentive Plan Performance to Funding Metrics	Fiscal Year 2017 Results	% Achievement	Actual Bonus % Earned after Award Multiplier	Weight	Weighted Bonus % Funding (1)
Net Revenue (2)	$881.2M	100%	101%	20%	20%
Non-GAAP Operating Income (2) (3)	$172.2M	105%	114%	60%	68%
Inventory Turns (4)	8.0	105%	120%	20%	24%
Fiscal Year 2017 Bonus Pool Funding				100%	112.4%

(1)	Weighting of each of the Funding Metrics was calculated independently.

(2)	Excludes $4.9 million relating to the GN litigation-related spoliation matter discussed above.
(3) Excludes certain legal costs in connection with the GN-Netcom, Inc. litigation as described above.

(4)	Inventory turns are calculated as the average of the four fiscal quarters.

Bonus Plans Achievement Goals and Funding

If the bonus pool is funded based on all or partial achievement of the Corporate Pool Funding metrics, the bonus amounts payable under the plans are based on the base salary and specific performance goals established for each employee.

Except for the CEO EIPs for both Mr. Burton and Mr. Kannappan and the AIP for Mr. Sarkar, the formula for computing annual bonus payouts under each of the EIPs is as follows:

Base Salary	x	Target Bonus Percentage (% of Base Salary)	x	Corporate Pool Funding (Weighted Bonus % Funding)	x	Functional Goals Achievement (%)	x	Individual Performance Adjustment Factor	=	Bonus Earned ($)

The EIPs for each of our Executives other than Messrs. Burton and Kannappan provided (i) 70% of her or his bonus target was based on achievement of the Shared Corporate Goals and 30% for achievement of functional-related goals specific to her or his duties ("Functional Goals"), and (ii) the CEO or Committee could provide a positive or negative discretionary adjustment for individual performance to a minimum of 0% or a maximum of 200% of her or his target bonus so long as the sum of all Executive bonuses did not exceed the lesser of (i) the Corporate Pool Funding achievement percentage, or 150%.

The CEO EIPs were based entirely on achievement of company-wide performance goals ("Shared Corporate Goals") and the maximum amount payable was the lesser of (i) the Corporate Pool Funding achievement percentage, or (ii) 150% of the target bonuses and was intended to comply with Internal Revenue Code Section 162(m) ("Section 162(m)"). Mr. Sarkar's bonus under the AIP was based entirely on functional-related goals specific to his duties and an individual performance adjustment factor. The maximum bonus amount payable was 200% of target.

Overall, our bonus programs are designed to achieve payouts over multiple years that average the target levels set by the Committee. To determine target cash compensation (base salary and annual cash bonus) for each Executive, the Committee established target amounts in part by examining the median of the range of cash bonuses and the total cash compensation targets of executives in similar positions with similar responsibilities at Peer Group companies; however, the Committee also used its own judgment to determine proper levels of compensation for each Executive. Actual bonuses paid to individual Executives could be above or below the targeted amounts but were subject to the maximum allowed under the applicable plans.

For fiscal year 2017, the "Shared Corporate Goals" of the Executives other than Messrs. Burton, Kannappan and Sarkar: Non-GAAP Operating Income; Operational Effectiveness; Management Effectiveness; and Market Share.

(i)
Non-GAAP Operating Income was the measure of the Company’s overall success in generating profits against the annual target. Both the achievement and the annual target exclude legal costs associated with litigation brought by GN-Netcom;

(ii)	Operational Effectiveness is a measure of the timeliness of our customer deliveries against established targets;

(iii)
Management Effectiveness initiatives are intended to develop managerial and leadership skills and maintain a productive and enjoyable workplace attractive to talented potential and existing employees. It was measured by a People Manager Effectiveness Composite Score tracking (1) enrollment in external and internal management development programs, (2) program effectiveness scores, and (3) and our improvement across dimensions of manager effectiveness in an annually administered Employee Engagement Survey; and

(iv)
Market Share is an important measure of the percentage of the total addressable market for our Enterprise products, measured by net revenues from Enterprise products divided by the sum of such net revenues plus similar net product revenue as reported from a leading competitor. We measured Market Share in this manner as, to our knowledge, no other public data on the Enterprise revenue of other competitors was readily available.

The target for each metric was set by the Committee as a reasonable goal based on our business plan and historical analysis.

Executive performance is evaluated annually against performance criteria after the close of the fiscal year and bonuses are typically paid in the first fiscal quarter of the following fiscal year.

Target Bonus Percentages

Target bonus percentages are determined based on each Executive’s position and level of responsibility. In the first quarter of each fiscal year, the Committee approves a target bonus for each eligible Executive under the EIPs. For each Executive their target bonus was expressed as a percentage of their annual base salary. Under the terms of both the EIP and AIP, in the case of individuals who are promoted or otherwise given increased pay or responsibility during the performance period, target bonuses are calculated using their annual base pay and target percentage at the end of the applicable fiscal year.

The NEO target bonus percentages for fiscal year 2017 were as follows:

Fiscal Year 2017 Target Bonus (% of Annual Base Salary)

Name
Joe Burton	100%
Ken Kannappan	110%
Pam Strayer	65%
Shantanu Sarkar	50%
Don Houston	65%

Mr. Burton's target bonus percentage increased from 75% to 100% with his promotion to President and CEO. The fiscal year 2017 target bonus percentages for Mr. Kannappan and Ms. Strayer remained unchanged from fiscal year 2016.

Mr. Sarkar's target bonus percentage under the AIP increased from 35% to 50% with his promotion to Senior Vice President of Product Development. Because Mr. Sarkar's promotion did not occur within 90 days after the start of the fiscal year 2017, the Committee deemed him ineligible to participate in the fiscal year 2017 EIP. He therefore continued to participate in the AIP throughout fiscal year 2017. He is participating in the fiscal year 2018 EIP.

Mary Huser commenced her employment in the last quarter of fiscal year 2017 and was ineligible to participate in an EIP.

By the terms of his Transition Agreement, Mr. Pickard waived his right to participate in the AIP for fiscal year 2017.

Fiscal Year 2017 Executive Bonuses

The tables that follow illustrate the fiscal year 2017 targeted and actual bonuses for each NEO under the EIPs and the AIP, as applicable, with the financial objective measured at the consolidated level. In the tables below, if the financial objective was measured at a level below the consolidated level (such as at the level of geographic region or product category) and is not publicly disclosed information, the target goal itself is not included in the tables, but the percent achieved is shown. Accordingly, "Target" and "Actual" achievement results have been intentionally omitted as they constitute competitively sensitive commercial and financial information.

Additionally, within the limits of the aggregate Corporate Pool Funding, the Committee retained discretion to adjust individual awards consistent with the terms of the EIPs and the AIP. In awarding bonuses under the CEO EIPs, the Committee assesses achievement of the Shared Corporate Goals and may only apply negative discretion to reduce the amount of the bonus based on the Committee's evaluation of individual performance. For those other Executives under EIPs, the Committee evaluates their performance based on their contributions toward achievement of the Shared Corporate Goals and their individual efforts in connection with meeting their Functional Goals, each of which are set at the beginning of the fiscal year. Based on the Committee's evaluation of each individual's performance, it may award individual bonuses from the lower of zero percent up to a maximum of 200% of their individual target bonus. For Mr. Sarkar whose bonus was awarded under the AIP, the Committee evaluated his performance against his Functional Goals and could have awarded a bonus between the lower of zero percent up to a maximum of 200% of his individual target bonus. Variances in the tables below between the "Total Target Bonus Weighted Score" and "Actual Bonus Payout as a Percent of Individual Target" reflect the Committee's exercise of its discretion.

Joseph Burton

Joseph Burton's fiscal year 2017 EIP and actual performance were as follows:

Performance Metric	Basis of Performance Metric	Target	Actual	% Achievement	Weight	Weighted Score
Non-GAAP Operating Income (in thousands)	Consolidated	$164,000	$167,238	105.4%	35.0%	36.9%
Operational Effectiveness	Consolidated	—	—	80.0%	10.0%	8.0%
Management Effectiveness		—	—	88.3%	10.0%	8.8%
Market Share	Enterprise	—	—	60.0%	15.0%	9.0%
Functional Objectives				50.0%	30.0%	15.0%
Total Target Bonus (in whole $)		550,000			100.0%	77.7%
Corporate Pool Funding Achievement Percent			107.4%
Actual Bonus Payout as Percent of Individual Target			83.4%
Total Bonus Payout			$458,974

Mr. Burton was promoted to President and CEO on October 2, 2016. Pursuant to his Employment Agreement dated July 1, 2016, Mr. Burton's annual bonus for fiscal year 2017 was calculated using an annual base salary of $550,000 and target bonus under his EIP of 100% of his annual base salary. Mr. Burton's Weighted Score was based on the Performance Metrics established at the beginning of fiscal year 2017 before his promotion. His Performance Metrics at the beginning of fiscal year 2017 were identical to the CEO EIP Performance Metrics he later assumed, except they also included Functional Objectives weighted at 30% and Non-GAAP Operating Income weighted at 35%. Mr. Burton's Functional Objectives included initiatives to launch new business models, implement strategic initiatives, and improve processes and efficiency. His Total Bonus Payout was based on the terms of the fiscal year 2017 EIP for the CEO, namely his Individual Target Bonus times the Corporate Pool Funding Achievement Percent, times the Weighted Score of Shared Corporate Goals. During the five year period from fiscal year 2013 to fiscal year 2017, he was paid bonuses ranging from 33.0% to 116.5% of the target amounts for those years with an average over that period of 91.2%. In three of the five years, his bonus was greater than 100%.

Ken Kannappan

Ken Kannappan's fiscal year 2017 EIP and actual performance were as follows:

Performance Metric	Basis of Performance Metric	Target	Actual	% Achievement	Weight	Weighted Score
Non-GAAP Operating Income (in thousands)	Consolidated	$164,000	$167,238	105.4%	65.0%	68.5%
Operational Effectiveness	Consolidated	—	—	80.0%	10.0%	8.0%
Management Effectiveness		—	—	88.3%	10.0%	8.8%
Market Share	Enterprise	—	—	60.0%	15.0%	9.0%
Total Target Bonus (in whole $)		$797,500			100.0%	94.3%
Corporate Pool Funding Achievement Percent			107.4%
Actual Bonus Payout as Percent of Individual Target			101.3%
Total Bonus Payout			$807,694

Pursuant to his Employment Agreement dated July 31, 2016, we agreed that for fiscal year 2017 Mr. Kannappan's CEO EIP previously established by the Committee would continue in place as adopted. Under the terms of his previously approved CEO EIP, Mr. Kannappan was eligible for 110% of his annual base salary as an at target bonus. Additionally, for purposes of calculating Mr. Kannappan’s incentive bonus for fiscal year 2017, the annual base salary in effect immediately prior to his retirement, $725,000, was used. Under the terms of the fiscal year 2017 EIP for Mr. Kannappan, his bonus was based on the Individual Target Bonus times the Corporate Pool Funding Achievement Percent, times the Weighted Score of Shared Corporate Goals. During the five year period from fiscal year 2013 to fiscal year 2017, he was paid bonuses ranging from 26.0% to 112.0% of the target amounts for those years with an average over that period of 89.7%. In four of the five years, his bonus was greater than 100%.

Pam Strayer

Pam Strayer's fiscal year 2017 EIP and actual performance were as follows:

Performance Metric	Basis of Performance Metric	Target	Actual	% Achievement	Weight	Weighted Score
Non-GAAP Operating Income (in thousands)	Consolidated	$164,000	$167,238	105.4%	35.0%	36.9%
Operational Effectiveness	Consolidated	—	—	80.0%	10.0%	8.0%
Management Effectiveness		—	—	88.3%	10.0%	8.8%
Market Share	Enterprise	—	—	60.0%	15.0%	9.0%
Functional Goals				50.0%	30.0%	15.0%
Total Target Bonus (in whole $)		251,485			100.0%	77.7%
Corporate Pool Funding Achievement Percent			107.4%
Actual Bonus Payout as Percent of Individual Target			111.0%
Total Bonus Payout			$279,148

Ms. Strayer manages Finance, Internal Audit, Information Technology and for most of fiscal year 2017, Legal. Four of Ms. Strayer's objectives were Shared Corporate Goals comprising 70% of her Bonus. The remaining 30% was tied to achievement of her Functional Goals including maintaining and improving accounting quality, implementing certain global pricing initiatives, improving process efficiency and effectiveness, and achieving targets for a new market offering for subscription-based revenue.

Ms. Strayer joined Plantronics and began participating in the EIP in fiscal year 2013. During the five year period from fiscal year 2013 to fiscal year 2017, she was paid bonuses ranging from 32.0% to 111.0% of the target amounts for those years with an average over that period of 92.4%. Her actual bonus payout for fiscal year 2013 was prorated based on the period of her employment commencement date to the end of fiscal year 2013. In four of the five years, her bonus was greater than 100%.

Shantanu Sarkar

Shantanu Sarkar's fiscal year 2017 AIP and actual performance were as follows:

Performance Metric	Target	Actual
Corporate Pool Funding Achievement Percent		112.4%
Actual Bonus Payout as Percent of Individual Target		111.0%
Total Bonus Payout	162,500	$180,375

Prior to his promotion in October 2016, Mr. Sarkar managed Engineering and Quality. Upon his promotion, the scope of his responsibilities expanded to include Product Development. His specific fiscal year 2017 goals and objectives included initiatives to launch new business models, implement strategic initiatives, improve processes and efficiency, and implement new methodologies.

Under the AIP, each participant's actual bonus amount is determined based on her or his supervisor’s assessment of their individual performance and relative contribution to the organization’s performance as measured by their goals, objectives and competencies. The supervisor has the discretion to override performance of goals, objectives and competencies to raise or lower scores. A participant may receive between 0% and 200% of her or his target bonus. In light of his promotion, the Committee choose to assess Mr. Sarkar's individual performance and relative contribution to the organization based on input from Mr. Burton and our Senior Vice President and Chief Human Resources Officer.

Richard Pickard

By the terms of his Transition Agreement, Mr. Pickard's participation in the AIP ended in September 2016 and in lieu thereof he was paid a lump sum amount equal to one-half ($96,450) of his at target bonus under the AIP.

Don Houston

Don Houston's fiscal year 2017 EIP and actual performance were as follows:

Performance Metric	Basis of Performance Metric	Target	Actual	% Achievement	Weight	Weighted Score
Non-GAAP Operating Income (in thousands)	Consolidated	$164,000	$167,238	105.4%	35.0%	36.9%
Operational Effectiveness	Consolidated	—	—	80.0%	10.0%	8.0%
Management Effectiveness		—	—	88.3%	10.0%	8.8%
Market Share	Enterprise	—	—	60.0%	15.0%	9.0%
Functional Goals		—	—	50.0%	30.0%	15.0%
Total Target Bonus (in whole $)		$267,800			100.0%	77.7%
Corporate Pool Funding Achievement Percent			107.4%
Actual Bonus Payout as Percent of Individual Target			90.0%
Total Bonus Payout			$241,020

Mr. Houston managed the Americas and Asia-Pacific sales regions in fiscal year 2017. Four of Mr. Houston's objectives were Shared Corporate Goals comprising 70% of his bonus. The remaining 30% was tied to achievement of his Functional Goals, including revenue targets for all our products, targets for a new market offering for subscription-based revenue, and implementing certain global pricing initiatives.

During the five-year period from fiscal year 2013 to fiscal year 2017, he was paid bonuses ranging from 0.0% to 115.0% of the target amounts for those years with an average over that period of 80.6%. In two of the five years, his bonus was greater than 100%.

Clawback Policy

The Committee has the right to require any EIP participant to repay any bonus amounts paid if there is a material financial restatement of corporate results for any prior year which resulted in overpayment under a plan; however, it is not our practice to automatically require repayment except as required under applicable laws and regulations. We have not had a financial restatement since the adoption of this policy. In the future, if we are required to restate our financial results for any prior year, the Committee will evaluate the facts and circumstances and may require repayment from Executives who received undue amounts as a result of material or negligent misrepresentation of financial results.

Our right to recoupment expires, unless demand is made, within three years following payment of an applicable bonus and does not apply to equity awards. Our recoupment right is in addition to, and not in lieu of, any actions imposed by law enforcement agencies, regulators or other authorities. Our actual ability to collect repayment, if legal under state and federal laws, may vary.

Equity Incentive Awards

We offer equity awards to our Executives through our 2003 Stock Plan to encourage achievement of corporate objectives for the long-term benefit of the Company and our stockholders. In any given fiscal year, the Committee may approve grants of stock options, RSAs or RSUs, or any combination of the three, to Executives after consideration of a variety of factors including:

•	Equity granted to executives in similar jobs at comparable companies

•	An Executive's scope of responsibilities and actual performance

•	Input from our CEO (other than with respect to the CEO's equity awards)

•	The potential for particular Executives to influence our long-term growth and profitability

The Committee gives no particular weight to any factor. A subjective determination is made after considering the foregoing factors in the aggregate.

Review and Approval Process for Equity Awards

Typically, in the first quarter of a fiscal year the CEO and Senior Vice President and Chief Human Resources Officer provide the Committee with an assessment of each Executive's prior year performance other than their own. The CEO also provides an assessment of how each of the other Executives influenced overall corporate performance. Together with information provided by our compensation consultants, the CEO recommends the types of equity grants (historically, a combination of RSAs or RSUs and stock options) and the number of shares under each type for each Executive other than himself.

The Committee then makes the final decision as to the types of equity awards and establishes a target total number of shares to be awarded each Executive. The Committee generally awards all targeted RSAs and RSUs to Executives in one annual award and stock options in two semi-annual awards. The Committee uses this approach to balance potential benefits or penalties that may result from price volatility of our common stock. Further, granting options split into two semi-annual awards permits the Committee to assess Executive performance throughout the year. The Committee retains the discretion to modify (including increasing, decreasing, or eliminating) the second installment, based on criteria it deems appropriate.

The Committee typically grants the RSAs and RSUs and the first of the two stock option awards at or shortly after the beginning of each fiscal year and the second stock option award, if any, shortly after our financial and operating results for the first half of the fiscal year are final. Equity awards are generally granted effective after financial results are publicly announced, typically three days after an applicable quarterly or annual earnings release. The Committee believes this follows best practices by allowing financial markets sufficient time to adjust after announcement of our operating results.

Stock options generally have a seven year term and vest over three years from the date of grant, with one-third of the shares vesting on the anniversary of the date of grant and the remaining shares vesting monthly thereafter until fully vested. During fiscal year 2014, we modified our vesting policy for RSAs and RSUs such that all RSAs and RSUs generally vest one-third of the shares annually over three years. RSAs and RSUs awarded prior to fiscal year 2014 continue to vest annually at the rate of twenty-five percent over four years. All vesting is subject to the continued employment of the Executive on each vesting date.

Fiscal Year 2017 NEO Equity Awards

In developing Executive equity recommendations in fiscal year 2017, then-CEO, Mr. Kannappan, considered the following information:

•
The history of prior awards to our Executives, the current and potential value of each of their vested and unvested holdings and each Executive's past performance, future contribution potential and other key compensation elements.

•	The total pool of our common stock budgeted for all employee awards for fiscal year 2017, and the portion allocated to all Executives as a percentage of the total.

•	Compensia's review of market-competitive compensation levels, as well as general market trends in equity grant practices.

•	The historical grant levels and historical market data regarding equity awards for comparable jobs in similar companies.

•	The anticipated current and Black-Scholes future value of the equity awards.

•
An appropriate split of the total number of shares awarded between varying types of equity awards. The actual split for each Executive was based on an evaluation of market practice, our CEO's assessment and recommendation, and the Committee's review and approval. In each case, factors considered included the benefit that would be received from stock options only if the stock price were to increase versus the fact that a benefit would be received from restricted stock whether the stock price increased or not.

Based upon all of the above-referenced factors, Mr. Kannappan recommended the Committee take into consideration market-competitive long-term incentive and total direct compensation levels, with appropriate variation based upon individual Executive performance. Mr. Kannappan reviewed his recommendations with Compensia and thereafter recommended for all Executives other than Mr. Houston, a mix of between approximately 32% to 41% of the value of the Executive equity awards as stock options and 59% to 68% as RSAs or RSUs. As vice-presidents who did not report directly to the CEO at the time of grant, Messrs. Pickard and Sarkar were ineligible for stock options and therefore received only RSAs. Mr. Kannappan did not recommend any equity awards for Mr. Houston as a result of his failure to comply with a preservation order related to litigation with GN-Netcom and the Committee agreed with his recommendation.

The Committee evaluated Mr. Kannappan's recommendations and such other information it deemed appropriate, giving no particular weight to any factor, and made a subjective determination, after considering all of the relevant factors in aggregate to approve the equity awards as set forth below.

In evaluating equity awards for Mr. Kannappan, the Committee considered, with the assistance of Compensia, factors similar to those above but specific to Mr. Kannappan. The total number of stock options, RSAs and RSUs awarded to him was determined by taking into account that the Committee chose not to increase Mr. Kannappan's base salary and that his target total direct compensation was approximately 30% below the market median.

In addition, with his promotion to President and CEO effective October 2, 2016, Mr. Burton was awarded additional RSAs and stock options having a combined value of approximately $800,000. The number of RSAs and stock option shares awarded were 10,297 and 30,316, respectively. The number of each was based on multiplying $800,000 by the same percentage of RSAs and stock options awarded to Mr. Burton in May 2016 and dividing that by the closing price of our common stock on November 4, 2016, of $45.84.

Similarly, on November 4, 2016, Mr. Sarkar received an additional award of 5,000 RSAs in connection with his October 2, 2016, promotion.

Ms. Huser's employment commenced on March 13, 2017. Pursuant to Company policy, the equity awards set forth in her Employment Agreement were not granted until April 17, 2017. On April 17, 2017, she was awarded 14,500 shares in the form of non-qualified stock options at an exercise price of $52.11 and 5,500 shares in the form of restricted stock.

The equity awards granted to our NEOs during fiscal year 2017 were as follows:

	Equity Awards Granted in May 2016		Equity Awards Granted in November 2016
Name	RSA Shares	Stock Option Shares	RSA Shares	Stock Option Shares
Joe Burton	25,000	40,000	10,297	73,316
Ken Kannappan	30,000	50,000	—	—
Pam Strayer	13,000	15,000	—	15,000
Shantanu Sarkar	5,000	—	5,000	—
Rich Pickard	3,000	—	—	—

The actual grant date values of equity awards are reported in the Summary Compensation Table and Grant of Plan Based Awards table, below.

Fiscal Year 2018 NEO Equity Awards

For our current fiscal year 2018, the Committee met on May 9, 2017, as part of its regular annual review of Executive equity awards. After deliberation, the Committee set a value for each Executive's fiscal year 2018 equity awards, including Executives who are fiscal year 2017 NEOs. The Committee furthermore determined that each Executive's equity awards would be split between RSAs and performance-based restricted stock units ("PSUs") tied to the performance of our common stock against an index of stocks. No stock options were granted.

For the PSUs, the number of shares ultimately awarded may be reduced below or exceed the at-target number of shares depending on the performance of our stock against a total shareholder return of stocks in the iShares S&P North American Tech-Multimedia Networking Index over a three year period. For each Executive, the maximum number of shares may not exceed 150% of the at-target amount approved by the Committee.

The number of RSAs and PSUs awarded to each Executive was determined by dividing the at-target value established by the Committee by the closing price of our stock on May 10, 2017. Both the RSAs and PSUs vest in three annual installments.

The following table sets forth (a) the fiscal year 2018 value of equity awards for each Executive as established by the Committee, (b) the percentage of the value of equity awards split between RSA and PSUs, (c) the number of RSA shares awarded in fiscal year 2018 based on the $55.48 closing price of our stock on May 10, 2017, (d) the at-target number of PSU shares awarded in fiscal year 2018 based on the $55.48 closing price of our stock, (e) the minimum number of shares which may be potentially issued under the fiscal year 2018 PSU awards, and (f) the maximum number of shares which may be potentially issued under the PSU awards:

Name	Value Set for Equity Awards in Fiscal Year 2018	% of Value as RSAs	% of Value as PSUs	RSA Shares Awarded	At-Target PSU Shares Awarded	Minimum Potential PSU Shares	Maximum Potential PSU Shares
Joe Burton	$3,500,000	50%	50%	31,542	31,542	—	47,313
Pam Strayer	$1,300,000	60%	40%	14,059	9,372	—	14,058
Mary Huser (1)	$250,000	—%	100%	—	4,506	—	6,759
Shantanu Sarkar	$500,000	60%	40%	5,407	3,604	—	5,406

(1)
Ms. Huser's employment commenced on March 13, 2017. Pursuant to Company policy, the equity awards set forth in her Employment Agreement were not granted until April 17, 2017. On April 17, 2017, she was awarded 14,500 shares in the form of non-qualified stock options at an exercise price of $52.11 and 5,500 shares in the form of restricted stock.

Benefits Programs

We provide various employee benefit programs to our Executives, including medical, dental, life and disability insurance, a 401(k) plan and the opportunity to purchase our common stock through payroll deductions at a discounted price through our Employee Stock Purchase Plan. In addition, we provide limited matching contributions to participants of our 401(k) plan. These benefit programs are generally available to all our employees on substantially equal terms.

Perquisites

In addition to the standard benefits generally available to all employees, each Executive was eligible to receive an auto allowance. Additionally, each Executive, including Mr. Sarkar after his promotion in October 2016, but excluding Mr. Pickard, was eligible to participate in or receive the following additional perquisites in fiscal year 2017:

•Financial, estate and tax services reimbursement
•Business club membership reimbursement
•Personal liability insurance reimbursement

Furthermore, during fiscal year 2017, each Executive was eligible to participate in an executive physical program that is intended to encourage our Executives to engage in preventive medical care.  Under the program, Executives are able to undergo physicals overseen by physicians. The examinations may include testing and consultations, as appropriate, based on each Executive’s medical situation.

The value of these additional benefits, constitute only a small percentage of each NEO's TDC and the amounts are included in the "Summary Compensation Table" located below in this Proxy Statement.

Deferred Compensation Plan

In 2013, we implemented a Deferred Compensation Plan (“2013 DCP”) which allows eligible employees, including our NEOs, to voluntarily defer receipt of some of their earned compensation on a pre-tax basis. The amounts deferred exceed the amounts they could otherwise defer under our 401(k) savings plan due to the annual deferral and compensation limits imposed by the Internal Revenue Code. We implemented the 2013 DCP as a competitive practice to help attract and retain top talent, and we intend to re-evaluate it periodically. Due to its conservative design, we do not consider the 2013 DCP benefits material to any NEO’s overall compensation. For more information concerning the 2013 DCP, please see the "Non-Qualified Deferred Compensation" table located below in this Proxy Statement.

Relocation Assistance

Periodically, we may also provide relocation benefits to our Executives and other select employees to induce job candidates to accept job offers or new roles for certain open positions we deem critical to our business needs. These benefits may include transportation of household goods and cars, travel, temporary housing, car rental, storage, miscellaneous relocation allowances, and house-hunting trips. We do not provide home sale and purchase assistance or tax protection to offset costs incurred by Executives as a result of these relocations. Relocation benefits provided to NEOs, if any, are reported in the “All Other Compensation” column of the “Summary Compensation Table”.
Tax Considerations
When making Executive compensation decisions, the Committee considers the tax deductibility of the various compensation arrangements under Section 162(m). However, tax deductibility is not the primary factor in determining appropriate levels or modes of compensation. Since corporate objectives may not always coincide with tax deductibility requirements, we may, consistent with our compensation philosophy, approve programs under which payments are not fully deductible.

For fiscal year 2017, the Committee intended the CEO EIP be compliant with Section 162(m). The higher potential bonuses available to our other Executives were intended to more heavily emphasize achievement of key corporate goals by individual performance. As part of its decision to allow potentially greater bonus payments to our non-CEO Executives, the Committee determined it was unlikely more than one Executive would exceed the Section 162(m) $1 million deduction limit.

In addition, the Committee intended that Executive equity awards in fiscal year 2017 meet the requirements for tax deductibility under Section 162(m). We intend to continue to evaluate the effects of the statute and any applicable regulations and to comply with Section 162(m) in the future to the extent consistent with the best interests of the Company and our stockholders.

Risk

We designed our compensation programs to avoid excessive risk. The following are some of the features of our programs intended to help us appropriately manage business risk:

•
an assortment of vehicles for delivering compensation, both fixed and variable, short-term and long-term, including cash and equity, intended to focus our employees, including our Executives, on specific objectives that help us achieve our business plan in alignment with long-term stockholder interests;

•	diversification of incentive-related risk by employing a variety of performance measures;

•	weighting of the various performance measures to avoid excessive attention to achievement of one measure over another;

•	annual equity grants, so employees, including our Executives, always have unvested awards that could decrease significantly in value if our business is not managed for the long-term;

•	annual goals and annual payment of bonuses to discourage short-term quarterly risk-taking;

•	potential repayment of unearned portions of bonuses in the event of material financial restatements; and

•	fixed maximum award levels for performance-based awards.

Annually, with Compensia’s input and assistance, we conduct a risk assessment of our compensation policies and practices, including those relating to our executive compensation program, and discuss the findings with the Committee. Based on this assessment, the Committee determined that our compensation policies and practices for fiscal year 2017 were not reasonably likely to have a material adverse effect on the Company.

Employment, Transition and Change of Control Severance Agreements for Our NEOs

To retain our Executives in the event of an acquisition, the Committee previously developed and approved change of control severance agreements ("Change of Control Agreements") that remained in effect throughout fiscal year 2017 for the majority of our Executives and all of the NEOs. In entering into these agreements, the Committee's primary objective was to maintain the continued dedication and objectivity of our Executives for our benefit and the benefit of our stockholders, notwithstanding the possibility of an acquisition.

Mr. Burton's Employment Agreement

In connection with his promotion to President and CEO, Mr. Burton signed an Employment Agreement dated July 31, 2016 ("Burton Employment Agreement") that became effective on October 2, 2016. In negotiating the Burton Employment Agreement, the Board intended it to be consistent with current industry practices, and it therefore does not include many of the provisions in Mr. Kannappan's employment agreement that were market norms at the time it was entered into in 1999. Under the terms of the Burton Employment Agreement, if Mr. Burton's employment is terminated other than for Cause (as defined in the Burton Employment Agreement), death or Disability (as defined in the Burton Employment Agreement), or if he resigns for Good Reason (as defined in the Burton Employment Agreement) (such termination, a “Qualifying Termination”), and the Qualifying Termination does not occur in the 24 month period following a Change of Control (as defined in the Burton Employment Agreement), then subject to his signing and not revoking a release of claims with us and subject to his continued compliance with the terms of the Burton Employment Agreement, Mr. Burton will receive the following:

•	Continuing payments of severance pay at a rate equal to his then-current base salary for a period of 12 months;

•
A lump sum payment equal to his annual incentive bonus earned but not then paid (disregarding the requirement that he be employed by us on the date of payment to earn any portion of or all of his annual incentive bonus); and

•
If he elects continuation coverage pursuant to COBRA for himself and his eligible dependents, we will reimburse him for the COBRA premiums for such coverage until the earlier of (A) 12 months, (B) the date upon which he and/or his eligible dependents are covered under similar plans or (C) the date upon which he ceases to be eligible for coverage under COBRA.

In the event a Qualifying Termination occurs in connection with a Change of Control (as defined in the Burton Employment Agreement) or in the 24 month period following a Change of Control, then subject to Mr. Burton signing and not revoking a release of claims and subject to his continued compliance with the terms of the Burton Employment Agreement, Mr. Burton will receive the following:

•
A lump sum severance payment equal to (A) 200% of his base salary, with such base salary amount calculated based on his then-current base salary (or if higher, as of immediately prior to the Change of Control), plus (B) 200% of the higher of (1) his target bonus as in effect for the fiscal year in which the Change of Control occurs or (2) his target bonus as in effect for the fiscal year in which the Qualifying Termination occurs, plus (C) a lump sum payment equal to that prorata portion or all of his annual incentive bonus that he has earned but has not yet been paid (disregarding the requirement that he must have been employed by us on the date of payment to earn any portion of or all of his annual incentive bonus);

•
If he elects continuation coverage pursuant to COBRA for himself and his eligible dependents, we will reimburse him for the COBRA premiums for such coverage until the earlier of (A) 18 months, (B) the date upon which he and/or his eligible dependents are covered under similar plans or (C) the date upon which he ceases to be eligible for coverage under COBRA; and

•	100% of his then unvested equity awards will become vested in full and in the case of stock options and stock appreciation rights, will become exercisable.

In the event that the severance and other benefits payable to Mr. Burton constitute “parachute payments” under Section 280G of the U.S. tax code and would be subject to the applicable excise tax, then his severance benefits will be either (A) delivered in full or (B) delivered to such lesser extent which would result in no portion of such benefits being subject to the excise tax, whichever results in the receipt by him on an after-tax basis of the greatest amount of benefits.

The Burton Employment Agreement further provides that cash severance benefits will be payable only following Mr. Burton's "separation from service" with us within the meaning of Section 409A and such payments may be subject to a six-month delay period if required under Section 409A.

Payments Upon a Qualifying Termination Not in connection with a Change of Control

The following table shows the potential payments to Mr. Burton upon a Qualifying Termination not in connection to a Change of Control or within 24 months of a Change of Control if either had occurred on April 1, 2017:

Executive Benefits and Payments Upon Separation	Termination for Any Reason Other Than For Cause		Termination Other Than For Cause in Connection with or within 24 Months of a Change in Control	Termination for Cause
Compensation	$1,008,974		$2,658,974	$—
COBRA Reimbursement	$38,595	(1)	$57,893	$—

(1)	COBRA Continuation Coverage reasonably estimated based on Mr. Burton's fiscal year 2017 medical benefit elections.

Accelerated Equity Vesting Upon a Qualifying Termination in connection with a Change of Control or within 24 months of a Change of Control

The following table shows the potential value of accelerated vesting of Mr. Burton's outstanding unvested equity awards had his employment terminated as a Qualifying Termination in connection with a Change of Control or within 24 months of a Change of Control:

Number of Stock Options Shares Vesting	Value of Stock Option Shares Vesting (1)	Number of RSA or RSU Shares Vesting	Value of RSA or RSU Shares Vesting (2)	Total Value of Equity on Vesting Event
141,775	$1,097,601	55,296	$2,992,067	$4,089,668

(1)
The value is calculated by multiplying the number of unvested shares by the difference between our common stock price of $54.11 on April 1, 2017 and the exercise price of the stock options, with negative values, if any, reported as zero.

(2)	The value is calculated by multiplying the number of unvested RSA and RSU shares by our common stock price of $54.11 on April 1, 2017.

If Mr. Burton's employment is terminated for Cause, all unvested equity awards terminate on his termination date.

Mr. Kannappan's Employment Agreements

At the commencement of fiscal year 2017, Mr. Kannappan's employment was governed by an agreement dating back to his initial promotion to President and CEO in 1999. Since 1999, that agreement had been amended, generally to conform to legal requirements like Internal Revenue Code Section 409A. It was last materially revised in a Second Amended and Restated Employment Agreement dated November 17, 2009 ("2009 Agreement").

In connection with his retirement, to take advantage of his more than two decades as a leader of the Company and with a goal of making the transition from Mr. Kannappan to Mr. Burton seamless, the Board sought to preserve the existing terms of Mr. Kannappan's 2009 Agreement and also incentivize him for an additional one year period to support Mr. Burton as he adapted to his new role. Along with providing advice regarding corporate operations overall, it was expected that Mr. Kannappan would travel worldwide with Mr. Burton providing introductions and performing substantial outreach with our employees, customers, suppliers, key investors, and analysts.

Accordingly, after extensive negotiations the Board reached agreement with Mr. Kannappan in July 2016 to supplement the terms of his then current 2009 Agreement for the additional transition services described above. On July 31, 2016, Mr. Kannappan executed a new Employment Agreement with us that became effective October 2, 2016 ("2016 Agreement"). Under the 2016 Agreement, Mr. Kannappan agreed to perform services on a part-time basis to transition his duties to Mr. Burton. Although the 2016 Agreement is written to supersede in its entirety the 2009 Agreement, the Committee's and Mr. Kannappan's intention was to preserve the benefits under the 2009 Agreement and provide additional incentives least one year of transitional services.

Under the 2016 Agreement, Mr. Kannappan agreed to perform part-time services from October 2, 2016 through September 30, 2017 ("Employment Period"). For his services, we agreed to pay Mr. Kannappan (i) an annual base salary of $362,500, (ii) maintain his participation in the fiscal year 2017 EIP bonus program with an at target bonus of 110% of his annual base salary as in effect on October 1, 2016, and (iii) a fiscal year 2018 at target bonus of 110% of his $362,500 annual base salary, prorated from the beginning of fiscal year 2018 through September 30, 2017. After September 30, 2017, we will enter into a Consulting Agreement with Mr. Kannappan during which he will be paid $1,000 per month for an additional 18 months.

If, (i) prior to September 30, 2017 (A) we terminate Mr. Kannappan’s employment without Cause (as defined in the 2016 Agreement), (B) he resigns for any reason, or (C) his employment terminates as a result of his death or Disability (as defined in the 2016 Agreement), or (ii) he remains employed through September 30, 2017 (on which day, his employment will terminate and he will enter into the Consulting Agreement), and provided that he signs and does not revoke a release of claims, then subject to his continued compliance with the terms of the 2016 Agreement, he will receive the following: (1) continued cash compensation payments equal to 150% of the average annual cash compensation (base salary and incentive bonus) calculated in accordance with the 2016 Agreement payable over 24 months (the “Severance Payment Period”), and (2) continued provision of “Company Benefits” (as defined in the 2016 Agreement) during the Severance Payment Period. The severance benefits mirror what Mr. Kannappan would have received under the 2009 Agreement and were preserved in the 2016 Agreement.

If prior to September 30, 2017, Mr. Kannappan’s employment terminates as the result of an “Involuntary Termination” (as defined in the 2016 Agreement) or terminates as result of his death or Disability, and provided that he signs and does not revoke a release of claims, then he will receive the following: (1) a lump sum payment equal to the annual base salary he would have received had he remained employed through September 30, 2017, (2) continued eligibility to earn a prorated portion of his annual incentive bonus determined by multiplying (x) the fiscal year 2018 bonus amount based on the achievement of the established performance goals, by (y) a fraction, the numerator of which is the number of days that have passed since the commencement of the 2018 fiscal year through the termination date and a denominator of 365, payable at the same time bonuses are paid to our other senior executives, and (3) his equity awards that would otherwise have vested through March 31, 2019 had he remained an employee will vest and become exercisable and all of his outstanding stock options will remain exercisable through no later than March 31, 2020.

Further, in the event of a “Change of Control” (as defined in the 2016 Agreement) that occurs during the Employment Period, 100% of Mr. Kannappan’s equity awards will vest.

During the Consulting Period, if Mr. Kannappan’s service as a consultant is terminated without Cause (as defined in the Consulting Agreement), and provided that he signs and does not revoke a release of claims, then he will receive (i) a lump-sum cash payment equal to the amount of remaining payments that would have been paid under the Consulting Agreement had he continued to provide services through March 31, 2019, and (ii) his equity awards that would otherwise have vested through March 31, 2019 had he remained a consultant will vest and become exercisable. Additionally, all of Mr. Kannappan’s outstanding stock options will remain exercisable through no later than March 31, 2020 unless they would have expired before March 31, 2020.

The 2016 Agreement provides that cash severance benefits will be payable only following Mr. Kannappan's "separation from service" with us within the meaning of Section 409A and such payments may be subject to a six-month delay period if required under Section 409A.

Payments Upon Termination or Change of Control

The following table shows the potential payments to Mr. Kannappan upon termination or had a Change of Control occurred on April 1, 2017:

Executive Benefits and Payments Upon Termination	Separation from Service Other than for Cause / Expiration of Employment Period		Death or Disability or Involuntary Termination Other Than For Cause		Termination for Cause	Change of Control	Termination other than an Involuntary Termination or Other Preceding Circumstances
Compensation	$2,007,510	(1)	$2,996,454	(2)	$—	$—	$—
Company Benefits	$1,350,398	(3)	$1,350,398	-	$—	$—	$—

(1)
Comprised of continued cash compensation payments equal to one hundred fifty percent (150%) of the average annual cash compensation earned using the 12 full fiscal quarters immediately preceding the Effective Date (for purposes of calculating the Base Salary amount) and the 12 full fiscal quarters immediately preceding the last day of fiscal year 2017 (for purposes of calculating the cash bonus amount).

(2)
Comprised of (i) a lump sum payment equal to the sum of the annual base salary Mr. Kannappan would have received had his employment continued through September 30, 2017 ($181,250), (ii) the cash bonus he would have received for fiscal year 2017 ($807,694), and (iii) the amount received in the column in the table above entitled "Separation from Service Other than for Cause/Expiration of Employment Period" ($2,007,510).

(3)
Comprised of (i) 24 months of certain Company Benefits estimated at $50,199 per year based on fiscal year 2017 disability, life, executive health physical examination COBRA continuation coverage and other group insurance benefits ($100,398) and (ii) a self-insured disability benefit of $1,250,000.

Accelerated Equity Vesting Upon Termination or Change of Control

The following table shows the potential value of accelerated vesting of Mr. Kannappan's outstanding unvested equity awards had his employment terminated upon his voluntary resignation, involuntary termination, or a change of control, on April 1, 2017:

Vesting Event	Number of Stock Options Shares Vesting	Value of Stock Option Shares Vesting (1)	Number of RSA or RSU Shares Vesting	Value of RSA or RSU Shares Vesting (2)	Total Value of Equity on Vesting Event
Termination without Cause, Voluntary Resignation, Death, or Disability	—	$—	—	$—	$—
Involuntary Termination without Cause, Death or Disability	121,807	$667,611	56,666	$3,066,197	$3,733,808
Change of Control	124,585	$700,086	66,666	$3,607,297	$4,307,383

(1)
The value is calculated by multiplying the number of unvested shares by the difference between our common stock price of $54.11 on April 1, 2017 and the exercise price of the stock options, with negative values, if any, reported as zero.

(2)	The value is calculated by multiplying the number of unvested RSA and RSU shares by our common stock price of $54.11 on April 1, 2017.

(3)	Represents the number of shares that would have vested had his employment continued for another 12 months.

(4)	Represents the number of shares that would have vested had his employment continued for another 18 months.

(5)	Involuntary Termination includes termination other than for Cause or due to Death or Disability, each as defined in the Employment Agreement.

If Mr. Kannappan's employment is terminated for Cause, all unvested equity awards terminate on his Termination Date.

Mr. Pickard's Transition Agreement

On September 6, 2016, we entered into a Transition Agreement with Richard R. Pickard, the Company's then Vice President, Legal, General Counsel and Secretary (the “Transition Agreement”) which took effect on October 2, 2016. Under the terms of the Transition Agreement and for his part-time services to transition his work to his successor after October 2, 2016, we agreed to pay Mr. Pickard a salary at an annualized rate of $120,000. However, his participation in our AIP ceased immediately.

During the transition period after October 2, 2016 and until Mr. Pickard's employment with us terminates, his outstanding equity awards have and will continue to vest according to their existing vesting schedules. On the date his employment terminates, his outstanding equity awards will vest as to that number of shares that would otherwise have vested through his termination date as if the equity awards had been vesting on the monthly anniversary of the vesting commencement date applicable to each such award.

In addition to the compensation described above, Mr. Pickard received the following gross amounts less applicable withholdings:

•
A lump sum payment, less applicable withholdings, of $444,129, consisting of (i)12 months of his then base salary of $385,800 (ii) $8,280, which represents 12 months of his automobile allowance, (iii) $38,475, which is equal to 150% of his annual COBRA premiums, and (iv) $11,574, which represents the contribution he would have been entitled to receive under our 401(k) Plan.

•
A lump sum payment, less applicable withholdings, of $96,450, which represents one-half of the bonus he would have otherwise been eligible to receive under our 2017 AIP, assuming he had not chosen to retire and assuming performance goals were achieved at target levels. The $96,450 was paid at the same time as bonuses were paid to other senior executives, June 15, 2017.

Other Named Executive Officer Agreements

In general, the Change of Control Agreements for Messrs. Sarkar and Houston and Ms. Huser provide that, if a "Change of Control" (as defined in the Change of Control Agreements) occurs, then 100% of their respective outstanding equity awards will vest according to the vesting schedule specified in our 2003 Stock Plan.

In addition, if an Executive's employment is terminated by us without "Cause" or by the Executive for "Good Reason" (as defined in the Change of Control Agreements) within 24 months after a Change of Control, the Executive is entitled to receive:

•	accrued compensation; and

•	a severance payment equal to the sum of:

◦	100% of the Executive's annual base salary in effect immediately prior to the Executive's termination date or (if greater) at the level in effect immediately prior to the Change of Control;

◦	the pro rata portion or all of the Executive's annual target incentive bonus that the Executive has earned but not yet been paid; and

◦	100% of the Executive's annual target incentive bonus for the year in which the severance payment is triggered.

The Change of Control Agreements also provide for each Executive to receive the following severance benefits:

•	continuation of certain health benefits for the Executive and his or her eligible dependents for not more than 12 months following the termination date; and

•	full vesting of the Executive's equity awards to the extent outstanding on the termination date and not otherwise vested.

The receipt of benefits under the Change of Control Agreements are subject to compliance with the terms of (i) the standard confidentiality agreement between the Executive and us; (ii) an agreement not to solicit other employees to terminate their employment with us for a period of two years; and (iii) a release of claims against us.

The Change of Control Agreements also contain provisions designed to provide each Executive the greatest amount of benefits after taking into account taxes that may be payable under Section 4999 of the Internal Revenue Code if any of the benefits constitute "parachute payments" under 280G of the Internal Revenue Code.

The Change of Control Agreements provide that cash severance benefits will be payable following the Executive's "separation from service" with us within the meaning of Section 409A and that such payments may be subject to a six-month delay period if required under Section 409A.

The Change of Control Agreement for Ms. Strayer is identical to the Change of Control Agreements of the other NEOs except she would receive severance equal to the sum of: (i) 200% of her annual base salary; (ii) that pro rata portion or all of her annual target cash bonus that she has earned but not yet been paid; and (iii) 200% of her annual target incentive bonus for the year in which the severance payment is triggered. Ms. Strayer's compensation is greater than the other NEOs (other than our CEO) because the Committee determined the increased amount was appropriate for someone serving in the role of chief financial officer.

The agreements with our Executives do not provide for compensation or benefits if they terminate their employment voluntarily or we terminate their employment for cause. For Messes. Strayer and Huser and Messrs. Sarkar and Houston the following table shows the potential payments upon termination by us without "Cause" or by the NEO for "Good Reason" within 24 months after a change of control, if such termination had occurred on April 1, 2017:

Name	Executive Compensation and Benefits Upon Separation	Termination Without Cause or for Good Reason After Change in Control
Pam Strayer	Compensation	$1,555,918	(1)
	Benefits	$38,595	(2)
Mary Huser	Compensation	$540,000	(3)
	Benefits	$25,270	(2)
Shantanu Sarkar	Compensation	$667,875	(3)
	Benefits	$38,595	(2)
Don Houston	Compensation	$920,820	(3)
	Benefits	$38,595	(2)

(1)
Composed of (i) 200% of annual base salary, (ii) that pro rata portion of the annual target incentive bonus earned but not yet been paid, and (iii) 200% of the annual target incentive bonus for the year in which the severance payment is triggered.

(2)	Amounts estimated based on certain employee medical benefit elections in fiscal year 2017.

(3)
Composed of (i) 100% of annual base salary, (ii) that pro rata portion of the annual target Bonus that has been earned but not yet been paid, and (iii) 100% of the annual target Bonus for the year in which the severance payment is triggered.

Accelerated Equity Vesting Upon Termination or Change of Control

The table below shows the potential value of accelerated vesting of outstanding equity awards held by our NEOs, other than Messrs. Burton and Kannappan, had their employment terminated upon a change of control on April 1, 2017.

Name	Number of Stock Options Shares Vesting	Value of Stock Option Shares Vesting (1)	Number of RSA Shares Vesting	Value of RSA Shares Vesting (2)	Total Value of Equity on Change of Control
Pam Strayer	43,960	$319,985	22,999	$1,244,476	$1,564,461
Mary Huser (3)	—	$—	—	$—	$—
Shantanu Sarkar	—	$—	14,029	$759,109	$759,109
Don Houston	6,737	$14,125	10,666	$577,137	$591,262

(1)
The value is calculated by multiplying the number of unvested shares by the difference between our common stock price of $54.11 on April 1, 2017 and the exercise price of the stock options, with negative values, if any, reported as zero.

(2)	The value is calculated by multiplying the number of unvested RSA shares by our common stock price of $54.11 on April 1, 2017.

(3)	Ms. Huser's employment commenced on March 13, 2017 and, in accordance with Company policy, she was not awarded RSAs or stock options until April 17, 2017.

SUMMARY COMPENSATION TABLE

The following table sets forth the compensation paid by us for fiscal years 2017, 2016 and 2015 to the NEOs. For a narrative description of our compensation philosophy and compensation elements, see the section "Compensation Discussion and Analysis" above.

Name and Principal Position	Fiscal Year	Salary (1)	Stock Awards (2)	Option Awards (2)	Non-Equity Incentive Plan Compensation (3)	All Other Compensation (4)	Total
Joe Burton	2017	$502,500	$1,532,514	$1,161,543	$458,974	$83,870	$3,739,401
Director, President and CEO	2016	$456,250	$1,078,200	$624,159	$108,929	$55,001	$2,322,539
	2015	$416,250	$853,200	$518,528	$301,113	$71,803	$2,160,894
Ken Kannappan (5)	2017	$543,750	$1,272,600	$500,975	$807,694	$92,537	$3,217,556
Former Director, President and CEO	2016	$738,942	$2,156,400	$1,475,286	$207,350	$86,336	$4,664,314
	2015	$718,750	$1,279,800	$1,244,466	$892,881	$118,064	$4,253,961
Pam Strayer	2017	$386,900	$551,460	$312,581	$279,148	$73,728	$1,603,817
Senior Vice President and CFO	2016	$388,865	$539,100	$283,709	$80,475	$39,498	$1,331,647
	2015	$358,750	$426,600	$207,411	$258,063	$36,845	$1,287,669
Shantanu Sarkar (6)	2017	$315,000	$450,750	$—	$180,375	$53,067	$999,192
Senior Vice President of Business Development	2016	N/A	N/A	N/A	N/A	N/A	N/A
	2015	N/A	N/A	N/A	N/A	N/A	N/A
Mary Huser (6)	2017	$20,769	$—	$—	$—	$6,551	$27,320
Senior Vice President, General Counsel and Corporate Secretary	2016	N/A	N/A	N/A	N/A	N/A	N/A
	2015	N/A	N/A	N/A	N/A	N/A	N/A
Richard Pickard (7)	2017	$252,900	$127,260	$—	$—	$583,335	$963,495
Former Vice President, Legal, General Counsel and Secretary	2016	$382,516	$296,505	$—	$57,870	$36,239	$773,130
	2015	N/A	N/A	N/A	N/A	N/A	N/A
Don Houston	2017	$412,000	$—	$—	$241,020	$67,039	$720,059
Former Senior Vice President, Sales	2016	$416,923	$593,010	$114,844	$—	$40,618	$1,165,395
	2015	$395,000	$426,600	$259,264	$249,000	$39,124	$1,368,988

(1)	Fiscal year 2016 included 53 weeks. The amount in the Salary column reflects the actual amount paid to each NEO as a consequence of the additional week.

(2)
Stock awards amounts and option awards amounts reported are the aggregate grant date fair value of stock-related awards in fiscal year 2017 computed in accordance with FASB ASC Topic 718. Refer to Note 2 – Significant Accounting Policies, Stock-Based Compensation Expense and Note 10 – Stock Plans and Stock-Based Compensation to the Consolidated Financial Statements contained in our Annual Report on Form 10-K for the fiscal year ended March 31, 2017, as filed with the SEC on May 10, 2017 for the assumptions used to value such awards. The amounts shown exclude the impact of estimated forfeitures.

(3)
Except for Messrs. Sarkar and Pickard, all amounts reported for fiscal years 2015, 2016, and 2017 were annual amounts earned under the EIP. Amounts for fiscal years 2015 and 2016 were paid on June 4, 2015 and June 2, 2016, respectively. Amounts earned under the EIPs and AIP in fiscal year 2017 are expected to be paid prior June 30, 2017. The amount paid to Mr. Pickard under the fiscal year 2016 AIP was paid on June 2, 2016.

Mr. Houston did not receive a bonus under the EIP in fiscal year 2016 due to his failure to comply with a preservation order related to the GN-Netcom litigation. Had he been awarded a bonus at target based on actual Corporate Pool Funding Achievement Percentage under his EIP and without allowance for discretion based on achievement of Shared Corporate Goals and individual performance of Functional Goals, he would have been paid $69,628, equal to 26.0% of his bonus target.

(4)
Amounts shown include our contributions or other allocations to defined contribution plans for benefits such as employer 401(k) contributions; 401(k) match payments; restricted stock dividends; supplemental benefit programs available only to employees whose titles are vice president and above, including a comprehensive physical program, and auto allowances; and patent awards. For those Executives whose titles are senior vice president and above, we also reimburse certain legal and financial planning services, business club membership and personal liability insurance premiums.

Dividends paid on restricted stock awards in fiscal year 2017 for Messrs. Kannappan and Burton and Ms Strayer were $38,400, $30,089, and $14,174, respectively.
For his continued employment for two of our four fiscal quarters of fiscal year 2017, Mr. Pickard received a lump sum payment, less applicable withholdings, equal to one-half ($96,450) of the bonus he would have otherwise been eligible to receive under our 2017 AIP, assuming he had not chosen to retire and assuming performance goals were achieved at target levels. The $96,450 was paid on June 15, 2017.

(5)
Mr. Kannappan served as our President and CEO for a portion of fiscal year 2017. After the commencement of fiscal year 2017, Mr. Kannappan informed us of his intention to retire. Subsequently, on July 31, 2017, we entered into an Employment Agreement with him pursuant to which he agreed to continue serving in his then-current role through October 1, 2016, and to remain employed on a part-time basis for a transitional period through September 30, 2017 unless earlier terminated according to mutually acceptable terms. Thereafter, he will perform services pursuant to a consulting agreement for an additional 18 months, again unless earlier terminated according to mutually acceptable terms.

Under the terms of the Employment Agreement, we agreed to pay Mr. Kannappan an (i) annual base salary of $362,500, and (ii) annual bonus under the EIP based on 110% of his base salary in effective immediately prior to October 2, 2017 for fiscal year 2017 and 110% of his $362,500 base salary for fiscal year 2018, prorated through September 30, 2017. Otherwise, during the remainder of fiscal year 2017, Mr. Kannappan's compensation and benefits continued to accrue and vest according to their terms.
(6)    Mr. Sarkar was not a NEO in fiscal years 2016 and 2015, respectively.
Ms. Huser commenced employment with us on March 13, 2017. The amounts reported in the "Salary" and "All Other Compensation" in the table above are the amounts actually earned by Ms. Huser from her employment commencement date to the end of fiscal year 2017.
(7)    Mr. Pickard was not a NEO in fiscal year 2015.
Mr. Pickard served as our Vice President, General Counsel and Secretary for a portion of fiscal year 2017. After informing us of his intention to retire, we entered into a Transition Agreement with him on September 6, 2016 which became effective on October 2, 2016. Pursuant to the Transition Agreement, Mr. Pickard agreed to continue serving on a full-time basis in his then-current role through October 2, 2016, earning the same compensation and continuing to vest in his equity awards. After October 2, 2016, he remained employed on a part-time basis assisting with the transition of his duties and with ongoing legal matters, at an annual base salary of $120,000. Vesting of his outstanding equity awards continued as well. However, his eligibility for compensation under our AIP terminated on September 6, 2016.
For his continued employment through October 2, 2016, Mr. Pickard received a lump sum payment of $444,129, consisting of (i) 12 months of his then base salary of $385,800 (ii) $8,280, which represents 12 months of his automobile allowance, (iii) $38,475, which is equal to 150% of his annual COBRA premiums, and (iv) $11,574, which represents the contribution he would have been entitled to receive under our 401(k) Plan.
.

GRANTS OF PLAN-BASED AWARDS

The following table shows information concerning plan based awards to our NEOs during fiscal year 2017:

	Grant Date (1)	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards (2)			All Other Stock Awards: Number of Shares of Stock or Units (#)(3)	All Other Option Awards: Number of Securities Underlying Options (#)(3)	Exercise or Base Price of Option Awards ($/Share)	Grant Date Fair Value of Stock Awards	Grant Date Fair Value of Option Awards
Name		Threshold ($)	Target ($)	Maximum ($)
Joe Burton (4)		$275,000	$550,000	$825,000
	5/6/2016				25,000			$1,060,500
	11/4/2016				10,297			$472,014
	5/6/2016					40,000	$42.42		$400,780
	11/4/2016					70,316	$45.84		$760,763
Ken Kannappan (4)		$398,750	$797,500	$1,196,250
	5/6/2016				30,000			$1,272,600
	5/6/2016					50,000	$42.42		$500,975
Pam Strayer		$125,775	$251,550	$503,100
	5/6/2016				13,000			$551,460
	5/6/2016					15,000	$42.42		$150,293
	11/4/2016					15,000	$45.84		$162,288
Shantanu Sarkar		$81,250	$162,500	$325,000
	5/27/2016				5,000			$221,550
	11/4/2016				5,000			$229,200
Richard Pickard (5)		$96,450	$192,900	$385,800
	5/6/2016				3,000			127,260
Don Houston		$133,900	$267,800	$535,600

(1)
Except for Mr. Sarkar's restricted stock award on May 27, 2016, the equity awards for those other NEOs awarded equity in fiscal year 2017 were granted the awards on May 6, 2016, and November 4, 2016, three trading days after announcement of fourth quarter fiscal year 2016 and second quarter fiscal year 2017 financial results, respectively. The exercise price of stock options is equal to the closing market price of our common stock on the date of grant. See also footnote 3 below.

(2)	Actual amounts paid under the fiscal year 2017 EIP are set forth in the "Summary Compensation Table" above.

(3)
Restricted stock awards and restricted stock unit awards vest in three installments on the tenth day of the calendar month after the first, second and third anniversaries of the date of grant. 33.3% of the shares subject to stock options vest on the first anniversary of the grant, and 1/36th of the shares vest each month thereafter.

(4)
The "Maximum" Messrs. Burton and Kannappan could receive under the CEO EIP was the lesser of (i) the Corporate Pool Funding achievement percentage, or (ii) 150% of their "Target" award amount. The greater of these two values are shown in the table above; however, for Messrs. Burton or Kannappan to receive 150% of their target Bonus, the Corporate Pool Funding must also equal 150%. In addition, please see the discussion of acceleration of equity grants in the sections entitled "Mr. Burton's Employment Agreement" and "Mr. Kannappan's Employment Agreement," respectively.

(5)
Mr. Pickard entered into a Transition Agreement effective October 1, 2016. Under the terms of the Transition Agreement, he forfeited any claims to an annual bonus under the Company's AIP in lieu of a lump sum payment of $96,450 which represented a pro-rata portion equal to one-half of his potential at target AIP bonus.

OPTION EXERCISES AND STOCK VESTED

The following table sets forth information regarding the number of shares acquired and value realized for stock options exercised and restricted stock awards vested during fiscal year 2017:

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise	Value Realized on Exercise	Number of Shares Acquired on Vesting	Value Realized on Vesting
Joe Burton	—	$—	19,917	$851,671
Ken Kannappan	121,886	$2,164,095	34,584	$1,477,412
Pam Strayer	—	$—	12,500	$548,700
Shantanu Sarkar	7,300	$148,986	4,951	$219,780
Richard Pickard	—	$—	6,333	$273,991
Don Houston	52,500	$1,149,545	12,333	$527,699

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

The following table sets forth information about stock options and restricted stock awards held by our NEOs that were outstanding as of the end of fiscal year 2017:

	Option Awards (1)					Stock Awards (1)
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date		Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)
Joe Burton	16,000	—	$35.16	5/23/2018	(2)
	5,000	—	$32.94	11/2/2019	(2)
	15,000	—	$46.15	5/10/2020	(2)
	15,000	—	$42.96	11/1/2020	(2)
	23,611	1,389	$42.66	5/2/2021	(3)
	20,139	4,861	$51.87	10/31/2021	(3)
	17,569	9,931	$53.91	4/29/2022	(3)
	12,222	15,278	$52.82	11/10/2022	(3)
	—	40,000	$42.42	5/6/2023	(3)
	—	70,316	$45.84	11/4/2023	(3)
						55,296	2,992,067	(4)
Ken Kannappan	50,000	—	$36.67	5/6/2018	(2)
	50,000	—	$33.12	11/4/2018	(2)
	65,000	—	$32.07	5/4/2019	(2)
	65,000	—	$32.94	11/2/2019	(2)
	50,000	—	$46.15	5/10/2020	(2)
	50,000	—	$42.96	11/1/2020	(2)
	56,666	3,334	$42.66	5/2/2021	(3)
	48,333	11,667	$51.87	10/31/2021	(3)
	41,527	23,473	$53.91	4/29/2022	(3)
	28,889	36,111	$52.82	11/10/2022	(3)
	—	50,000	$42.42	5/6/2023	(3)
						66,666	3,607,297	(5)
Pam Strayer	2,223	—	$31.92	7/16/2019	(2)
	3,333	—	$46.15	5/10/2020	(2)
	4,722	—	$42.96	11/1/2020	(2)
	6,110	556	$42.66	5/2/2021	(3)
	8,055	1,945	$51.87	10/31/2021	(3)
	7,986	4,514	$53.91	4/29/2022	(3)
	5,555	6,945	$52.82	11/10/2022	(3)
	—	15,000	$42.42	5/6/2023	(3)
	—	15,000	$45.84	11/4/2023	(3)
						22,999	1,244,476	(6)
Shantanu Sarkar	—	—	$—	—		14,029	759,109	(7)
Richard Pickard	—	—	$—	—		8,499	383,390	(8)
Don Houston	31,000	—	$36.67	5/6/2018	(2)
	13,500	—	$33.12	11/4/2018	(2)
	17,500	—	$32.07	5/4/2019	(2)

17,500	—	$32.94	11/2/2019	(2)
12,500	—	$46.15	5/10/2020	(2)
12,500	—	$42.96	11/1/2020	(2)
11,805	695	$42.66	5/2/2021	(3)
10,069	2,431	$51.87	10/31/2021	(3)
6,389	3,611	$53.91	4/29/2022	(3)
					10,666	577,137	(9)

(1)
All unvested options vest over a three-year period with 1/3 vesting on the first anniversary of the grant date and 1/36th per month thereafter subject to the continued employment of the employee on each vesting date. For restricted stock awards made prior to fiscal year 2013, vesting occurs annually over a four-year period for awards of less than 10,000 shares; for awards of 10,000 shares or more, vesting occurs quarterly over the four-year period so long as the employee remains employed by us. For awards granted in fiscal year 2013, vesting occurs in equal annual installments over a four-year period until fully vested. For awards granted in fiscal year 2014 and thereafter, vesting occurs in equal annual installments over a three-year period until fully vested. For all awards, vesting is subject to the continued employment of the employee on each vesting date.

(2)	Stock Option is fully vested.

(3)	Stock options fully vest in the order listed in the table above on May 2, 2017, October 31, 2017, April 29, 2018, November 10, 2018, May 6, 2019, and November 4, 2019, respectively.

(4)
Based on four restricted stock awards granted on May 2, 2014, April 29, 2015, May 6, 2016 and November 4, 2016, respectively, with 6,666, 13,333, 25,000, and 10,297 shares, respectively, remaining unvested at the end of fiscal year 2017. Valued at $54.11 per share, the closing price of our common stock on April 1, 2017.

(5)
Based on three restricted stock awards granted on May 2, 2014, April 29, 2015, and May 6, 2016, respectively, and one restricted stock unit granted on April 29, 2015 with 10,000, 24,000, 30,000 and 2,666 shares, respectively, remaining unvested at the end of fiscal year 2017. Valued at $54.11 per share, the closing price of our common stock on April 1, 2017.

(6)
Based on three restricted stock awards granted on May 2, 2014, April 29, 2015, and May 6, 2016, respectively, with 3,333, 6,666, and 13,000 shares, respectively, remaining unvested at the end of fiscal year 2017. Valued at $54.11 per share, the closing price of our common stock on April 1, 2017.

(7)
Based on four restricted stock awards granted on May 30, 2014, May 29, 2015, May 27, 2016, and November 4, 2016, respectively, with 1,363, 2,666, 5,000 and 5,000 shares, respectively, remaining unvested at the end of fiscal year 2017. Valued at $54.11 per share, the closing price of our common stock on April 1, 2017.

(8) Based on three restricted stock awards granted on May 2, 2014, April 29, 2015, and May 6, 2016, respectively, with 1,833, 3,666, and 3,000 shares, respectively, remaining unvested at the end of fiscal year 2017. Valued at $54.11 per share, the closing price of our common stock on April 1, 2017.

(9)
Based on two restricted stock awards granted on May 2, 2014 and April 29, 2015, respectively, with 3,333 and 7,333 shares, respectively, remaining unvested at the end of fiscal year 2017. Valued at $54.11 per share, the closing price of our common stock on April 1, 2017.

NON-QUALIFIED DEFERRED COMPENSATION

The 2013 DCP
Effective May 24, 2013, we established a non-qualified deferred compensation plan (the "2013 DCP") for a select group of management or highly compensated employees, including our NEOs. The 2013 DCP is unsecured and is designed to comply with Section 409A of the Internal Revenue Code. The 2013 DCP is administered by a committee (the "Plan Committee") established by the Compensation Committee. Except as the Plan Committee may otherwise determine, participants may annually defer up to a maximum of 100% of their cash compensation (base salary, bonuses, commissions, and such other cash-based compensation (if any) approved by the Plan Committee as compensation that may be deferred under the 2013 DCP), although the Plan Committee may reduce the deferrals to the extent necessary to satisfy all applicable tax withholdings and other deductions required by applicable law.
Under the 2013 DCP, we can make discretionary contributions to any one or more participants in any year provided such contributions are approved by the Compensation Committee or the Board. However, in practice we have limited such contributions to the amounts the participants would have been entitled to receive under our 401(k) plan generally available to all employees. We did not make any contributions in fiscal year 2017.
Participants may select from investment options determined by the Plan Committee. We have elected to informally fund the plan using taxable securities placed in a grantor trust. A participant’s investment allocation constitutes a deemed, not actual, investment among the investment options. Each account is adjusted to reflect positive or negative adjustments to the value of an account on each business day to reflect the net earnings, gains, losses, expenses, appreciation and depreciation associated with the investment option for the deemed investment of each portion of the account allocated to such option. We do not guarantee any returns on participant contributions. Benefits will be paid under the 2013 DCP in the event of (i) a participant’s separation from service, (ii) a specified date selected by the participant, (iii) the participant’s disability, (iv) the participant’s death, or (v) the participant’s unforeseeable emergency, all in accordance with the terms of the 2013 DCP or elections made by a particular participant under the 2013 DCP. Benefits paid in the event of the participant’s death, disability or unforeseeable emergency are paid in a lump sum. Benefits paid in the event of the participant’s separation from service or upon a specified date are payable in a lump sum unless the participant elected an alternate form of payment in accordance with the terms of the 2013 DCP. Permissible alternate forms of payment for the separation from service benefit are substantially equal installments over a period of two to ten years, as elected by the participant, or a lump sum payment of a designated percentage of the separation from service benefit, with the balance paid in substantially equal annual installments over a period of two to ten years, as elected by the participant. The permissible alternate form of payment for the specified date benefit is substantially equal annual installments over a period of two to ten years, as elected by the participant. Participant deferrals are 100% vested at all times. In fiscal year 2017, Messrs. Kannappan, Burton, Pickard and Houston were the only NEOs who participated in the 2013 DCP and none made any withdrawals.
The 1994 DCP
In addition, in 1994 we established a non-qualified deferred compensation plan (the "1994 DCP"). Mr. Kannappan is the only NEO with a balance remaining in the 1994 DCP. His last contribution to the 1994 DCP occurred in fiscal year 1998. The 1994 DCP was frozen in fiscal year 2005.
The 1994 DCP provided certain participating executive employees (including Mr. Kannappan) the ability to defer receipt of up to 25% of all amounts paid or payable or reasonably anticipated to be paid or payable to each of them annually. Each participant’s compensation deferrals were credited to a bookkeeping account and, subject to certain restrictions, each participant could elect to have their cash deferrals in such account invested in one of several investment options, including Plantronics common stock, although we were not obligated to actually invest any deferred amounts in the selected investment options.
As the sole remaining participant in the 1994 DCP, Mr. Kannappan may receive a distribution of deferred amounts, plus any earnings thereon (or less any losses), within 90 days of a date specified by him or, if earlier, upon a decline in our financial strength or for severe financial hardship. All distributions must be in the form of a lump sum payment, except in the case of his death or when he attains the age of 70, in which case distributions may be paid in semi-annual installments over a period of time previously specified by him. At all times Mr. Kannappan is and has been fully vested in the amounts he contributed to his account. Mr. Kannappan did not make any withdrawals from the 1994 DCP during fiscal year 2017.

The following table provides information about contributions, earnings, and balances under the 1994 DCP and 2013 DCP, respectively and as applicable, as of March 31, 2017:

NON-QUALIFIED DEFERRED COMPENSATION
Name	Executive Contributions in Last Fiscal Year ($)		Aggregate Earnings in Last Fiscal Year ($)		Aggregate Balance at Last Fiscal Year End ($)
Ken Kannappan	600,570	(1)	465,743	(2)	5,076,798	(3)
Joe Burton	32,679		17,435		148,107
Rich Pickard	39,826		43,188		314,509
Don Houston	341,960		220,600		1,941,699

(1)	All contributions were made solely under the 2013 DCP and were reported as Salary within the Summary Compensation Table.

(2)
Aggregate earnings/(losses) consist of $275,310 and $190,432 under the 2013 DCP and 1994 DCP, respectively. Neither amount is included in the compensation reported for Mr. Kannappan in the "Summary Compensation Table" above.

(3)	The aggregate balance is composed of $4,247,110 and $829,687, from the 2013 DCP and 1994 DCP, respectively.

Compensation Committee Interlocks and Insider Participation

Directors Tseu, Hammann and Hart served as members of the Compensation Committee during fiscal year 2017, none of whom was an officer or employee of Plantronics during fiscal year 2017 and none of whom had any relationship requiring disclosure as required by Item 404 of Regulation S-K. None of the relationships described in Item 407(e)(4)(iii) of Regulation S-K existed during fiscal year 2017.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

If a related party transaction is determined by our General Counsel to be material to us, the Audit Committee must review and approve the matter in writing in advance of any such transactions. We must report all such transactions under applicable accounting rules, federal securities laws, and NYSE rules. Any dealings with a related party must be conducted in such a way that no preferential treatment is given to the related business. We did not have any related party transactions in fiscal year 2017.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires our officers and directors, and persons who own more than ten percent of a registered class of our equity securities, to file reports of ownership and changes in ownership with the SEC and the NYSE. Officers, directors and greater than ten percent stockholders are required by SEC regulation to furnish us with copies of all Section 16(a) forms they file. Based solely on our review of the copies of such forms received, or certain written representations from the reporting persons, we believe that, during fiscal year 2017, all filing requirements applicable to our officers and directors were performed in compliance with the requirements of Section 16(a).

OTHER MATTERS

We know of no other matters to be submitted at the Annual Meeting. If any other matters properly come before the Annual Meeting, it is the intention of the persons named in the enclosed form of proxy to vote the shares they represent as the Board may recommend.

For the Board of Directors

/s/ Mary Huser
Mary Huser
Secretary
Dated: June 16, 2017

APPENDIX A

REPORT OF AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

The following is the Audit Committee's report submitted to the Board of Directors for the fiscal year ended March 31, 2017.

The Audit Committee of the Board of Directors has:

•
reviewed and discussed Plantronics' audited consolidated Financial Statements for the fiscal year ended March 31, 2017 with Plantronics' management, which has primary responsibility for those statements;

•
discussed with PricewaterhouseCoopers LLP, Plantronics' independent registered public accounting firm, the matters required to be discussed by standards promulgated by the AICPA and Public Company Accounting Oversight Board (PCAOB), including Auditing Standard No. 16, “Communications with Audit Committees”; and

•
received and reviewed the written disclosures and the letter from PricewaterhouseCoopers LLP required by the applicable requirements of the PCAOB regarding the independent accountant's communications with the Audit Committee concerning independence, and has discussed with PricewaterhouseCoopers LLP its independence.

The Board of Directors determined that each member of the Audit Committee is, and has been at all times during the 2017 fiscal year, "independent" as defined under the NYSE listing standards and Plantronics independence guidelines. Each member of the Audit Committee also satisfies the SEC's additional independence requirement under Rule 10A-3(b) of the Securities Exchange Act for members of Audit Committees. The Board of Directors has further determined that directors Gregg Hammann, Marshall Mohr and Marv Tseu are "audit committee financial experts" as such term is defined in Item 407 of Regulation S-K, as promulgated by the SEC.

Based on the foregoing review and discussion, the Audit Committee recommended to the Board of Directors that the audited consolidated Financial Statements be included in Plantronics' 2017 Annual Report on Form 10-K.

The Audit Committee

Brian Dexheimer
Gregg Hammann
Marshall Mohr (Chair)
Marv Tseu

APPENDIX B

REPORT OF THE COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS

The Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K and, based on this review and discussion, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in the Company's Annual Report on Form 10-K for the fiscal year ended April 1, 2017 and this Proxy Statement.

Members of the Compensation Committee:

Gregg Hammann (Chair)
John Hart
Marv Tseu

APPENDIX C
PLANTRONICS, INC.
2003 STOCK PLAN

Amended and restated effective May 20, 2017, subject to approval of stockholders on August 3, 2017

SECTION 1.	PURPOSES AND DEFINITIONS

1.1	Purposes of the Plan. The purposes of this 2003 Stock Plan are:

(A)	to attract and retain the best available personnel for positions of substantial responsibility,

(B)	to provide additional incentive to Employees, Directors and Consultants, and

(C)	to promote the success of the Company’s business.

1.2	The Plan permits the Administrator to grant Options, Restricted Stock Awards, and Restricted Stock Units.

1.3	Definitions. As used herein, the following definitions shall apply:

(A)	“Administrator” means the Board or any Committees as shall be administering the Plan, in accordance with Section 2.2.

(B)
“Applicable Laws” means the requirements relating to the administration of equity based awards under U.S. state corporate laws, U.S. federal and state securities laws, the Code, any stock exchange or quotation system on which the Common Stock is listed or quoted and the applicable laws of any foreign country or jurisdiction where Awards are, or will be, granted under the Plan.

(C)	“Award” means, individually or collectively, a grant under the Plan of Options, Restricted Stock Awards, and Restricted Stock Units.

(D)
“Award Agreement” means the written or electronic agreement setting forth the terms and provisions applicable to each Award granted under the Plan, for purposes of clarification, and shall include an Option Agreement, a Restricted Stock Award Agreement, and Restricted Stock Unit Agreement, as applicable. The Award Agreement is subject to the terms and conditions of the Plan.

(E)	“Board” means the Board of Directors of the Company.

(F)	“Change in Control” means the occurrence of any of the following events:

(i)
Any “person” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act) becomes the “beneficial owner” (as defined in Rule 13d3 of the Exchange Act), directly or indirectly, of securities of the Company representing fifty percent (50%) or more of the total voting power represented by the Company’s then outstanding voting securities; or

(ii)	The consummation of the sale or disposition by the Company of all or substantially all of the Company’s assets;

(iii)
A change in the composition of the Board occurring within a two-year period, as a result of which fewer than a majority of the Directors are Incumbent Directors. “Incumbent Directors” means Directors who either (A) are Directors as of the effective date of the Plan, or (B) are elected, or nominated for election, to the Board with the affirmative votes of at least a majority of the Incumbent Directors at the time of such election or nomination (but will not include an individual whose election or nomination is in connection with an actual or threatened proxy contest relating to the election of Directors to the Company); or

(iv)
The consummation of a merger or consolidation of the Company with any other corporation, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or its parent) at least fifty percent (50%) of the total voting power represented by the voting securities of the Company or such surviving entity or its parent outstanding immediately after such merger or consolidation.

(G)	“Code” means the Internal Revenue Code of 1986, as amended.

(H)	“Committee” means a committee of individuals appointed by the Board in accordance with Section 2.2.

(I)	“Common Stock” means the common stock of the Company.

(J)	“Company” means Plantronics, Inc., a Delaware corporation.

(K)	“Consultant” means any natural person, including an advisor, engaged, directly or indirectly, by the Company or a Parent or Subsidiary to render services to such entity.

(L)	“Determination Date” means the latest possible date that will not jeopardize the qualification of an Award granted under the Plan as “performance-based compensation” under Section 162(m) of the Code.

(M)	“Director” means a member of the Board.

(N)	“Disability” means total and permanent disability as defined in Section 22(e)(3) of the Code.

(O)
“Employee” means any person, including Officers and Directors, employed by the Company or any Parent or Subsidiary of the Company. Neither service as a Director nor payment of a Director’s fee by the Company shall be sufficient to constitute “employment” by the Company.

(P)	“Exchange Act” means the Securities Exchange Act of 1934, as amended.

(Q)	“Fair Market Value” means, as of any date, the value of Common Stock determined as follows:

(i)
If the Common Stock is listed on any established stock exchange or a national market system, including without limitation the New York Stock Exchange (NYSE), its Fair Market Value shall be the closing sales price a Share (or the closing bid, if no sales were reported) as quoted on such exchange or system for the day of determination, as reported in The Wall Street Journal or such other source as the Administrator deems reliable;

(ii)
If the Common Stock is regularly quoted by a recognized securities dealer but selling prices are not reported, the Fair Market Value of a Share shall be the mean between the high bid and low asked prices for the Common Stock on the day of determination, as reported in The Wall Street Journal or such other source as the Administrator deems reliable; or

(iii)	In the absence of an established market for the Common Stock, the Fair Market Value shall be determined in good faith by the Administrator

(R)	“Fiscal Year” means the fiscal year of the Company.

(S)	“Nonstatutory Stock Option” means an Option that by its terms does not qualify or is not intended to qualify as an "incentive stock option" under Section 422 of the Code.

(T)
“Notice of Grant” means a written or electronic notice evidencing certain terms and conditions of the grant of an individual Option, a Restricted Stock Award, and Restricted Stock Unit. The Notice of Grant is part of the agreement evidencing the terms and conditions of a specific grant.

(U)	“Officer” means a person who is an officer of the Company within the meaning of Section 16 of the Exchange Act and the rules and regulations promulgated thereunder.

(V)	“Option” means a stock option granted pursuant to the Plan, as evidenced by a Notice of Grant.

(W)
“Option Agreement” means a written or electronic agreement between the Company and a Participant evidencing the terms and conditions of an individual Option grant. The Option Agreement is subject to the terms and conditions of the Plan.

(X)	“Optioned Stock” means the Common Stock subject to an Award.

(Y)	“Outside Director” means a Director who is not an Employee.

(Z)	“Parent” means a “parent corporation,” whether now or hereafter existing, as defined in Section 424(e) of the Code.

(AA)	“Participant” means the holder of an outstanding Award granted under the Plan.

(AB)	“Performance Goals” will have the meaning set forth in Section 6.1 of the Plan.

(AC)	“Performance Period” means any Fiscal Year or such other longer or shorter period as determined by the Administrator in its sole discretion.

(AD)
"Period of Restriction" means the period during which the transfer of Shares of Restricted Stock are subject to restrictions and therefore, the Shares are subject to a substantial risk of forfeiture. Such restrictions may be based on the passage of time, the achievement of target levels of performance, or the occurrence of other events as determined by the Administrator.

(AE)	“Plan” means this 2003 Stock Plan, as amended and restated.

(AF)	“Restricted Stock” means shares of Common Stock acquired pursuant to a grant of Restricted Stock Award or the early exercise of an Option.

(AG)	“Restricted Stock Award” means a grant of Restricted Stock pursuant to the Plan, as evidenced by a Notice of Grant.

(AH)
“Restricted Stock Award Agreement” means a written or electronic agreement between the Company and a Participant evidencing the terms and restrictions applying to stock granted under a Restricted Stock Award. The Restricted Stock Award Agreement is subject to the terms and conditions of the Plan.

(AI)	“Restricted Stock Unit” means an Award granted to a Participant pursuant to Section 6.

(AJ)
“Restricted Stock Unit Agreement” means a written or electronic agreement between the Company and a Participant evidencing the terms and restrictions applying to a Restricted Stock Unit Award. The Restricted Stock Unit Agreement is subject to the terms and conditions of the Plan.

(AK)
“Retirement” unless otherwise defined in the Award Agreement or in a written employment, services or other agreement between the Participant and the Company or any Parent or Subsidiary of the Company, will have such meaning as the Administrator may determine, or, if not so defined, will mean termination of Participant’s status as a Service Provider after he or she reaches age 55 and has completed at least ten (10) years of employment or service with the Company or any Parent or Subsidiary of the Company; provided, however, that with respect to Outside Directors “Retirement” will mean termination of an Outside Director’s status as a Director when (i) the Outside Director’s age is 55 or over and he or she has continuously been a Director for at least seven (7) years on the date of such termination or (ii) the Outside Director has continuously been a Director for at least ten (10) years from the date of such termination.

(AL)	“Rule 16b-3” means Rule 16b-3 of the Exchange Act or any successor to Rule 16b-3, as in effect when discretion is being exercised with respect to the Plan.

(AM)	“Section 16(b)” means Section 16(b) of the Exchange Act.

(AN)	“Securities Act” means the Securities Act of 1933, as amended.

(AO)	“Service Provider” means an Employee, Director or Consultant.

(AP)	“Share” means a share of the Common Stock, as adjusted in accordance with Section 7.4.

(AQ)	“Subsidiary” means a “subsidiary corporation”, whether now or hereafter existing, as defined in Section 424(f) of the Code.

SECTION 2.	ADMINISTRATION

2.1	Stock Subject to the Plan.

(A)
Subject to the provisions of Section 7.4, the maximum aggregate number of Shares that may be optioned and sold under the Plan is 15,900,000 Shares. The Shares may be authorized, but unissued, or reacquired Common Stock.

(B)
Shares will not be deemed to have been issued pursuant to the Plan with respect to any portion of an Award that is settled in cash.  Shares used to pay the tax and exercise price of an Award will not become available for future grant or sale under the Plan.

(C)
If an Award expires or becomes unexercisable without having been exercised in full, or with respect to Restricted Stock or Restricted Stock Units, is forfeited to or repurchased by the Company, the unpurchased Shares (or for Awards other than Options, the forfeited or repurchased Shares) which were subject thereto shall become available for future grant or sale under the Plan (unless the Plan has terminated); provided, however, that Shares that have actually been issued under the Plan, whether upon exercise or of an Award or issuance with respect thereto, shall not be returned to the Plan and shall not become available for future distribution under the Plan, except that if unvested Shares of Restricted Stock or Restricted Stock Units are repurchased by or forfeited to the Company, such Shares shall become available for future grant under the Plan.

2.2	Administration of the Plan.

(A)	Procedure.

(i)	Multiple Administrative Bodies. Different Committees with respect to different groups of Service Providers may administer the Plan.

(ii)
Section 162(m). To the extent that the Administrator determines it to be desirable to qualify Awards as “performance based compensation” within the meaning of Section 162(m) of the Code, the Plan shall be administered by a Committee of two or more “outside directors” within the meaning of Section 162(m) of the Code.

(iii)
Rule 16b-3. To the extent desirable to qualify transactions hereunder as exempt under Rule 16b-3, the transactions contemplated hereunder shall be structured to satisfy the requirements for exemption under Rule 16b-3.

(iv)	Other Administration. Other than as provided above, the Plan shall be administered by (A) the Board or (B) a Committee, which committee shall be constituted to satisfy Applicable Laws.

(B)
Powers of the Administrator. Subject to the provisions of the Plan, and in the case of a Committee, subject to the specific duties delegated by the Board to such Committee, the Administrator shall have the authority, in its discretion:

(i)	to determine the Fair Market Value;

(ii)	to select the Service Providers to whom Awards may be granted under the Plan;

(iii)	to determine the number of Shares to be covered by each Award granted under the Plan;

(iv)	to approve forms of agreement for use under the Plan;

(v)
to determine the terms and conditions of any Award in accordance with the provisions of the Plan; provided, however, that the Administrator will not permit any Participant to issue a promissory note in order to exercise or otherwise acquire Shares pursuant to an Award;

(vi)	to construe and interpret the terms of the Plan and Awards granted pursuant to the Plan;

(vii)	to prescribe, amend and rescind rules and regulations relating to the Plan, including rules and regulations relating to subplans established for the purpose of satisfying applicable foreign laws;

(viii)
to modify or amend each Award (subject to Section 7.6(C)), including the discretionary authority to extend the post-termination exercisability period of Awards longer than is otherwise provided for in the Plan (but not beyond the maximum term permitted under Section 3.3); provided, however, that no such modification or amendment may invalidate this Plan as qualified under Applicable Laws;

(ix)
to allow Participants to satisfy withholding tax obligations by electing to have the Company withhold from the Shares to be issued upon exercise of an Award that number of Shares having a Fair Market Value equal to the minimum amount required to be withheld. The Fair Market Value of the Shares to be withheld shall be determined on the date that the amount of tax to be withheld is to be determined. All elections by the Participant to have Shares withheld for this purpose shall be made in such form and under such conditions as the Administrator may deem necessary or advisable;

(x)
to authorize any person to (i) make decisions, determinations and interpretations on behalf of the Administrator to the extent allowed under Applicable Laws, and (ii) execute on behalf of the Company any instrument required to effect the grant of an Award previously granted by the Administrator; and

(xi)	to make all other determinations deemed necessary or advisable for administering the Plan.

(C)
Effect of Administrator’s Decision. The Administrator’s decisions, determinations and interpretations, and those of any person authorized by the Administrator to make decisions, determinations and interpretations on behalf of the Administrator, shall be final and binding on all Participants and any other holders of Awards.

2.3	Eligibility. Awards may be granted to Service Providers subject to the terms and conditions of the Plan.

SECTION 3.	STOCK OPTIONS

3.1	Limitations.

(A)	An Option granted under the Plan may only qualify as a Nonstatutory Stock Option and shall be designated in an Award Agreement as such.

(B)	The following limitations shall apply to grants of Options:

(i)	Except as set forth in Sections 3.1(B)(ii) and 7.8, no Participant shall be granted, in any Fiscal Year, Options to purchase more than 500,000 Shares.

(ii)
In connection with his or her initial employment, a Participant may be granted Options to purchase up to an additional 500,000 Shares, which shall not count against the limit set forth in Section 3.1(B)(i).

(iii)	The foregoing limitations shall be adjusted proportionately in connection with any change in the Company’s capitalization as described in Section 7.4.

(iv)
If an Option is cancelled in the same Fiscal Year in which it was granted (other than in connection with a transaction described in Section 7.4), the cancelled Option will be counted against the limits set forth in Sections 3.1(B)(i) and (ii).

3.2	Term of Option. The term of each Option shall be seven (7) years from the date of grant or such shorter term as may be approved by the Administrator.

3.3	Option Exercise Price. The per Share exercise price of an Option shall be no less than 100% of the Fair Market Value per Share on the date of grant.

3.4
Waiting Period and Exercise Dates. At the time an Option is granted, the Administrator shall fix the period within which the Option may be exercised and shall determine any conditions that must be satisfied before the Option may be exercised.

3.5
Form of Consideration. The Administrator shall determine the acceptable form of consideration for exercising an Option, including the method of payment. Such consideration may consist, subject to Applicable Laws, entirely of:

(A)	cash;

(B)	check;

(C)
other Shares, including reservation by the Company of Shares issuable to the Participant upon exercise of an Option, which have a Fair Market Value on the date of surrender or reservation equal to the aggregate exercise price of the Shares as to which such Option shall be exercised;

(D)	consideration received by the Company under a cashless exercise program implemented by the Company in connection with the Plan;

(E)
a reduction in the amount of any Company liability to the Participant, including any liability attributable to the Participant’s participation in any Company sponsored deferred compensation program or arrangement;

(F)	any combination of the foregoing methods of payment; or

(G)
such other consideration and method of payment for the issuance of Shares to the extent permitted by Applicable Laws; provided, however, that the issuance of a promissory note will not be a permissible form of consideration under the Plan.

3.6	Exercise of Option.

(A)
Procedure for Exercise; Rights as a Stockholder. Any Option granted hereunder shall be exercisable according to the terms of the Plan and at such times and under such conditions as determined by the Administrator and set forth in the Award Agreement. An Option may not be exercised for a fraction of a Share.

(i)
An Option shall be deemed exercised when the Company receives: (x) written or electronic notice of exercise (in accordance with the Award Agreement) from the person entitled to exercise the Option, and (y) full payment for the Shares with respect to which the Option is exercised (together with applicable withholding taxes). Full payment may consist of any consideration and method of payment authorized by the Administrator and permitted by the Award Agreement and the Plan. Shares issued upon exercise of an Option shall be issued in the name of the Participant. Until the Shares are issued (as evidenced by the appropriate entry on the books of the Company or of a duly authorized transfer agent of the Company), no right to vote or receive dividends or any other rights as a stockholder shall exist with respect to the Optioned Stock, notwithstanding the exercise of the Option. The Company shall issue (or cause to be issued) such Shares promptly after the Option is exercised. No adjustment will be made for a dividend or other right for which the record date is prior to the date the Shares are issued, except as provided in Section 7.4.

(ii)
Exercising an Option in any manner shall decrease the number of Shares thereafter available, both for purposes of the Plan and for sale under the Option, by the number of Shares as to which the Option is exercised.

(B)
Termination of Relationship as a Service Provider. If a Participant ceases to be a Service Provider, other than upon the Participant’s death, Disability or, in the case of Retirement, as set forth in Section 3.6(E) below, the Participant may exercise his or her Option within such period of time as is specified in the Award Agreement to the extent that the Option is vested on the date of termination (but in no event later than the expiration of the term of such Option as set forth in the Award Agreement). In the absence of a specified time in the Award Agreement, the Option shall remain exercisable for ninety (90) days following the Participant’s termination. If, on the date of termination, the Participant is not vested as to his or her entire Option, the Shares covered by the unvested portion of the Option shall revert to the Plan. If, after termination, the Participant does not exercise his or her Option within the time specified by the Administrator, the Option shall terminate, and the Shares covered by such Option shall revert to the Plan.

(C)
Disability of Participant. If a Participant ceases to be a Service Provider as a result of the Participant’s Disability, the Participant may exercise his or her Option within such period of time as is specified in the Award Agreement (of at least six (6) months) to the extent the Option is vested on the date of termination (but in no event later than the expiration of the term of such Option as set forth in the Award Agreement). In the absence of a specified time in the Award Agreement, the Option shall remain exercisable for twelve (12) months following the Participant’s termination. If, on the date of termination, the Participant is not vested as to his or her entire Option, the Shares covered by the unvested portion of the Option shall revert to the Plan. If, after termination, the Participant does not exercise his or her Option within the time specified herein, the Option shall terminate, and the Shares covered by such Option shall revert to the Plan.

(D)
Death of Participant. If a Participant dies while a Service Provider, the Option may be exercised following the Participant’s death within such period of time as is specified in the Award Agreement to the extent that the Option is vested on the date of death (but in no event may the option be exercised later than the expiration of the term of such Option as set forth in the Award Agreement), by the Participant’s designated beneficiary, provided such beneficiary has been designated prior to the Participant’s death in a form acceptable to the Administrator. If no such beneficiary has been designated by the Participant, then such Option may be exercised by the personal representative of the Participant’s estate or by the person(s) to whom the Option is transferred pursuant to the Participant’s will or in accordance with the laws of descent and distribution. In the absence of a specified time in the Award Agreement, the Option shall remain exercisable for twelve (12) months following the Participant’s death. If, at the time of death, a Participant is not vested as to his or her entire Option, the Shares covered by the unvested portion of the Option shall immediately revert to the Plan. If the Option is not so exercised within the time specified herein, the Option shall terminate, and the Shares covered by such Option shall revert to the Plan.

(E)
Retirement of Participant. If a Participant ceases to be a Service Provider as a result of his or her Retirement, the Participant may exercise his or her Option within such period of time as is specified in the Award Agreement, to the extent the Option is vested on the date of Retirement (but in no event later than the expiration of the term of such Option as set forth in the Option Agreement). In the absence of a specified time in the Award Agreement, the Option shall remain exercisable for twelve (12) months following the date of Participant’s Retirement. If, on the date of Retirement, the Participant is not vested as to his or her entire Option, the Shares covered by the unvested portion of the Option shall revert to the Plan. If, after his or her Retirement, the Participant does not exercise his or her Option within the time specified herein, the Option shall terminate, and the Shares covered by such Option shall revert to the Plan.

SECTION 4.	RESTRICTED STOCK AWARDS

4.1
Grant of Restricted Stock. Awards of Restricted Stock may be granted to Service Providers at any time and from time to time, as will be determined by the Administrator, in its sole discretion. Except as set forth in Section 7.8, the Administrator will have complete discretion in determining the number of Shares of Restricted Stock granted to each Participant, provided that during any Fiscal Year no Participant will receive Restricted Stock having an aggregate value greater than $2,000,000, as determined based on the Fair Market Value of the Shares subject to each Restricted Stock Award on its respective date of grant.

4.2
Restricted Stock Agreement. Each Award of Restricted Stock will be evidenced by an Award Agreement that will specify the Period of Restriction, the number of Shares granted, and such other terms and conditions as the Administrator, in its sole discretion, will determine. Unless the Administrator determines otherwise, the Company, as escrow agent, will hold Shares of Restricted Stock until the restrictions on such Shares have lapsed.

4.3
Transferability. Except as provided in this Section 4 or the Award Agreement, Shares of Restricted Stock may not be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated until the end of the applicable Period of Restriction.

4.4	Other Restrictions. The Administrator, in its sole discretion, may impose such other restrictions on Shares of Restricted Stock as it may deem advisable or appropriate.

4.5
Removal of Restrictions. Except as otherwise provided in this Section 4, Shares of Restricted Stock covered by each Award of Restricted Stock granted under the Plan will be released from escrow as soon as practicable after the last day of the Period of Restriction or at such other time as the Administrator may determine. The Administrator, in its discretion, may accelerate the time at which any restrictions will lapse or be removed.

4.6
Voting Rights. During the Period of Restriction, Service Providers holding Shares of Restricted Stock may exercise full voting rights with respect to those Shares, unless the Administrator determines otherwise.

4.7
Dividends and Other Distributions. During the Period of Restriction, Service Providers holding Shares of Restricted Stock will be entitled to receive all dividends and other distributions paid with respect to such Shares, unless the Administrator provides otherwise. If any such dividends or distributions are paid in Shares, the Shares will be subject to the same restrictions on transferability and forfeitability as the Shares of Restricted Stock with respect to which they were paid.

4.8
Cancellation of Restricted Stock Award. On the date set forth in the Restricted Stock Award Agreement, all unearned or unvested Restricted Stock shall be forfeited to the Company and again will become available for grant under the Plan as set forth in Section 2.1.

SECTION 5.	RESTRICTED STOCK UNITS

5.1
Grant of Restricted Stock Units. Restricted Stock Units may be granted to Service Providers at any time and from time to time, as will be determined by the Administrator, in its sole discretion. Except as set forth in Section 7.8, the Administrator will have complete discretion in determining the number of Restricted Stock Units granted to each Participant, provided that during any Fiscal Year no Participant will receive Restricted Stock Units having an aggregate value greater than $2,000,000, as determined based on the Fair Market Value of the Shares subject to each Restricted Stock Unit on its respective date of grant.

5.2
Value of Restricted Stock Unit. Each Restricted Stock Unit will have an initial value that is established by the Administrator on or before the date of grant, subject to the limitations set forth in Section 5.1.

5.3	Vesting. A Restricted Stock Unit may, in the discretion of the Administrator, vest over the Participant’s period of service or upon attainment of specified performance objectives.

5.4
Performance Objectives and Other Terms. The Administrator will set performance objectives (including, without limitation, continued service) in its discretion which, depending on the extent to which they are met, will determine the number of Shares issuable or value of Restricted Stock Units paid out to the Participants. Each Award of Restricted Stock Units will be evidenced by an Award Agreement that will specify the Performance Period, and such other terms and conditions as the Administrator, in its sole discretion, will determine.

5.5
Earning of Restricted Stock Units. After the applicable Performance Period has ended, the holder of Restricted Stock Units will be entitled to receive all or a portion of the Shares issuable or a cash amount payable in accordance with Section 5.6 below base on the number of Shares earned by the Participant over the Performance Period, to be determined as a function of the extent to which the corresponding performance objectives or other vesting provisions have been achieved. After the grant of a Restricted Stock Unit, the Administrator, in its sole discretion, may reduce or waive any performance objectives or other vesting provisions for such Restricted Stock Unit.

5.6
Form and Timing of Payment of Restricted Stock Units. Issuance of Shares and/or payment of cash earned pursuant to Restricted Stock Units will be made as soon as practicable after the expiration of the applicable Performance Period. The Administrator, in its sole discretion, may pay earned Restricted Stock Units in the form of cash, by the issuance of Shares (which have an aggregate Fair Market Value equal to the value of the earned Restricted Stock Units at the close of the applicable Performance Period) or in a combination thereof.

5.7
Cancellation of Restricted Stock Units. On the date set forth in the Award Agreement, all unearned or unvested Shares subject to Restricted Stock Units will be forfeited to the Company, and again will be available for grant under the Plan.

SECTION 6.	PERFORMANCE GOALS

6.1
Performance Goals. The granting and/or vesting of Restricted Stock Awards or Restricted Stock Units may be made subject to the attainment of performance goals relating to one or more business criteria within the meaning of Section 162(m) of the Code and may provide for a targeted level or levels of achievement (“Performance Goals”) including one or more of the following measures: (1) stock price, (2) revenue, (3) profit, (4) bookings, (5) cash flow, (6) customer development, (7) customer retention, (8) customer satisfaction, (9) sales channel retention, (10) sales channel satisfaction, (11) sales channel development, (12) associate retention, (13) associate satisfaction, (14) associate development, (15) net bookings, (16) net income, (17) net profit, (18) operating cash flow, (19) operating expenses, (20) total earnings, (21) earnings per share, diluted or basic, (22) earnings per share from continuing operations, diluted or basic, (23) earnings before interest and taxes, (24) earnings before interest, taxes, depreciation and amortization, (25) pre-tax profit, (26) net asset turnover, (27) asset utilization, (28) inventory turnover, (29) capital expenditures, (30) net earnings, (31) operating earnings, (32) gross or operating margin, (33) profit margin, (34) debt, (35) working capital, (36) return on equity, (37) return on net assets, (38) return on total assets, (39) return on capital, (40) return on investment, (41) return on sales, (42) net or gross sales, (43) market share, (44) economic value added, (45) cost of capital, (46) change in assets, (47) technical development, (48) expense reduction levels, (49) debt reduction, (50) productivity, (51) new product introductions, (52) delivery performance, (53) implementation or improvement of new or existing business systems, and (54) total stockholder return. Any Performance Goals may be used to measure the performance of the Company as a whole or a business unit of the Company and may be measured relative to a peer group or index. The Performance Goals may differ from Participant to Participant and from Award to Award. Any criteria used may be (i) measured in absolute terms, (ii) compared to another company or companies, (iii) measured against the performance of the Company as a whole or a segment of the Company and/or (iv) measured on a pre-tax or post-tax basis (if applicable). Prior to the Determination Date, the Administrator will determine whether any significant element(s) will be included in or excluded from the calculation of any Performance Goal with respect to any Participant.

SECTION 7.	GENERAL PROVISIONS

7.1
Term of Plan. The Plan originally became effective on September 24, 2003, and was most recently amended and restated on May 20, 2017, subject to obtaining stockholder approval in accordance with Section 7.11. It shall continue in effect until terminated under Section 7.6.

7.2
Transferability of Awards. Unless determined otherwise by the Administrator, an Award may not be sold, pledged, assigned, hypothecated, transferred, or disposed of in any manner other than by will or by the laws of descent or distribution and may be exercised, during the lifetime of the Participant, only by the Participant. If the Administrator, in its sole discretion, makes an Award transferable, such Award may only be transferred (i) by will, (ii) by the laws of descent and distribution, or (iii) to family members (as such term is defined in the general instructions to Form S-8 under the Securities Act through gifts or domestic relations orders, as permitted by the instructions to Form S-8 of the Securities Act.

7.3
Leaves of Absence. The vesting of Awards granted hereunder will be suspended during any unpaid leave of absence, unless the Administrator determines otherwise pursuant to a leave of absence policy in effect from time to time. A Service Provider will not cease to be an Employee in the case of (i)any leave of absence approved by the Company or (ii)transfers between locations of the Company or between the Company, its Parent, or any Subsidiary.

7.4	Adjustments Upon Changes in Capitalization, Merger or Change in Control.

(A)
Changes in Capitalization. Subject to any required action by the stockholders of the Company, the number of Shares that have been authorized for issuance under the Plan but as to which no Awards have yet been granted or which have been returned to the Plan upon cancellation or expiration of an Award, and the number of Shares as well as the price per Share covered by each outstanding Award, and the numerical Share limits in Sections 2 and 3, shall be proportionately adjusted for any change in, or increase or decrease in the number of issued Shares, resulting from a stock split, reverse stock split, stock dividend, combination or reclassification of the Common Stock, or any other change, or increase or decrease in the number of issued Shares, effected without receipt of consideration by the Company; provided, however, that conversion of any convertible securities of the Company shall not be deemed to have been “effected without receipt of consideration.” The Board shall make such adjustment, whose determination in that respect shall be final, binding and conclusive. Except as expressly provided herein, no issuance by the Company of shares of stock of any class, or securities convertible into shares of stock of any class, shall affect, and no adjustment by reason thereof shall be made with respect to, the number or price of Shares subject to an Award.

(B)
Dissolution or Liquidation. In the event of the proposed dissolution or liquidation of the Company, the Administrator shall notify each Participant as soon as practicable prior to the effective date of such proposed transaction. The Administrator in its discretion may provide for the Participant to have the right to exercise his or her Award prior to such transaction as to all of the Shares covered thereby, including Shares as to which the Award would not otherwise be vested or exercisable. In addition, the Administrator may provide that any Company repurchase option applicable to any Shares purchased upon exercise of an Award shall lapse as to all such Shares, provided the proposed dissolution or liquidation takes place at the time and in the manner contemplated. To the extent it has not been previously exercised, or earned, an Award will terminate immediately prior to the consummation of such proposed action.

(C)	Merger or Change in Control.

(i)
Awards. In the event of a merger of the Company with or into another corporation, or a Change in Control, each outstanding Award shall be assumed or an equivalent award substituted by the successor corporation or a Parent or Subsidiary of the successor corporation.

(1)
In the event that the successor corporation refuses to assume or substitute for the Award, the Participant shall fully vest in and have the right to exercise his or her Option as to all of the Shares, including Shares as to which it would not otherwise be vested or exercisable, and all restrictions on Restricted Stock and Restricted Stock Units will lapse and all performance goals or other vesting criteria with respect to an Award will be deemed achieved at target levels and all other terms and conditions met. In addition, if an Option becomes fully vested and exercisable in lieu of assumption or substitution in the event of a merger or Change in Control, the Administrator shall notify the Participant in writing or electronically that the Option shall be fully vested and exercisable for a period of not less than fifteen (15) days from the date of such notice, and the Option shall terminate upon the expiration of such period.

(2)
For the purposes of this Section 7.4(C)(i), an Award shall be considered assumed if, following the merger or Change in Control, the Award confers the right to purchase or receive, for each Share subject to the Award immediately prior to the merger or Change in Control (and in the case of Restricted Stock Units, for each implied Share determined by dividing the value of the Restricted Stock Unit by the per Share consideration received by holders of Common Stock in the merger or Change in Control), an amount of consideration (whether stock, cash, or other securities or property) equal to the fair market value of the consideration received in the merger or Change in Control by holders of Common Stock for each Share held on the effective date of the transaction (and if holders were offered a choice of consideration, the type of consideration chosen by the holders of a majority of the outstanding Shares); provided, however, that if such consideration received in the merger or Change in Control is not solely common stock of the successor corporation or its Parent, the Administrator may, with the consent of the successor corporation, provide for the consideration to be received upon the exercise of the Option for each Share subject to such Award, or in the case of Restricted Stock Units, the number of implied shares determined by dividing the value of the Restricted Stock Units by the per Share consideration received by holders of Common Stock in the merger or Change in Control, to be solely common stock of the successor corporation or its Parent equal in fair market value to the per Share consideration received by holders of Common Stock in the merger or Change in Control.

(3)
Notwithstanding anything in Section 7.4(C)(i)(2) to the contrary, an Award that vests, is earned or paid-out upon the satisfaction of one or more performance goals will not be considered assumed if the Company or its successor modifies any of such performance goals without the Participant’s consent; provided, however, a modification to such performance goals only to reflect the successor corporation’s post-merger or post-asset sale corporate structure will not be deemed to invalidate an otherwise valid Award assumption.

(D)
Outside Director Option and Restricted Stock Grants. Notwithstanding anything in Section 7.4(C)(i) to the contrary, in the event of a merger of the Company with or into another corporation, or a Change in Control, in which an Outside Director is terminated or asked to resign Awards granted to such Outside Director shall vest 100% immediately prior to such merger or Change in Control. In the event of a merger or Change in Control in which an Outside Director is not terminated or asked to resign, such Outside Director’s Awards shall be treated under the terms of Section 7.4(C)(i).

7.5
Date of Grant. The date of grant of an Award shall be, for all purposes, the date on which the Administrator makes the determination granting such Award or such later date as is determined by the Administrator. Notice of the determination shall be provided to each Participant within a reasonable time after the date of such grant.

7.6	Amendment and Termination of the Plan.

(A)	Amendment and Termination. The Board may at any time amend, alter, suspend or terminate the Plan.

(B)
Stockholder Approval. The Company shall obtain stockholder approval of any Plan amendment to the extent necessary and desirable to comply with Applicable Laws. Additionally, notwithstanding anything in the Plan to the contrary, the Board may not, without the approval of the Company’s stockholders:

(i)
materially increase the number of shares of Common Stock issuable under the Plan, except for permissible adjustments in the event of certain changes in the Company’s capitalization as set forth in Section 7.4(A);

(ii)	materially modify the requirements for eligibility to participate in the Plan, or

(iii)
reprice Options issued under the Plan by lowering the exercise price of a previously granted Option, by canceling outstanding Options and issuing replacement Options, or by otherwise replacing existing Options with substitute Options with a lower exercise price.

(C)
Effect of Amendment or Termination. No amendment, alteration, suspension or termination of the Plan shall impair the rights of any Participant, unless mutually agreed otherwise between the Participant and the Administrator, which agreement must be in writing and signed by the Participant and the Company. Termination of the Plan shall not affect the Administrator’s ability to exercise the powers granted to it hereunder with respect to Awards granted under the Plan prior to the date of such termination.

7.7	Conditions Upon Issuance of Shares.

(A)
Legal Compliance. Shares shall not be issued pursuant to the exercise of an Award unless the exercise of such Award and the issuance and delivery of such Shares shall comply with Applicable Laws and shall be further subject to the approval of counsel for the Company with respect to such compliance.

(B)
Investment Representations. As a condition to the exercise of an Award, the Company may require the person exercising such Award to represent and warrant at the time of any such exercise that the Shares are being purchased only for investment and without any present intention to sell or distribute such Shares if, in the opinion of counsel for the Company, such a representation is required.

7.8
Limitation of Awards to Outside Directors. Notwithstanding the provisions of Sections 3.1(B)(i), 3.1(B)(ii), 4.1 and 5.1 above, no Outside Director may receive one or more Awards in any Fiscal Year with an aggregate grant date fair value of more than US$500,000. For these purposes the grant date fair value will mean (i) with respect to any Awards of Restricted Stock or Restricted Stock Units the product of (A) the Fair Market Value of one Share on the grant date of such Award, and (B) the aggregate number of Shares subject to the Award, and (ii) with respect to any Option, the Black-Scholes option valuation methodology, or such other methodology the Administrator may determine prior to the grant of an Award becoming effective, on the grant date of such Award.

7.9
Inability to Obtain Authority. The inability of the Company to obtain authority from any regulatory body having jurisdiction, which authority is deemed by the Company’s counsel to be necessary to the lawful issuance and sale of any Shares hereunder, shall relieve the Company of any liability in respect of the failure to issue or sell such Shares as to which such requisite authority shall not have been obtained.

7.10	Reservation of Shares. The Company, during the term of this Plan, will at all times reserve and keep available such number of Shares as shall be sufficient to satisfy the requirements of the Plan.

7.11
Participant’s Relationship with Company. Neither the Plan nor any Award shall confer upon the Participant any right with respect to continuing the Participant’s relationship as a Service Provider with the Company, nor shall they interfere in any way with the Participant’s right or the Company’s right to terminate such relationship at any time, with or without cause.

7.12
Stockholder Approval. The Plan shall be subject to approval by the stockholders of the Company after the date the Plan is adopted. Such stockholder approval shall be obtained in the manner and to the degree required under Applicable Laws.

APPENDIX D

Plantronics, Inc.

Executive Incentive Plan

1.     Purposes of the Plan. The Plan is intended to increase shareholder value and the success of the Company by motivating key executives (1) to perform to the best of their abilities, and (2) to achieve the Company's objectives. The Plan's goals are to be achieved by providing such executives with incentive awards based on the achievement of goals relating to the performance of the Company. The Plan is intended to permit the payment of bonuses that may qualify as performance-based compensation under Code Section 162(m).

2.	Definitions.
(a)“Affiliate” means any corporation or other entity (including, but not limited to, partnerships and joint ventures) controlled by the Company.
(b)“Award” means, with respect to each Participant, the award determined pursuant to Section 4(a) below for a Performance Period. Each Award is determined by a Payout Formula for a Performance Period, subject to the Committee’s authority under Section 4(a) to eliminate or reduce the Award otherwise payable. For purposes of applying the Maximum Award limitation, the Award will be deemed to have been determined on the last day of the applicable Performance Period, so that if there are multiple Performance Periods ending in a particular Fiscal Year, in no event may the Awards with respect to all such Performance Periods in the aggregate exceed the Maximum Award.
(c)“Base Salary” means as to any Performance Period, the Participant’s annualized salary rate on the last day of the Performance Period. Such Base Salary shall be before both (a) deductions for taxes or benefits, and (b) deferrals of compensation pursuant to Company-sponsored plans.
(d)“Board” means the Board of Directors of the Company.
(e)“Change of Control” means:
(i)Any “person” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act of 1934, as amended) becomes the “beneficial owner” (as defined in Rule 13d-3 of the Exchange Act), directly or indirectly, of securities of the Company representing fifty percent (50%) or more of the total voting power represented by the Company’s then outstanding voting securities;
(ii)The consummation of the sale or disposition by the Company of all or substantially all of the Company’s assets;
(iii)A change in the composition of the Board occurring within a two (2)-year period, as a result of which fewer than a majority of the directors are Incumbent Directors. “Incumbent Directors” means directors who either (A) are directors as of the effective date of the Plan, or (B) are elected, or nominated for election, to the Board with the affirmative votes of at least a majority of the Incumbent Directors at the time of such election or nomination (but will not include an individual whose election or nomination is in connection with an actual or threatened proxy contest relating to the election of directors to the Company); or
(iv)The consummation of a merger or consolidation of the Company with any other corporation, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or its parent) at least fifty percent (50%) of the total voting power represented by the voting securities of the Company or such surviving entity or its parent outstanding immediately after such merger or consolidation.
(f)“Code” means the Internal Revenue Code of 1986, as amended. Reference to a specific section of the Code or regulation thereunder shall include such section or regulation, any valid regulation promulgated thereunder, and any comparable provision of any future legislation or regulation amending, supplementing or superseding such section or regulation.
(g)“Committee” means the Compensation Committee of the Board, or a sub-committee of the Compensation Committee, which shall, with respect to payments hereunder intended to qualify as performance-based compensation under Code Section 162(m), consist solely of two or more members of the Board who are not employees of the Company and who otherwise qualify as “outside directors” within the meaning of Section 162(m).
(h)“Company” means Plantronics, Inc. or any of its subsidiaries (as such term is defined in Code Section 424(f)).
(i)“Determination Date” means the latest possible date that will not jeopardize a Target Award or Award’s qualification as Performance-Based Compensation.
(j)“Disability” means a permanent and total disability determined in accordance with uniform and nondiscriminatory standards adopted by the Committee from time to time.
(k)“Employee” means any employee of the Company or of an Affiliate, whether such employee is so employed at the time the Plan is adopted or becomes so employed subsequent to the adoption of the Plan.
(l)“Fiscal Year” or “Plan Year” means a fiscal year of the Company.
(m)“Maximum Award” means as to any Participant for all Performance Periods ending during any Fiscal Year, $5,000,000.
(n)“Participant” means an eligible executive or key employee of the Company participating in the Plan for a Performance Period.

(o)“Payout Formula” means as to any Performance Period, the formula or payout matrix established by the Committee pursuant to Section 3(f) in order to determine the Awards (if any) to be paid to Participants. The formula or matrix may differ from Participant to Participant.
(p)“Performance-Based Compensation” means compensation that is intended to qualify as "performance-based compensation" within the meaning of Section 162(m).
(q)“Performance Goals” means the goal(s) (or combined goal(s)) determined by the Committee (in its discretion) to be applicable to a Participant with respect to an Award. As determined by the Committee, the Performance Goals applicable to an Award may provide for a targeted level or levels of achievement using one or more of the following measures: stock price, revenue, profit, bookings, cash flow, customer development, customer retention, customer satisfaction, sales channel retention, sales channel satisfaction, sales channel development, associate retention, associate satisfaction, associate development, net bookings, net income, net profit, operating cash flow, operating expenses, total earnings, earnings per share, diluted or basic, earnings per share from continuing operations, diluted or basic, earnings before interest and taxes, earnings before interest, taxes, depreciation and amortization, pre-tax profit, net asset turnover, asset utilization, inventory turnover, capital expenditures, net earnings, operating earnings, gross or operating margin, profit margin, debt, working capital, return on equity, return on net assets, return on total assets, return on capital, return on investment, return on sales, net or gross sales, market share, economic value added, cost of capital, change in assets, technical development, expense reduction levels, debt reduction, productivity, new product introductions, delivery performance, implementation or improvement of new or existing business systems, individual objectives, and total stockholder return. Any criteria used may be (A) measured in absolute terms, (B) measured in terms of growth, (C) compared to another company or companies, (D) measured against the market as a whole and/or according to applicable market indices, (E) measured against the performance of the Company as a whole or a segment of the Company and/or (F) measured on a pre-tax or post-tax basis (if applicable). Further, any Performance Goals may be used to measure the performance of the Company as a whole or a business unit or other segment of the Company, or one or more product lines or specific markets and may be measured relative to a peer group or index. Prior to the Determination Date, the Committee will determine whether any significant element(s) will be included in or excluded from the calculation of any Performance Goal with respect to any Participant. In all other respects, Performance Goals will be calculated in accordance with the Company’s financial statements, generally accepted accounting principles, or under a methodology established by the Committee prior to or at the time of establishing Performance Goals for a Performance Period and which is consistently applied with respect to a Performance Goal in the relevant Performance Period. In addition, the Committee will adjust any performance criteria, Performance Goal or other feature of a Target Award that relates to or is wholly or partially based on the number of, or the value of, any stock of the Company, to reflect any stock dividend or split, repurchase, recapitalization, combination, or exchange of shares or other similar changes in such stock.
(r)“Performance Period” means any period, as determined by the Committee in its sole discretion.
(s)“Plan” means this Executive Incentive Plan, as amended and restated, as set forth in this instrument and as hereafter amended from time to time.
(t)“Section 162(m)” means Code Section 162(m), or any successor to Section 162(m), as that Section may be interpreted from time to time by the Internal Revenue Service, whether by regulation, notice or otherwise.
(u)“Target Award” means the target award payable under the Plan to a Participant for the Performance Period, expressed as a percentage of his or her Base Salary or a specific dollar amount, as determined by the Committee in accordance with Section 3(e).
(v)Termination of Employment” means a cessation of the employee-employer relationship between an Employee and the Company or an Affiliate for any reason, including, but not by way of limitation, a termination by resignation, discharge, death, Disability, retirement, or the disaffiliation of an Affiliate, but excluding any such termination where there is a simultaneous reemployment by the Company or an Affiliate.

3.     Plan Administration.

(a)Committee Administration. The Committee shall be responsible for the general administration and interpretation of the Plan and for carrying out its provisions. Subject to the requirements for qualifying compensation as Performance-Based Compensation, the Committee may delegate specific administrative tasks to Company employees or others as appropriate for proper administration of the Plan. Subject to the limitations on Committee discretion imposed under Section 162(m), the Committee shall have such powers as may be necessary to discharge its duties hereunder, including, but not by way of limitation, the following powers and duties, but subject to the terms of the Plan:
(i)discretionary authority to construe and interpret the terms of the Plan, and to determine eligibility, Awards and the amount, manner and time of payment of any Awards hereunder;
(ii)to prescribe forms and procedures for purposes of Plan participation and distribution of Awards; and
(iii)to adopt rules, regulations and bylaws and to take such actions as it deems necessary or desirable for the proper administration of the Plan.
(b)Committee Determinations. Any rule or decision by the Committee that is not inconsistent with the provisions of the Plan shall be conclusive and binding on all persons, and shall be given the maximum deference permitted by law.

(c)Eligibility. The employees eligible to participate in the Plan for a given Performance Period shall be executive officers and other key employees of the Company who are designated by the Committee in its sole discretion. No person shall be automatically entitled to participate in the Plan.
(d)Performance Goal Determination. The Committee, in its sole discretion, shall establish the Performance Goals for each Participant for the Performance Period. Such Performance Goals shall be set forth in writing prior to the Determination Date.
(e)Target Award Determination. The Committee, in its sole discretion, shall establish a Target Award for each Participant. Each Participant’s Target Award shall be determined by the Committee in its sole discretion, and each Target Award shall be set forth in writing prior to the Determination Date.
(f)Determination of Payout Formula or Formulae. On or prior to the Determination Date, the Committee, in its sole discretion, shall establish a Payout Formula or Formulae for purposes of determining the Award (if any) payable to each Participant. Each Payout Formula shall (a) be set forth in writing prior to the Determination Date, (b) be based on a comparison of actual performance to the Performance Goals, (c) provide for the payment of a Participant’s Target Award if the Performance Goals for the Performance Period are achieved, and (d) provide for an Award greater than or less than the Participant’s Target Award, depending upon the extent to which actual performance exceeds or falls below the Performance Goals, as determined by the Committee. Notwithstanding the preceding, in no event shall a Participant’s Award for any Fiscal Year exceed the Maximum Award.

4.     Determination of Awards; Award Payment.

(a)Determination and Certification. After the end of each Performance Period, the Committee shall certify in writing (which may be by approval of the minutes in which the certification was made) the extent to which the Performance Goals applicable to each Participant for the Performance Period were achieved or exceeded. The Award for each Participant shall be determined by applying the Payout Formula to the level of actual performance that has been certified by the Committee. Notwithstanding any contrary provision of the Plan, the Committee, in its sole discretion, may eliminate or reduce the Award payable to any Participant below that which otherwise would be payable under the Payout Formula, (b) determine what Award, if any, will be paid in the event of a Termination of Employment as the result of a Participant’s death or Disability or upon a Change of Control or in the event of a Termination of Employment following a Change of Control prior to the end of the Performance Period, and (c) determine what Award, if any, will be paid in the event of a Termination of Employment other than as the result of the Participant’s death or Disability prior to a Change of Control and prior to the end of the Performance Period to the extent an Award would have otherwise been earned had the Participant remained employed through the end of the Performance Period.
(b)Continued Employment. Unless the Committee provides otherwise in writing, and subject to the terms and conditions of the Plan, a Participant must remain employed through the end of a Performance Period to earn an Award.
(c)Right to Receive Payment. Each Award under the Plan shall be paid solely from the general assets of the Company. Nothing in this Plan shall be construed to create a trust or to establish or evidence any Participant’s claim of any right to payment of an Award other than as an unsecured general creditor with respect to any payment to which he or she may be entitled.
(d)Form of Distributions. The Company shall distribute all Awards to the Participant in cash in a single lump sum unless otherwise deferred in accordance with Section 3(f).
(e)Timing of Distributions. Subject to Section 3(f) below, the Company shall distribute amounts payable to Participants as soon as is practicable following the determination and written certification of the Award for a Performance Period, but in no event later than the later of (i) March 15 of the year following the year in which the Award has been earned and is no longer subject to a substantial risk of forfeiture, or (ii) the fifteenth day of the third month of the Fiscal Year following the Fiscal Year during which the Participant’s Award has been earned and is no longer subject to a substantial risk of forfeiture.
(f)Deferral. The Committee may permit Participants to elect to defer payment of their Awards in a manner satisfying the requirements of Code Section 409A.
(g)Payment in the Event of Death. If a Participant dies prior to the payment of an Award earned by him or her prior to death for a prior Performance Period, the Award shall be paid to his or her estate.
(h)Compensation Recovery Policy. The Committee, in its sole discretion, may require a Participant to forfeit, return or reimburse to the Company all or a portion of any Award received in accordance with any then-effective Company compensation clawback or recovery policy, as may be established or amended from time to time. Any such policy generally shall be intended to apply substantially equally to all officers of the Company, except as the Committee (or the Board or a committee of the Board, as determined by the Board), in its discretion, determines is reasonably necessary or appropriate to comply with applicable laws.

5.     Term of Plan. The Plan shall first apply to the 2018 Plan Year and all subsequent Plan Years, unless it is not approved at the 2017 annual meeting of the Company’s stockholders, in which case it shall terminate. Once approved by the Company’s stockholders, the Plan shall continue until the earlier of (i) the five (5) year anniversary of its approval date at the 2017 annual meeting of the Company’s stockholders, or (ii) the date it is terminated under Section 6 of the Plan.

6.     Amendment and Termination of the Plan. The Committee may amend, modify, suspend or terminate the Plan, in whole or in part, at any time, including the adoption of amendments deemed necessary or desirable to correct any defect or to supply omitted data or to reconcile any inconsistency in the Plan or in any Award granted hereunder; provided, however, that no amendment, alteration, suspension or discontinuation shall be made which would (i) impair any payments to Participants made prior to such amendment, modification, suspension or termination, unless the Committee has made a determination that such amendment or modification is in the best interests of all persons to whom Awards have theretofore been granted; provided further, however, that in no event may such an amendment or modification result in an increase in the amount of compensation payable pursuant to such Award or (ii) cause compensation that is, or may become, payable here-under to fail to qualify as Performance-Based Compensation. To the extent necessary or advisable under applicable law, including Section 162(m), Plan amendments shall be subject to shareholder approval. At no time before the actual distribution of funds to Participants under the Plan shall any Participant accrue any vested interest or right whatsoever under the Plan except as otherwise stated in this Plan.

7.     Withholding. Distributions pursuant to this Plan shall be subject to all applicable federal, state and local tax and withholding requirements.

8.     At-Will Employment. No statement in this Plan should be construed to grant any employee an employment contract of fixed duration or any other contractual rights, nor should this Plan be interpreted as creating an implied or an expressed contract of employment or any other contractual rights between the Company and its employees. The employment relationship between the Company and its employees is terminable at-will. This means that an employee of the Company may terminate the employment relationship at any time and for any reason or no reason. For purposes of the Plan, transfer of employment of a Participant between the Company and any one of its Affiliates (or between Affiliates) shall not be deemed a Termination of Employment.

9.     Successors. All obligations of the Company under the Plan, with respect to awards granted hereunder, shall be binding on any successor to the Company, whether the existence of such successor is the result of a direct or indirect purchase, merger, consolidation, or otherwise, of all or substantially all of the business or assets of the Company.

10.     Section 409A. It is intended that all bonuses payable under this Plan will be exempt from the requirements of Code Section 409A pursuant to the “short-term deferral” exemption or, in the alternative, will comply with the requirements of Code Section 409A so that none of the payments and benefits to be provided under this Plan will be subject to the additional tax imposed under Code Section 409A, and any ambiguities or ambiguous terms herein shall be interpreted to so comply or be exempt. Each payment and benefit payable under this Plan is intended to constitute a separate payment for purposes of Section 1.409A-2(b)(2) of the Treasury Regulations. The Company may, in good faith and without the consent of any Participant, make any amendments to this Plan and take such reasonable actions which it deems necessary, appropriate or desirable to avoid imposition of any additional tax or income recognition under Code Section 409A prior to actual payment to the Participant. However, unless explicitly determined otherwise in writing by the Committee, in no event will the Company or any Affiliate pay or reimburse any Participant for any taxes or other costs that may be imposed on the Participant as a result of Code Section 409A or any other section of the Code or other tax rule or regulation.

11.     Indemnification.  Each person who is or shall have been a member of the Committee, or of the Board, shall be indemnified and held harmless by the Company against and from (a) any loss, cost, liability, or expense that may be imposed upon or reasonably incurred by him or her in connection with or resulting from any claim, action, suit, or proceeding to which he or she may be a party or in which he or she may be involved by reason of any action taken or failure to act under the Plan or any award, and (b) from any and all amounts paid by him or her in settlement thereof, with the Company’s approval, or paid by him or her in satisfaction of any judgment in any such claim, action, suit, or proceeding against him or her, provided he or she shall give the Company an opportunity, at its own expense, to handle and defend the same before he or she undertakes to handle and defend it on his or her own behalf. The foregoing right of indemnification shall not be exclusive of any other rights of indemnification to which such persons may be entitled under the Company’s Certificate of Incorporation or Bylaws, by contract, as a matter of law, or otherwise, or under any power that the Company may have to indemnify them or hold them harmless.

12.     Nonassignment. The rights of a Participant under this Plan shall not be assignable or transferable by the Participant except by will or the laws of intestacy or to the limited extent permitted by Section 12 of the Plan. All rights with respect to an award granted to a Participant shall be available during his or her lifetime only to the Participant.

13.     Beneficiary Designations. If permitted by the Committee, a Participant under the Plan may name a beneficiary or beneficiaries to whom any vested but unpaid Award shall be paid in the event of the Participant’s death. Each such designation shall revoke all prior designations by the Participant and shall be effective only if given in a form and manner acceptable to the Committee. In the absence of any such designation, any vested benefits remaining unpaid at the Participant’s death shall be paid to the Participant’s estate.

14.     Severability. In the event any provision of the Plan shall be held illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining parts of the Plan, and the Plan shall be construed and enforced as if the illegal or invalid provision had not been included.

15.     Governing Law. The Plan shall be governed by the laws of the State of California.